As filed with the Securities and Exchange Commission on December 17, 2025
Registration No. 333-291780

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)
6021
(Primary Standard Industrial
Classification Code Number)
Wisconsin (State or other jurisdiction of incorporation or organization)	47-0871001 (I.R.S. Employer Identification No.)
111 North Washington Street Green Bay, Wisconsin 54301 (920) 430-1400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert D. Klingler, Esq. Nelson Mullins Riley & Scarborough LLP 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 (404) 322-6037	Mark C. Kanaly, Esq. Sanford M. Brown, Esq. Alston & Bird LLP 2200 Ross Avenue, Suite 2300 Dallas, Texas 75201 (214) 922-3400
Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. The securities described in this joint proxy statement-prospectus may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Preliminary — Subject to Completion Dated December 17, 2025

PROXY STATEMENT AND PROSPECTUS OF NICOLET BANKSHARES, INC.	PROXY STATEMENT OF MIDWESTONE FINANCIAL GROUP, INC.
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
The boards of directors of Nicolet Bankshares, Inc. (“Nicolet”) and MidWestOne Financial Group, Inc. (“MidWestOne”) have each unanimously approved a transaction that will result in the merger of MidWestOne with and into Nicolet. Nicolet will be the surviving bank holding company in the merger. If the merger is completed, MidWestOne shareholders will receive 0.3175 shares of Nicolet common stock for each share of MidWestOne common stock (the “exchange ratio”). After the merger is completed, we expect that current MidWestOne shareholders will own approximately 30% of the outstanding shares of common stock of Nicolet. Nicolet expects to issue approximately 6.7 million shares in the merger.
Nicolet’s common stock trades on the New York Stock Exchange under the symbol “NIC.” The closing price of Nicolet common stock was $130.31 per share on October 22, 2025, the last trading day before public announcement of the merger. The closing price of Nicolet common stock was $132.30 per share on December 15, 2025, the last practicable trading day before the date of this joint proxy statement-prospectus, which, based on the exchange ratio of 0.3175, would reflect per share merger consideration payable to holders of MidWestOne common stock of approximately $42.01. MidWestOne’s common stock currently trades on the Nasdaq Global Market under the symbol “MOFG.” The closing price of MidWestOne common stock was $28.50 per share on October 22, 2025, the last trading day before public announcement of the merger. The closing price of MidWestOne common stock was $41.66 per share on December 15, 2025, the last practicable trading day before the date of this joint proxy statement-prospectus. The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the New York Stock Exchange.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of both companies approve the merger agreement and the transactions contemplated thereby. Each of Nicolet and MidWestOne is asking its shareholders to consider and vote on the merger proposal at the respective companies’ special meetings of shareholders. Whether or not you plan to attend your company’s special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement and the transactions contemplated thereby. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger.
The places, dates and times of the shareholders’ meetings are as follows:
For shareholders of Nicolet:	For shareholders of MidWestOne:
By webcast at: https://web.viewproxy.com/NIC/2026SM January 26, 2026 at 9:00 a.m. Central Time	102 South Clinton Street Iowa City, Iowa 52240 January 26, 2026 at 2:00 p.m. Central Time
See “Information About the Special Shareholders’ Meetings” on page 5 for additional information.
This joint proxy statement-prospectus contains a more complete description of the special meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain additional information about Nicolet and MidWestOne from documents that Nicolet and MidWestOne have filed with the Securities and Exchange Commission.
The Nicolet board of directors recommends that the Nicolet shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby, including the issuance of shares of Nicolet common stock in the merger.
The MidWestOne board of directors recommends that the MidWestOne shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby.
You should read this entire joint proxy statement-prospectus carefully, because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 17.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of Nicolet common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement-prospectus is dated [•], and is first being mailed to Nicolet’s and MidWestOne’s respective shareholders on or about [•].
Michael E. Daniels Chairman, President, and Chief Executive Officer Nicolet Bankshares, Inc.	Charles N. Reeves Director and Chief Executive Officer MidWestOne Financial Group, Inc.

PLEASE NOTE
The accompanying joint proxy statement-prospectus incorporates important business and financial information about Nicolet and MidWestOne from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by email or by telephone at the appropriate address below:
If you are a Nicolet shareholder: Nicolet Bankshares, Inc. 111 North Washington Street Green Bay, Wisconsin 54301 (920) 430-1400 ir@nicoletbank.com	If you are a MidWestOne shareholder: MidWestOne Financial Group, Inc. 102 South Clinton Street Iowa City, IA 52240 (319) 356-5800 kurmie@midwestone.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that Nicolet shareholders requesting documents must do so by January 16, 2026, in order to receive them before the Nicolet special meeting, and MidWestOne shareholders requesting documents must do so by January 16, 2026, in order to receive them before the MidWestOne special meeting.
For a more detailed description of the information incorporated by reference in this joint proxy statement-prospectus and how you may obtain it, see “Where You Can Find Additional Information” beginning on page 103.
We have not authorized anyone to provide you with any information other than the information included in this joint proxy statement-prospectus and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.
This joint proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes since that date in the affairs of MidWestOne or Nicolet that are not reflected in this document.
As used in this joint proxy statement-prospectus, the terms “MidWestOne” and “Nicolet” refer to MidWestOne Financial Group, Inc. and Nicolet Bankshares, Inc., respectively. Where the context requires, “MidWestOne” may refer to MidWestOne Financial Group, Inc. and its subsidiaries, including MidWestOne Bank. Similarly, “Nicolet” may refer to Nicolet Bankshares, Inc. and its subsidiaries, including Nicolet National Bank.
Unless the context indicates otherwise, all references to the “merger agreement” refer to the Agreement and Plan of Merger dated October 23, 2025, by and between Nicolet and MidWestOne, which is included as Appendix A to this joint proxy statement-prospectus.

Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders of Nicolet Bankshares, Inc.:
Nicolet Bankshares, Inc. (“Nicolet”) will hold a special meeting of shareholders virtually on January 26, 2026, at 9:00 a.m., Central Time by webcast at https://web.viewproxy.com/NIC/2026SM, to consider and vote on the following matters:
•
Merger Agreement and Share Issuance.   A proposal to approve and adopt the Agreement and Plan of Merger dated October 23, 2025, as the same may from time to time be amended, between Nicolet and MidWestOne Financial Group, Inc., pursuant to which MidWestOne will merge with and into Nicolet with Nicolet continuing as the surviving company (the “merger agreement”), including the issuance of shares of Nicolet common stock in the merger, as more fully described in the attached joint proxy statement-prospectus.

•
Adjournment.   A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

•
Amendment to Nicolet’s Articles to Increase Authorized Shares.   A proposal to amend Nicolet’s Articles of Incorporation, as amended, (the “Nicolet Articles”) to increase the number of authorized shares of Nicolet’s common stock, par value $0.01, from 30,000,000 to 60,000,000 shares.

The merger agreement is more completely described in the accompanying joint proxy statement-prospectus, and a copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement-prospectus. Please review these materials carefully and consider fully the information set forth therein.
The Nicolet special meeting will be held virtually and there will be no physical location for shareholders to attend. You may attend virtually by visiting https://web.viewproxy.com/NIC/2026SM.
Nicolet’s board of directors has fixed the close of business on December 18, 2025, as the record date for the Nicolet special meeting. Only Nicolet shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.
Nicolet’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Nicolet shareholders vote FOR the approval of the merger agreement, including Nicolet’s issuance of shares pursuant to the merger agreement, FOR the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement, and FOR the approval of an amendment to the Nicolet Articles to increase the number of authorized shares of Nicolet common stock from 30,000,000 to 60,000,000.
YOUR VOTE IS VERY IMPORTANT.   We cannot complete the merger unless the holders of Nicolet common stock approve the merger proposal. The affirmative vote of the holders of at least a majority of the shares of Nicolet common stock issued, outstanding and entitled to vote on the record date is required to approve the merger agreement and the proposal to approve an amendment to the Nicolet Articles to increase the number of authorized shares of Nicolet common stock from 30,000,000 to 60,000,000. Approval of the proposal to adjourn the Nicolet special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement requires that the votes cast for the proposal exceed the votes cast against the proposal assuming a quorum is present. Whether or not you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, you may vote your shares electronically via the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by your bank or broker.
The enclosed joint proxy statement-prospectus explains the merger agreement and the transactions contemplated thereby, as well as the proposals that will be considered at the Nicolet special meeting. We urge you to read the joint proxy statement-prospectus, its appendices and any documents incorporated by reference therein carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement-prospectus, would like additional copies of the joint proxy statement-prospectus or need help voting your shares of Nicolet common stock, please contact our Chairman, President, and Chief Executive Officer, Michael E. Daniels, at (920) 430-1400.
By Order of the Board of Directors
Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.
[•], 2025

MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, IA 52240

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
MidWestOne Financial Group, Inc. (“MidWestOne”) will hold a special meeting of shareholders on January 26, 2026, at 2:00 p.m., Central Time at the headquarters of MidWestOne located at 102 South Clinton Street, Iowa City, Iowa 52240 (the “special meeting”).
At the special meeting, you will be asked to consider and vote on the following matters:
•
Merger Agreement.   A proposal to approve the Agreement and Plan of Merger dated as of October 23, 2025, as the same may from time to time be amended, by and between MidWestOne and Nicolet Bankshares, Inc. (“Nicolet”), pursuant to which MidWestOne will merge with and into Nicolet (the “merger agreement”), as more fully described in the attached joint proxy statement-prospectus.

•
Compensation Matters.   A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of MidWestOne that is based on or otherwise relates to the merger.

•
Adjournment.   A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement is more completely described in the accompanying joint proxy statement-prospectus, and a copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement-prospectus. Please review these materials carefully and consider fully the information set forth therein.
MidWestOne’s board of directors has fixed the close of business on December 18, 2025, as the record date for the special meeting. Only MidWestOne shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.
MidWestOne’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that MidWestOne shareholders vote FOR the approval of the merger agreement, FOR the approval of the merger-related compensation proposal and FOR the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger proposal.
YOUR VOTE IS VERY IMPORTANT.   We cannot complete the merger unless the holders of MidWestOne common stock approve the merger proposal. The affirmative vote of the holders of at least a majority of the shares of MidWestOne common stock issued, outstanding and entitled to vote on the record date is required to approve the MidWestOne merger proposal. Whether or not you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, you may vote your shares electronically via the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed joint proxy statement-prospectus explains the merger agreement and the transactions contemplated thereby, as well as the proposals that will be considered at the special meeting. We urge you to read the joint proxy statement-prospectus, its appendices and any documents incorporated by reference therein carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement-prospectus, would like additional copies of the joint proxy statement-prospectus or need help voting your shares of MidWestOne common stock, please contact our General Counsel and Corporate Secretary, John A. Cooney, at (763) 512-2596 or our Deputy Corporate Secretary, Kenneth R. Urmie, at (319) 356-5925.
By Order of the Board of Directors
Charles N. Reeves
Director and Chief Executive Officer
MidWestOne Financial Group, Inc.
[•], 2025

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger, the Nicolet special meeting or the MidWestOne special meeting and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement-prospectus, because the information in this section does not provide all of the information that may be important to you with respect to the merger, the Nicolet special meeting or the MidWestOne special meeting. Additional information is also contained in the documents incorporated by reference into this joint proxy statement-prospectus. See “Where You Can Find Additional Information” beginning on page 103.
Q:
Why have I received this joint proxy statement-prospectus?

A:
Nicolet and MidWestOne entered into an Agreement and Plan of Merger, dated as of October 23, 2025 (as it may be amended, supplemented, or modified from time to time, the “merger agreement”), providing for the merger of MidWestOne with and into Nicolet, with Nicolet continuing as the surviving corporation (the “merger”). A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A, which we encourage you to review in its entirety.

This joint proxy statement-prospectus constitutes a proxy statement of Nicolet and MidWestOne and a prospectus of Nicolet. It is a proxy statement because the boards of directors of Nicolet and MidWestOne are soliciting proxies from their respective shareholders. It is a prospectus because Nicolet will issue shares of Nicolet common stock in exchange for shares of MidWestOne common stock in the merger. This document contains important information about the merger and the respective special meetings of Nicolet’s shareholders and MidWestOne’s shareholders. You should read this document carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending your applicable special meeting.
In order to complete the merger, Nicolet’s shareholders must vote to approve the merger agreement and the issuance of shares of Nicolet common stock pursuant to the merger agreement in connection with the merger, and MidWestOne shareholders must vote to approve the merger agreement. IF NICOLET SHAREHOLDERS FAIL TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF NICOLET COMMON STOCK PURSUANT TO THE MERGER AGREEMENT IN CONNECTION WITH THE MERGER, THE MERGER WILL NOT BE COMPLETED. SIMILARLY, IF MIDWESTONE SHAREHOLDERS FAIL TO APPROVE THE MERGER AGREEMENT, THE MERGER WILL NOT BE COMPLETED.
Nicolet shareholders are also being asked to approve a non-merger related proposal to approve an amendment to Nicolet’s Articles of Incorporation to increase the number of authorized shares of Nicolet common stock at the Nicolet special meeting. Approval of this proposal is not necessary for the completion of the Merger. See “Nicolet Proposals — Proposal 3 — The Nicolet Articles Amendment Proposal” beginning on page 32.
Your vote is very important. The respective boards of directors of Nicolet and MidWestOne encourage you to vote as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, MidWestOne will merge with and into Nicolet, on the terms and subject to the conditions set forth in the merger agreement, with Nicolet continuing as the surviving corporation of the merger. Immediately following the merger, MidWestOne Bank, MidWestOne’s wholly-owned bank subsidiary, will merge with and into Nicolet National Bank, Nicolet’s wholly-owned bank subsidiary, which we refer to as the “bank merger,” with Nicolet National Bank continuing as the surviving bank. Each share of MidWestOne common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.3175 shares of Nicolet common stock. After completion of the merger, MidWestOne will no longer be a public company, and MidWestOne common stock will be delisted from Nasdaq, will be deregistered under the Securities Exchange Act of 1934, as amended, and will cease to be publicly traded. Nicolet shareholders will continue to own their existing

i

shares of Nicolet common stock. See “The Merger” beginning on page 40 and the merger agreement attached to this joint proxy statement-prospectus as Appendix A for more information about the merger.
Q:
Why have Nicolet and MidWestOne decided to merge?

A:
Nicolet and MidWestOne agreed to merge for strategic reasons that benefit both parties. Their respective boards of directors believe that the merger will provide the combined institution with opportunities for enhanced revenue growth as well as efficiencies from greater size and scale.

Q:
What matters are to be voted on at the Nicolet special meeting?

A:
At the Nicolet special meeting, holders of Nicolet common stock as of the close of business on December 18, 2025, will be asked to consider and vote upon:

1.
A proposal to approve and adopt the Agreement and Plan of Merger dated October 23, 2025, as the same may from time to time be amended, between Nicolet and MidWestOne, pursuant to which MidWestOne will merge with and into Nicolet with Nicolet continuing as the surviving company (the “merger agreement”), including the issuance of shares of Nicolet common stock in the merger, as more fully described in this joint proxy statement-prospectus (the “Nicolet merger proposal”);

2.
A proposal to approve the adjournment of the Nicolet special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Nicolet special meeting to approve the Nicolet merger proposal (the “Nicolet adjournment proposal”); and

3.
A proposal to amend Nicolet’s Articles of Incorporation, as amended, (the “Nicolet Articles”) to increase the number of authorized shares of Nicolet’s common stock, par value $0.01, from 30,000,000 to 60,000,000 shares (the “Nicolet articles amendment proposal”).

Approval of the Nicolet merger proposal is a condition to the completion of the merger and must be obtained for the merger to occur. If Nicolet shareholders do not approve the Nicolet merger proposal, the merger will not be consummated. By contrast, the Nicolet adjournment proposal and the Nicolet articles amendment proposal are not conditions to the completion of the merger, whether considered individually or collectively. Each of these additional proposals is independent of the others; approval of one proposal is not contingent upon approval of any other proposal to be considered at the Nicolet special meeting, and none requires approval of another proposal to become effective.
Q:
What matters are to be voted on at the MidWestOne special meeting?

A:
At the MidWestOne special meeting, holders of MidWestOne common stock as of the close of business on December 18, 2025, will be asked to consider and vote upon:

1.
A proposal to approve and adopt the merger agreement (the “MidWestOne merger proposal”);

2.
A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to MidWestOne’s named executive officers that is based on or otherwise relates to the merger (the “MidWestOne merger-related compensation proposal”); and

3.
A proposal to approve the adjournment of the MidWestOne special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the MidWestOne special meeting to approve the MidWestOne merger proposal (the “MidWestOne adjournment proposal”).

Approval of the MidWestOne merger proposal is required for the completion of the merger. If MidWestOne shareholders do not approve the MidWestOne merger proposal, the merger will not occur. Neither the MidWestOne merger-related compensation proposal nor the MidWestOne adjournment proposal is a condition to the completion of the merger. In addition, approval of either of these proposals is not contingent upon approval of any other proposal to be considered at the MidWestOne special meeting, and neither requires the approval of any other proposal to become effective.

Q:
How does the Nicolet board of directors recommend I vote at the Nicolet special meeting?

A:
The board of directors of Nicolet has unanimously approved and adopted the merger agreement and recommends that its shareholders vote FOR approval of the Nicolet merger proposal, FOR approval of the Nicolet adjournment proposal, and FOR approval of the Nicolet articles amendment proposal.

Q:
How does the MidWestOne board of directors recommend MidWestOne shareholders vote at the MidWestOne special meeting?

A:
The board of directors of MidWestOne has unanimously approved and adopted the merger agreement and recommends that you vote FOR approval of the MidWestOne merger proposal, FOR approval of the MidWestOne merger-related compensation proposal, and FOR the MidWestOne adjournment proposal.

Q:
What vote of Nicolet shareholders is required to approve each proposal at the Nicolet special meeting?

A:
The approval of the Nicolet merger proposal and the Nicolet articles amendment proposal each require the affirmative vote of the holders of at least a majority of the outstanding shares of Nicolet common stock as of the Nicolet record date. The approval of the Nicolet adjournment proposal requires that the votes cast for the proposal exceed the votes cast against the proposal, assuming a quorum is present.

Q:
What vote of MidWestOne shareholders is required to approve each proposal at the MidWestOne special meeting?

A:
The approval of the MidWestOne merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of MidWestOne common stock as of the MidWestOne record date. The approval of the MidWestOne merger-related compensation proposal and the MidWestOne adjournment proposal requires that the votes cast for the proposal exceed the votes cast against the proposal.

Q:
What will shareholders of MidWestOne receive in the merger?

A:
If the merger is completed, each share of MidWestOne common stock (excluding treasury shares and shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted); all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive 0.3175 shares of Nicolet common stock per share of MidWestOne common stock.

Based on the closing price per share of Nicolet common stock on the New York Stock Exchange (the “NYSE”) of $130.31 as of October 22, 2025, the last trading day before public announcement of the merger, and the exchange ratio of 0.3175, the value of the per share merger consideration payable to holders of MidWestOne common stock was approximately $41.37 per share as of such date. Based on the exchange ratio of 0.3175, and the closing stock price of Nicolet common stock of $132.30 as of December 15, 2025, the latest practicable trading day before the date of this joint proxy statement-prospectus, the value of the per share merger consideration payable to holders of MidWestOne common stock was approximately $42.01 as of such date. We urge you to obtain current market quotations for Nicolet and MidWestOne, under the trading symbols “NIC” and “MOFG” respectively.
Cash in Lieu of Fractional Shares
In lieu of any fractional shares of Nicolet common stock, MidWestOne shareholders will receive an amount in cash (without interest and rounded to the nearest whole cent) as determined by multiplying the average of the closing-sale prices of NIC Common Stock on the NYSE as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the Closing Date by the fraction of a share of NIC Common Stock which such holder would otherwise be entitled to receive.
Dividends of MidWestOne
The merger agreement allows MidWestOne to continue paying its regular quarterly dividends of $0.2425 per share of common stock prior to consummation of the merger consistent with past practice.

Although MidWestOne’s board of directors currently expects to pay its regular quarterly dividends, the payment of such dividends is not guaranteed, nor is it a condition to the closing of the merger.
Relative Ownership of Nicolet following Closing
After the merger is completed, we expect that current Nicolet shareholders will own approximately 70% of the outstanding shares of common stock of the combined company, and current MidWestOne shareholders will own approximately 30% of the outstanding shares of common stock of the combined company.
Q:
How will the merger impact my MidWestOne restricted stock units and performance restricted stock units?

A:
Each MidWestOne restricted stock unit outstanding immediately prior to the effective time of the merger will become fully vested, be cancelled and converted into the right to receive a number of shares of Nicolet common stock equal to 0.3175 multiplied by the number of shares of MidWestOne common stock subject to the restricted stock unit award. Each MidWestOne performance restricted stock unit award outstanding immediately prior to the effective time of the merger will become fully vested, be cancelled and converted into the right to receive a number of shares of Nicolet common stock equal to 0.3175 multiplied by the number of shares of MidWestOne common stock subject to the award, based on the greater of target performance or actual performance through the effective time of the merger, as reasonably determined by MidWestOne’s compensation committee, plus a cash payment for any accrued but unpaid dividend equivalents.

Q:
What will happen to MidWestOne’s trust preferred securities?

A:
Certain of MidWestOne’s subsidiaries, namely MidWestOne Statutory Trust II, ATBancorp Statutory Trust I, ATBancorp Statutory Trust II, Barron Investment Capital Trust I, and Central Bancshares Statutory Trust II (collectively, the “MidWestOne Trusts”), have issued $44.8 million in trust preferred securities. At the effective time of the merger, Nicolet will assume and discharge MidWestOne’s covenants, agreements and obligations under and relating to the trust preferred securities, and Nicolet and MidWestOne will execute and deliver supplemental indentures for such assumption.

Q:
What are the federal income tax consequences of the merger to me as a holder of MidWestOne common stock?

A:
Each of Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP has issued an opinion that, subject to certain limitations, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. MidWestOne shareholders receiving Nicolet common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the surrender of MidWestOne common stock for receipt of Nicolet common stock, but may recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares. Your tax treatment will depend on your specific situation, and many variables are not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:
Will Nicolet shareholders receive any shares or cash in the merger?

A:
No. Nicolet shareholders will continue to own the same number of shares of Nicolet common stock they owned before the effective time of the merger and will not receive any shares, cash, or other consideration in connection with the merger.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger in the first half of 2026, after the special shareholders’ meetings are held, assuming Nicolet and MidWestOne shareholders and the applicable bank regulatory agencies approve the merger and the transactions contemplated thereby and other conditions to closing are met. We could experience delays in meeting these conditions or be unable to meet them at all. See “Risk Factors” beginning on page 17 for a discussion of risks relating to the merger.

Q:
Why are MidWestOne shareholders being asked to consider and vote on the MidWestOne merger-related compensation proposal?

A:
Under Securities and Exchange Commission rules, MidWestOne is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to MidWestOne’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:
What happens if holders of MidWestOne common stock do not approve, by non-binding, advisory vote, the MidWestOne merger-related compensation proposal?

A:
The vote on the proposal to approve the merger-related compensation arrangements for each of MidWestOne’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the MidWestOne special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon MidWestOne, Nicolet or the combined company in the merger. Accordingly, the merger-related compensation will be paid to MidWestOne’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, even if the holders of MidWestOne common stock do not approve the proposal to approve the merger-related compensation.

Q:
If I am a MidWestOne shareholder, will I be able to sell any shares of Nicolet common stock I receive pursuant to the merger?

A:
Yes. The Nicolet common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and Nicolet will cause the shares to be issued in the merger to be listed on the NYSE. All shares of Nicolet common stock that you receive pursuant to the merger will be freely transferable unless you are deemed an affiliate of Nicolet. Affiliates of Nicolet will be able to sell the shares they receive pursuant to the merger subject to applicable securities regulations. See “Resale of Nicolet Common Stock” on page 77.

Q:
What should I do now?

A:
After carefully reading and considering the information in this joint proxy statement-prospectus, follow the voting instructions included in the enclosed proxy card in order to vote your shares as soon as possible, so that your shares will be represented at your special meeting. You can vote by (i) accessing the Internet website specified on the enclosed proxy card for your company, (ii) voting by telephone by using the telephone number provided on the proxy card, (iii) completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope, or (iv) voting electronically at the Nicolet special meeting or in person at the MidWestOne special meeting.

NOTE:   If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR your company’s proposal to approve the merger agreement and the transactions contemplated thereby, including in the case of Nicolet shareholders, the issuance of shares of Nicolet common stock in the merger, FOR the MidWestOne merger-related compensation proposal (in the case of MidWestOne shareholders), FOR the Nicolet articles amendment proposal (in the case of Nicolet shareholders), and FOR your company’s adjournment proposal.
Q:
What if I do not vote?

A:
If you do not vote at your special meeting, it will have the same effect as voting your shares against the merger.

Q:
If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock with respect to your company’s merger agreement proposal only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting “broker non-vote” will not be

v

counted toward a quorum, and your shares will not be voted at your company’s special meeting, which will have the same effect as voting your shares against the merger.
Q:
Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at your company’s special meeting. You can do this in four ways. First, you can revoke your proxy by giving written notice of revocation to your company’s Corporate Secretary. Second, you can submit a new properly executed proxy with a later date to your company’s Corporate Secretary at or before your company’s special meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you may vote over the Internet by the applicable deadline described below or submit a proxy card and return it prior to the vote at your special meeting. Fourth, you can attend your company’s special meeting, give oral notice of your revocation, and vote your shares at the meeting. Any earlier proxy will be thereby revoked. Your last properly submitted vote will be the vote that is counted. However, simply attending the meeting without voting will not revoke your proxy. If you hold shares in “street name,” you must contact your broker prior to your company’s special meeting if you wish to revoke your proxy or change your vote.

Q:
Will Nicolet shareholders or MidWestOne shareholders have dissenters’ or appraisal rights?

A:
No. If you are a Nicolet shareholder who objects to the merger, you may vote against approval of the Nicolet merger proposal. If you are a MidWestOne shareholder who objects to the merger, you may vote against approval of the MidWestOne merger proposal. However, under applicable Wisconsin and Iowa law, neither Nicolet shareholders nor MidWestOne shareholders will be entitled to dissenters’ or appraisal rights in connection with the merger. Accordingly, neither the shareholders of Nicolet nor the shareholders of MidWestOne have the right to demand the fair value of their stock or seek an appraisal of such fair value in connection with the merger.

Q:
What is the deadline for voting for Nicolet shareholders?

A.
If you are the record holder of shares of Nicolet common stock on December 18, 2025, the “Nicolet record date”, you may vote at the special meeting or by mail at any time prior to the Nicolet special meeting as long as Nicolet receives your proxy through the mail before the time of the special meeting, which is 9:00 a.m., Central Time, on January 26, 2026. In addition, as a record holder, you may vote by Internet or by telephone until 10:59 p.m., Central Time, on January 25, 2026. If your shares are held in “street name,” you must vote your shares by the deadline set by your broker.

Q:
What is the deadline for voting for MidWestOne shareholders?

A.
If you are the record holder of shares of MidWestOne common stock on December 18, 2025, the “MidWestOne record date”, you may vote at the special meeting or by mail at any time prior to the MidWestOne special meeting as long as MidWestOne receives your proxy through the mail before the time of the special meeting, which is 2:00 p.m., Central Time, on January 26, 2026. In addition, as a record holder, you may vote by Internet or by telephone until 10:59 p.m., Central Time, on January 25, 2026. If your shares are held in “street name,” you must vote your shares by the deadline set by your broker.

Q:
Should I send in my MidWestOne stock certificates now?

A:
No. Following the mailing of the joint proxy statement-prospectus and the proxy, Nicolet or Nicolet’s exchange agent will send a letter of transmittal and other customary transmittal materials providing written instructions for exchanging MidWestOne common stock certificates for the merger consideration in accordance with the merger agreement. In any event, do not send your stock certificates with your proxy card. If you hold your shares in “street name” or “book-entry form” through a broker, the broker will provide separate instructions for voting and for surrendering and exchanging your shares.

Q:
Who can help answer my questions?

A:
If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact:

For Nicolet shareholders: Michael E. Daniels Nicolet Bankshares, Inc. 111 North Washington Street Green Bay, Wisconsin 54301 Telephone: (920) 430-1400	For MidWestOne shareholders: Charles N. Reeves MidWestOne Financial Group, Inc. 102 South Clinton Street Iowa City, Iowa 52240 Telephone: (319) 356-5800

SUMMARY
We have prepared this summary of certain material information to assist you in your review of this joint proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this joint proxy statement-prospectus. To understand the merger and the issuance of shares of Nicolet common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the financial statements and appendices included in this joint proxy statement-prospectus or incorporated herein by reference. For more information about Nicolet or MidWestOne, please see the section entitled “Where You Can Find Additional Information” beginning on page 103. We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of your company’s shareholders.
Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
The Companies
NICOLET BANKSHARES, INC.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400
Nicolet is a Wisconsin corporation and was incorporated as Green Bay Financial Corporation, a Wisconsin corporation, on April 5, 2000, to serve as the holding company for and the sole shareholder of Nicolet National Bank. It amended and restated its articles of incorporation and changed its name to Nicolet Bankshares, Inc. on March 14, 2002. It subsequently became the holding company for Nicolet National Bank upon completion of Nicolet National Bank’s reorganization into a holding company structure on June 6, 2002.
Nicolet is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It conducts operations through its wholly owned subsidiary, Nicolet National Bank, which was organized in 2000 as a national bank under the laws of the United States and opened for business on November 1, 2000. Nicolet National Bank provides a full range of traditional banking services throughout Wisconsin, Northern Michigan, Eastern Minnesota, and Naples, Florida. Nicolet offers commercial, retail and wealth management services through 57 branch locations in these four states as of September 30, 2025.
At September 30, 2025, Nicolet had consolidated total assets of $9.0 billion, loans of approximately $6.9 billion, deposits of $7.6 billion, and consolidated shareholders’ equity of $1.2 billion. At September 30, 2025, Nicolet had 14,913,415 shares of common stock issued and 14,798,895 shares outstanding, held by approximately 2,800 shareholders of record.
The principal executive offices of Nicolet are located at 111 North Washington Street, Green Bay, Wisconsin 54301, and its telephone number is (920) 430-1400. Nicolet’s website can be accessed at https://www.nicoletbank.com/. Information contained on Nicolet’s website does not constitute part of, and is not incorporated into, this joint proxy statement-prospectus. Nicolet’s common stock is traded on the New York Stock Exchange the (“NYSE”) under the symbol “NIC.”
For more information about Nicolet and its subsidiaries, see “Where You Can Find Additional Information” on page 103.
MIDWESTONE FINANCIAL GROUP, INC.
102 South Clinton Street
Iowa City, Iowa 52240
(319) 356-5800
MidWestOne is an Iowa corporation founded in 1983 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. MidWestOne’s primary activities consist of holding the stock of its wholly owned subsidiary bank, MidWestOne Bank, and providing a wide range of banking and related business activities through MidWestOne Bank.
MidWestOne Bank is an Iowa state non-member — bank chartered in 1934 and headquartered in Iowa City, Iowa. MidWestOne Bank is a community bank offering a full range of financial services focusing on the needs of individuals, businesses, governmental units and institutional customers across its footprint in central and eastern Iowa, the Minneapolis/St. Paul metropolitan area, southwestern Wisconsin, and Denver, Colorado.
At September 30, 2025, MidWestOne had consolidated total assets of approximately $6.25 billion, loans held for investment of approximately $4.42 billion, deposits of approximately $5.48 billion and consolidated shareholders’ equity of approximately $606.1 million.
The principal executive offices of MidWestOne are located at 102 South Clinton Street, Iowa City, Iowa 52240, and its telephone number is (319) 356-5800. MidWestOne’s website can be accessed at https://www.midwestonefinancial.com. Information contained on MidWestOne’s website does not constitute part of, and is not incorporated into, this joint proxy statement-prospectus. MidWestOne’s common stock is traded on the Nasdaq Global Select Market under the symbol “MOFG.”
For more information about MidWestOne and its subsidiaries, see “Where You Can Find Additional Information” beginning on page 103.
The Merger Agreement
(See page 79)
Under the terms of the merger agreement, and if the merger is completed, MidWestOne will merge with and into Nicolet, with Nicolet being the surviving corporation. Following the merger of MidWestOne with and into Nicolet, MidWestOne Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Both Nicolet and Nicolet National Bank will continue their existence under Wisconsin law and the laws of the United States, respectively, while MidWestOne and MidWestOne Bank will cease to exist. The merger agreement is attached to this joint proxy statement-prospectus as Appendix A and is incorporated herein by reference. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the proposed merger.
What You Will Receive in the Merger
(See page 79)
If the merger is completed, each share of MidWestOne common stock (excluding treasury shares, shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted), with all such shares referred to herein as the “cancelled shares”) will be converted into the right to receive 0.3175 shares of Nicolet common stock.
Based on the closing price per share of Nicolet common stock on the NYSE of $130.31 as of October 22, 2025, the last trading day before public announcement of the merger, and the exchange ratio of 0.3175, the value of the per share merger consideration payable to holders of MidWestOne common stock was approximately $41.37 per share as of such date. Based on the exchange ratio of 0.3175, and the closing stock price of Nicolet common stock of $132.30 as of December 15, 2025, the latest practicable trading day before the date of this joint proxy statement-prospectus, the value of the per share merger consideration payable to holders of MidWestOne common stock was approximately $42.01 as of such date. We urge you to obtain current market quotations for Nicolet and MidWestOne, under the trading symbols “NIC” and “MOFG” respectively.
In lieu of any fractional shares of Nicolet common stock, MidWestOne shareholders will receive a cash payment (without interest and rounded to the nearest cent) equal to the product of (i) the fraction of a share of Nicolet common stock that such holder would otherwise be entitled to receive and (ii) the average of the closing-sale prices of Nicolet common stock on the NYSE as reported by The Wall Street Journal, for the five consecutive trading days ending on the trading day immediately preceding the closing date.

Effect of the Merger on MidWestOne Equity Awards
(See page 79)
MidWestOne Restricted Stock Units
As of September 30, 2025, there were 144,799 shares of MidWestOne common stock underlying outstanding restricted stock units. Pursuant to the merger agreement, each vested and unvested MidWestOne restricted stock unit outstanding immediately prior to the effective time will, as a result of the merger and without any action on the part of the holder, become fully vested, be cancelled, and converted into the right to receive a number of shares of Nicolet common stock equal to 0.3175 multiplied by the number of shares of MidWestOne common stock subject to the restricted stock unit award.
MidWestOne Performance Restricted Stock Units
As of September 30, 2025, there were 107,676 shares of MidWestOne common stock underlying outstanding performance restricted stock unit awards, based on assumed target performance. Pursuant to the merger agreement, each MidWestOne performance restricted stock unit award outstanding immediately prior to the effective time of the merger will become fully vested, be cancelled and converted into the right to receive a number of shares of Nicolet common stock equal to 0.3175 multiplied by the number of shares of MidWestOne common stock subject to the award, based on the greater of target performance or actual performance through the effective time of the merger as reasonably determined by the compensation committee of MidWestOne’s board of directors.
No Dissenters’ Rights
(See page 100)
Shareholders of Nicolet and MidWestOne are not entitled to dissenters’ rights under Wisconsin and Iowa law, respectively.
Your Expected Tax Treatment as a Result of the Merger
(See page 90)
We expect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that MidWestOne shareholders receiving Nicolet common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the surrender of MidWestOne common stock for receipt of Nicolet common stock, but may recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares.
The completion of the merger is conditioned on receipt at closing by Nicolet of a legal opinion from Nelson Mullin Riley & Scarborough LLP and on receipt at closing by MidWestOne of a legal opinion from Alston & Bird LLP, in each case to the effect that the merger qualifies as a reorganization under Section 368(a) of the Code. The opinions will not bind the Internal Revenue Service, which could take a different view of the tax consequences of the merger.
See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89 for a more detailed discussion of the tax consequences of the merger to MidWestOne shareholders. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. For these reasons, we recommend that you consult your tax advisor concerning the federal and any applicable state, local or other tax consequences of the merger to you.
Both Boards of Directors Recommend Shareholder Approval of the Merger
(See page 30 for Nicolet; page 34 for MidWestOne)
Nicolet.   The board of directors of Nicolet has unanimously approved the merger agreement and the transactions contemplated thereby and believes that the merger is in the best interests of Nicolet’s shareholders. The Nicolet board unanimously recommends that Nicolet’s shareholders vote FOR approval of the merger agreement and the transactions contemplated thereby, including the issuance of Nicolet shares contemplated by the merger.

In deciding to engage in the merger transaction with MidWestOne, Nicolet’s management and board of directors noted, among other things, the following:
•
the complementary strengths of Nicolet and MidWestOne, including a focus on commercial lending and core deposit gathering in their respective markets;

•
the expected strengthened competitive positioning of the combined company throughout the Upper Midwest, which Nicolet expects will meaningfully enhance its ability to serve its customers;

•
MidWestOne’s strong, lead local position in several markets across Eastern and Central Iowa, as well as its stronger presence in the greater Twin Cities market;

•
Nicolet’s board of directors’ belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to Nicolet; and

•
the expectation that Nicolet shareholders will experience opportunities for share price growth driven by a more liquid publicly traded stock.

MidWestOne.   MidWestOne’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of MidWestOne and its shareholders, and unanimously recommends that MidWestOne’s shareholders vote FOR approval of the MidWestOne merger proposal, FOR approval of the MidWestOne merger-related compensation proposal, and FOR approval of the MidWestOne adjournment proposal.
In deciding to engage in the merger transaction with Nicolet, MidWestOne’s management and board of directors noted, among other things, the following:
•
the view that the merger is a strategically compelling transaction that will create a stronger company, elevate growth and provide meaningful long-term value for the shareholders of MidWestOne;

•
the view that the combined company will be strategically positioned to capitalize on market opportunities and better serve its customers through the ability to make larger loans and provide a greater breadth of services;

•
that the combined company would have the scale to better invest, compete, and perform by leveraging leading market positions and complementary products;

•
the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from nationwide banks and non-bank financial and financial technology firms, and current financial market conditions and the likely effects of these factors on MidWestOne’s and the combined company’s potential growth, development productivity and strategic options, including the likely effect of these factors on MidWestOne both with and without the proposed transaction;

•
the consistency of the transaction with MidWestOne’s business strategies, including achieving strong earnings growth, reaching new markets, improving customer attraction and retention, developing technology capabilities and focusing on cost management; and

•
that MidWestOne and Nicolet are a complementary fit because of the nature of the markets served and products offered by MidWestOne and Nicolet and the expectation that the transaction will provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, improved efficiencies, reduced costs and enhanced opportunities for growth.

For further discussion of the factors considered by the MidWestOne board of directors in reaching its conclusion, see “The Merger — Background of the Merger” at page 40 and “The Merger — Reasons for the Merger” beginning on page 42. Shareholders should note that MidWestOne’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of MidWestOne. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 72.

Opinion of MidWestOne’s Financial Advisor
(See page 46)
In deciding to approve the merger, the board of directors of MidWestOne considered the written opinion, dated October 22, 2025, of its financial advisor, Piper Sandler & Co. (“Piper Sandler”), an investment banking and financial advisory firm. Piper Sandler rendered its opinion to the MidWestOne board of directors to the effect that, as of the date of the opinion, the exchange ratio was fair, from a financial point of view, to the holders of MidWestOne common stock. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Piper Sandler considered relevant. The opinion is attached as Appendix C to this joint proxy statement-prospectus. We urge all shareholders of MidWestOne to read the entire opinion, which describes the procedures followed, matters considered, assumptions made, and limitations on the review undertaken by Piper Sandler in providing its opinion. For further information, please see the section entitled “The Merger — Opinion of MidWestOne’s Financial Advisor” beginning on page 46.
Opinion of Nicolet’s Financial Advisor
(See page 57)
In connection with the merger, Nicolet’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated October 23, 2025, to the Nicolet board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Nicolet of the aggregate merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this joint proxy statement-prospectus. The opinion was for the information of, and was directed to, the Nicolet board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement or constitute a recommendation to the Nicolet board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Nicolet common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. For further information, please see the section entitled “The Merger — Opinion of Nicolet’s Financial Advisor” beginning on page 57. Holders of Nicolet common stock are encouraged by Nicolet to review the copy of the opinion, which is included as Appendix B to this joint proxy statement-prospectus.
Information About the Special Shareholders’ Meetings
(See page 27 for Nicolet; page 34 for MidWestOne)
A special meeting of the shareholders of Nicolet will be held virtually on January 26, 2026, at 9:00 a.m., Central Time. Nicolet shareholders may attend the Nicolet special meeting by visiting https:// web.viewproxy.com/NIC/2026SM.
A special meeting of the shareholders of MidWestOne will be held on January 26, 2026, at 2:00 p.m., Central Time. The meeting will be held in person at MidWestOne’s headquarters at 102 South Clinton Street, Iowa City, Iowa 52240.
At their respective meetings, each company’s shareholders will vote on the merger agreement described in this joint proxy statement-prospectus and in the notice for the meeting, as well as on their respective company’s adjournment proposal. In addition, Nicolet’s shareholders will vote on the Nicolet articles amendment proposal and MidWestOne’s shareholders will vote on the MidWestOne merger-related compensation proposal. If each company’s shareholders approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger in the first half of 2026.
Quorum and Vote Required at the Meetings
(See page 28 for Nicolet; page 35 for MidWestOne)
Nicolet.   Shareholders who own Nicolet common stock at the close of business on December 18, 2025, the record date, will be entitled to vote at the Nicolet special meeting. A majority of the outstanding shares of Nicolet common stock, as of the record date for the meeting, must be present electronically or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. As of the record date, there were approximately 14.9 million shares of Nicolet common stock outstanding and entitled to vote at the meeting. As of such date, the outstanding shares were held by approximately 2,800 holders of record.
Each share of Nicolet common stock outstanding on the record date entitles its holder to one vote on each of the Nicolet merger proposal, the Nicolet adjournment proposal, the Nicolet articles amendment proposal, and the Nicolet equity plan proposal.
Approval of the Nicolet merger proposal and the Nicolet articles amendment proposal each requires the affirmative vote of a majority of shares of Nicolet common stock outstanding and entitled to vote as of the Nicolet record date. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the Nicolet merger proposal and the Nicolet articles amendment proposal.
Approval of the Nicolet adjournment proposal requires that the votes cast for the proposal exceed the votes cast against the proposal, assuming a quorum is present. Abstentions and the failure to vote or failure to instruct your bank or broker how to vote with respect to the Nicolet adjournment proposal will not be counted as votes cast and, therefore, have no effect on such proposal.
MidWestOne.   The record date for the MidWestOne special meeting is December 18, 2025. MidWestOne’s shareholders of record of common stock as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were approximately 20,634,267 shares of MidWestOne common stock outstanding and entitled to vote at the meeting. As of such date, the outstanding shares were held by approximately 372 holders of record.
The presence in person by attendance at the special meeting or by proxy, of holders of a majority of the shares entitled to vote as of the MidWestOne record date is necessary to constitute a quorum at the MidWestOne special meeting. Each share of MidWestOne common stock outstanding on the MidWestOne record date entitles its holder to one vote on the MidWestOne merger proposal, the MidWestOne merger-related compensation proposal, and the MidWestOne adjournment proposal.
Based on the number of shares of MidWestOne common stock outstanding as of the MidWestOne record date, at least 10,317,134 shares need to be present at the MidWestOne special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the MidWestOne merger proposal requires the affirmative vote of a majority of shares of MidWestOne common stock outstanding and entitled to vote on the MidWestOne record date. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the MidWestOne merger proposal.
Approval of each of the MidWestOne merger-related compensation proposal and the MidWestOne adjournment proposal requires the votes cast for the proposal to exceed the votes cast against the proposal, assuming a quorum is present. Abstentions and the failure to vote or failure to instruct your bank or broker how to vote with respect to the MidWestOne merger-related compensation proposal or the MidWestOne adjournment proposal will not be counted as votes cast and, therefore, will have no effect on such proposal.
Share Ownership of Executive Officers and Directors
(See page 28 for Nicolet; page 35 for MidWestOne)
Nicolet.   As of the record date for the Nicolet special meeting, directors and executive officers of Nicolet had or shared voting or dispositive power over approximately 15% of the outstanding shares of Nicolet common stock. It is anticipated that these individuals will vote their shares of Nicolet common stock in favor of the Nicolet merger proposal. Certain of these individuals, representing approximately 15% of the shares entitled to vote on the Nicolet merger proposal, have entered into a written agreement with MidWestOne that they will vote their shares in favor of the merger agreement, except as may be limited by any existing fiduciary obligations to beneficial owners of such shares.
MidWestOne.   As of the record date for the MidWestOne special meeting, MidWestOne’s directors and executive officers beneficially owned a total of approximately 462,485 shares of MidWestOne common stock, or approximately 2.2% of the shares entitled to vote on the MidWestOne merger proposal. We anticipate that these individuals will vote their shares in favor of the MidWestOne merger proposal. Certain of these individuals, representing approximately 2.2% of the shares entitled to vote on the MidWestOne merger proposal, have entered into a written agreement with Nicolet that they will vote their shares in favor of the merger agreement, except as may be limited by any existing fiduciary obligations to beneficial owners of such shares.
Structure of the Merger
(See page 40)
•
MidWestOne Financial Group, Inc. will cease to exist after the merger.

•
MidWestOne Bank will be merged with and into Nicolet National Bank, and after such bank merger MidWestOne Bank will cease to exist.

•
Subsequent to the bank merger, the business of MidWestOne Bank will be conducted through Nicolet National Bank.

•
Upon consummation of the merger and the bank merger, four persons from the MidWestOne board of directors, to be designated by Nicolet, are anticipated to join the board of directors of each of Nicolet and Nicolet National Bank, which will include eight current directors of Nicolet. The board of directors of Nicolet and Nicolet National Bank are each expected to have 12 members.

We Must Obtain Regulatory Approval to Complete the Merger
(See page 77)
We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). Nicolet filed the regulatory application required to be filed with the OCC on November 24, 2025 and expects to file a waiver request letter with the Federal Reserve. Although we do not know of any reason why we could not obtain the necessary regulatory approvals in a timely manner, we cannot be certain whether or when we will obtain them.
We Must Meet Several Conditions to Complete the Merger
(See page 81)
In addition to the required regulatory approvals, the merger will be completed only if certain conditions are met or waived, including, among others, the following:
•
approval by each company’s shareholders of the merger agreement and the transactions contemplated thereby by the required vote;

•
receipt at closing by Nicolet of a legal opinion from Nelson Mullins Riley & Scarborough LLP and on receipt at closing by MidWestOne of a legal opinion from Alston & Bird LLP, in each case to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•
each party’s certification to the other as to the continued accuracy of the representations and warranties contained in the merger agreement, compliance with covenants and closing conditions, and the satisfaction of all other matters applicable to the transaction.

If all regulatory approvals are received and the other conditions to completion are satisfied, Nicolet and MidWestOne contemplate that they will complete the merger in the first half of 2026.
Termination and Termination Fee
(See page 86)
The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:
•
by mutual consent of MidWestOne’s board of directors and Nicolet’s board of directors;

•
by either party if any regulatory authority that must grant a required approval has denied approval of any of the contemplated transactions and such denial has become final and non-appealable; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory authority denial;

•
by either party if the merger is not consummated on or before October 23, 2026;

•
by either party if the other party materially breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice, and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•
by either party if any application, filing or notice for a required regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory request for withdrawal;

•
by either party if either party’s shareholders fail to approve the proposed merger at such party’s respective special meeting (including any adjournment or postponement thereof);

•
by either party, prior to its respective shareholders’ approval, to accept an Acquisition Proposal that such party’s board of directors deems to be a Superior Proposal, as each term is defined in the merger agreement; or

•
by either party if the other party’s board of directors makes a recommendation change, whereby such party withdraws, qualifies or adversely modifies its recommendation to its shareholders that they vote in favor of the adoption and approval of the merger agreement.

If Nicolet terminates the merger agreement because MidWestOne’s board of directors withdraws, qualifies, or adversely modifies its recommendation of the merger agreement, or if MidWestOne terminates the merger agreement to enter into a definitive agreement for a Superior Proposal, as defined in the merger agreement, then MidWestOne (or its successor) will be required to pay Nicolet a termination fee of $35,000,000. Likewise, if MidWestOne terminates the merger agreement because Nicolet’s board of directors withdraws, qualifies, or adversely modifies its recommendation of the merger agreement, or if Nicolet terminates the merger agreement to enter into a definitive agreement for a Superior Proposal, then Nicolet (or its successor) will be required to pay MidWestOne a termination fee of $35,000,000. Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of MidWestOne’s directors, officers, and employees will survive any termination of the merger agreement.
MidWestOne’s Directors and Executive Officers Have Interests in the Merger that Differ from its Shareholders’ Interests
(See page 72)
The directors and executive officers of MidWestOne have interests in the merger in addition to their interests as shareholders of MidWestOne generally. The members of the MidWestOne board of directors knew about these additional interests and considered them when they adopted the merger agreement. Such interests include, among others:
•
the potential continuation of employee benefits;

•
the acceleration of vesting of certain unvested equity awards per the terms of the merger agreement;

•
the payment of certain change in control benefits pursuant to the terms of employment agreements for executive officers;

•
provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of MidWestOne for certain liabilities; and

•
the appointment of four MidWestOne board members to the boards of Nicolet and Nicolet National Bank.

These interests are more fully described in this joint proxy statement-prospectus under the heading “The Merger — Interests of Certain Persons in the Merger” at page 72.
Employee Benefits of MidWestOne Employees after the Merger
(See page 86)
The merger agreement provides that Nicolet will offer to all current employees of MidWestOne and MidWestOne Bank who become employees of Nicolet or its subsidiaries as a result of the merger, base salary or base wage, target annual cash bonus opportunities, target long-term incentive compensation opportunities, and employee benefits that are, in the aggregate, no less favorable than those made available to similarly situated employees of Nicolet and its subsidiaries.
Differences in Rights of MidWestOne’s Shareholders after the Merger
(See page 94)
Upon completion of the merger, MidWestOne shareholders will receive shares of Nicolet common stock in exchange for their shares of MidWestOne common stock and become Nicolet shareholders. Following the merger, their rights as shareholders will be governed by Nicolet’s articles of incorporation and bylaws. These rights differ in certain respects from those currently applicable to MidWestOne’s shareholders. A summary of the material differences is provided later in this joint proxy statement-prospectus.
Accounting Treatment
(See page 78)
Nicolet is required to account for the merger as an acquisition transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”). Under this accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of MidWestOne at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Nicolet’s consolidated financial statements issued after the merger will reflect these fair values and will not be retroactively restated to include the historical consolidated financial position or results of operations of MidWestOne.
Litigation Relating to the Merger
(See page 79)
Although Nicolet and MidWestOne are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
As of the date of this joint proxy statement-prospectus, Nicolet and MidWestOne have received demand letters from purported shareholders of MidWestOne, alleging deficiencies and/or omissions in the registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, fails to disclose certain allegedly material information. The demand letters seek additional disclosures to remedy these purported deficiencies. Nicolet and MidWestOne believe that the allegations in these letters are without merit.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following summary presents per share information for Nicolet and MidWestOne on a historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the MidWestOne merger using the acquisition method of accounting. This information should be read in conjunction with the companies’ historical financial statements and related notes as well as financial data included elsewhere in or incorporated by reference into this joint proxy statement-prospectus. See “Where You Can Find Additional Information” beginning on page 103.
The pro forma information is presented for illustrative purposes only. The pro forma information should not be relied upon as being indicative of the historical results the companies would have had if the mergers had occurred before such periods or the future results that the companies will experience after the mergers. The pro forma information, although helpful in illustrating the financial characteristics of the combined company (i.e., Nicolet and MidWestOne) under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined per share data set forth below gives effect to the merger as if they had occurred on January 1, 2024, the beginning of the earliest period presented, in the case of earnings per common share data, and as of September 30, 2025, in the case of book value per common share data.
The pro forma calculations reflect that all MidWestOne shareholders will receive 0.3175 shares of Nicolet common stock for each issued and outstanding share of MidWestOne common stock at the time of the merger (other than certain cancelled shares). The pro forma combined earnings per diluted common share has been computed based on the diluted average number of outstanding common shares of Nicolet adjusted for the additional shares to be issued in connection with the MidWestOne merger.
MidWestOne paid per share cash dividends of $0.7275 on its common stock for the nine months ended September 30, 2025, and Nicolet paid per share cash dividends of $0.92 on its common stock for the nine months ended September 30, 2025.
The pro forma combined net book value per common share is based upon the pro forma combined equity of Nicolet divided by the pro forma number of outstanding shares of the combined companies, giving effect to the MidWestOne merger as if it had occurred on September 30, 2025. The MidWestOne merger equivalent net book value per common share is based on the number of shares of Nicolet common stock into which each share of MidWestOne common stock (other than certain cancelled shares) will be converted in the MidWestOne merger, giving effect to the merger as if it had occurred on September 30, 2025.
Comparative per share data
	As of or for the Nine Months Ended September 30, 2025	As of or for the Year Ended December 31, 2024
Earnings (loss) per diluted common share
Nicolet	$7.14	$8.05
MidWestOne	$2.03	$(3.54)
Pro forma combined for Nicolet and MidWestOne	$7.69	$1.70
MidWestOne merger equivalent*	$2.44	$0.54
Book value per common share:
Nicolet	$82.10	N/A
MidWestOne	$29.37	N/A
Pro forma combined for Nicolet and MidWestOne	$94.80	N/A
MidWestOne merger equivalent*	$30.10	N/A

*
Calculated by multiplying the pro forma combined information by the exchange ratio of 0.3175.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Nicolet and MidWestOne and have been prepared to illustrate the effects of the proposed MidWestOne merger under the acquisition method of accounting.
The unaudited pro forma condensed combined balance sheet as of September 30, 2025 and unaudited pro forma combined statements of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024, have been prepared to reflect the merger of Nicolet and MidWestOne (the “combined company”), after giving effect to the adjustments described in the notes to the pro forma condensed combined financial information. In the MidWestOne merger, MidWestOne common shareholders will receive 0.3175 shares of Nicolet common stock in exchange for each share of MidWestOne common stock they hold immediately prior to the merger (other than certain cancelled shares), or approximately 6.6 million shares of Nicolet common stock, having an estimated aggregate value of approximately $864 million (based on the closing price of Nicolet common stock of $130.31 on October 22, 2025).
The merger will be accounted for as an acquisition transaction. Under the acquisition method of accounting, Nicolet records the assets and liabilities of the acquired entity at fair value on the closing date of the merger. The pro forma condensed consolidated balance sheet as of September 30, 2025 has been prepared based on the historical consolidated balance sheets of Nicolet and MidWestOne, assuming the transactions were consummated on September 30, 2025. The pro forma condensed combined statements of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 have been prepared based on the historical consolidated statements of income for Nicolet and MidWestOne, assuming the transactions were consummated on January 1, 2024.
The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the merger been consummated as of the date indicated, or future results of operations or financial condition. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying notes have been applied in order to give effect to the proposed transaction described in this joint proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section of this joint proxy statement-prospectus entitled “Risk Factors” beginning on page 17.
The unaudited pro forma condensed combined and fully combined consolidated financial information should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma combined and fully combined consolidated financial statements; and

•
Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2024, and its Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, each of which is incorporated by reference herein, as well as MidWestOne’s Annual Report on Form 10-K for the year ended December 31, 2024, and its Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025 each of which is incorporated by reference herein;

See “Where You Can Find Additional Information” beginning on page 103.

NICOLET BANKSHARES, INC.
COMBINED WITH MIDWESTONE FINANCIAL GROUP, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)
As of September 30, 2025
(In thousands)	Historical		Pro Forma Adjustments		Nicolet and MidWestOne Pro Forma Combined
	Nicolet	MidWestOne
Cash and cash equivalents	$473,957	$272,241	$(47,400)	A	$698,798
Securities available for sale, at fair value	861,534	1,175,656	—		2,037,190
Loans held for sale	11,308	12,690	—		23,998
Loans	6,874,711	4,419,628	(125,000)	B	11,169,339
Allowance for credit losses	(68,785)	(51,900)	(21,100)	C	(141,785)
Premises and equipment, net	121,711	89,552			211,263
Bank owned life insurance	190,979	99,362	—		290,341
Goodwill	367,387	69,788	268,194	D,E	705,369
Other intangibles, net	16,306	21,216	130,384	F	167,906
Other assets	180,322	141,519	(2,940)	G,H	318,901
Total Assets	$9,029,430	$6,249,752	$202,138		$15,481,320
Deposits	$7,611,465	$5,478,996	$(2,100)	I	$13,088,361
Short-term borrowings	—	—	—		—
Long-term borrowings	134,600	97,973	(6,400)	J	226,173
Other liabilities	68,405	66,727			135,132
Total Liabilities	7,814,470	5,643,696	(8,500)		13,449,666
Total Stockholders’ Equity (Common)	1,214,960	606,056	210,638	A,K,L	2,031,654
Total Liabilities and Stockholders’ Equity	$9,029,430	$6,249,752	$202,138		$15,481,320
Outstanding shares	14,799	20,633	(14,002)	M	21,430
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NICOLET BANKSHARES, INC.
COMBINED WITH MIDWESTONE FINANCIAL GROUP, INC.
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)	Nine Months Ended September 30, 2025		Pro Forma Adjustments		Nicolet and MidWestOne Pro Forma Combined
	Nicolet	MidWestOne
Interest income	$350,712	$231,101	$41,667	A	$623,480
Interest expense	125,133	82,672	2,055	B,C	209,860
Net interest income	225,579	148,429	39,612		413,620
Provision for credit losses	3,500	15,708	—		19,208
Noninterest income	62,475	30,638	—		93,113
Noninterest expense	147,794	109,697	17,609	D	275,100
Income before income tax expense	136,760	53,662	22,003		212,425
Income tax expense	26,398	11,529	4,621	F	42,548
Net income	$110,362	$42,133	$17,382		$169,877
Weighted average common shares outstanding
Basic	15,039	20,765	(14,134)	G	21,670
Diluted	15,463	20,801	(14,170)	G	22,094
Earnings per common share
Basic	$7.34	$2.03			$7.84
Diluted	$7.14	$2.03			$7.69
(In thousands, except per share data)	Year Ended December 31, 2024		Pro Forma Adjustments		Nicolet and MidWestOne Pro Forma Combined
	Nicolet	MidWestOne
Interest income	$438,365	$294,274	$55,556	A	$788,195
Interest expense	170,300	136,737	2,740	B,C	309,777
Net interest income	268,065	157,537	52,816		478,418
Provision for credit losses	3,850	8,782	—		12,632
Noninterest income (loss)	82,267	(88,247)	—		(5,980)
Noninterest expense	191,353	144,496	85,986	D,E	421,835
Income (loss) before income tax expense	155,129	(83,988)	(33,171)		37,970
Income tax expense (benefit)	31,070	(23,699)	(6,966)	F	405
Net income (loss)	$124,059	$(60,289)	$(26,205)		$37,565
Weighted average common shares outstanding
Basic	15,049	17,030	(10,399)	G	21,680
Diluted	15,416	17,030	(10,399)	G	22,047
Earnings (loss) per common share
Basic	$8.24	$(3.54)			$1.73
Diluted	$8.05	$(3.54)			$1.70
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1.   Basis of Presentation
The accompanying unaudited pro form condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the nine months ended September 30, 2025, and for the year ended December 31, 2024, combine the historical consolidated statements of income of Nicolet and MidWestOne, giving effect to the merger as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025, combines the historical consolidated balance sheets of Nicolet and MidWestOne, giving effect to the merger as if it had been completed on September 30, 2025.
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Nicolet and MidWestOne under the acquisition method of accounting with Nicolet treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of MidWestOne, as of the effective time of the merger, will be recorded by Nicolet at fair value, and the excess of the merger consideration over the fair value of the net assets acquired will be allocated to goodwill.
The merger provides for MidWestOne common shareholders to receive 0.3175 shares of Nicolet common stock in exchange for the shares of MidWestOne common stock they hold immediately prior to the merger (other than certain cancelled shares), or approximately 6.6 million shares of Nicolet common stock, having an estimated aggregate value of approximately $864 million (based on the closing price of Nicolet common stock of $130.31 on October 22, 2025).
The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this joint proxy statement-prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.
Note 2.   Preliminary Purchase Price Allocation for MidWestOne
The following table summarizes the preliminary purchase price allocation for MidWestOne.
(In thousands, except per share data)	MidWestOne Net Assets at Fair Value
Cash and cash equivalents	$272,241
Securities available for sale	1,175,656
Loans held for sale	12,690
Loans	4,294,628
Allowance for credit losses	(73,000)
Premises and equipment, net	89,552
Bank owned life insurance	99,362
Other intangibles	151,600
Other assets	138,579
Total Assets	$6,161,308

(In thousands, except per share data)	MidWestOne Net Assets at Fair Value
Deposits	$5,476,896
Short-term borrowings	—
Long-term borrowings	91,573
Other liabilities	66,727
Total Liabilities	$5,635,196
Net assets acquired	$526,112
Purchase price:
Shares of MidWestOne outstanding	20,885
Exchange ratio	0.3175
Pro Forma Nicolet shares to be issued	6,631
Nicolet closing stock price on October 22, 2025	$130.31
Pro Forma stock consideration (purchase price)	$864,094
Preliminary goodwill	$337,982

Note 3.   Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using an effective tax rate of 21% to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change, and assumes the early adoption of ASU 2025-08, Financial Instruments — Credit Losses (Topic 326): Purchased Loans.
A.
Total pro forma cash adjustment of $47.4 million to reflect the after-tax impact (or $60.0 million pre-tax) of restructuring charges and merger-related transaction costs.

B.
Adjustment to loans to reflect estimated fair value mark.

C.
Adjustments to the allowance for credit losses include the following. The allowance for credit losses was estimated at 1.65% of MidWestOne’s gross loans held for investment and assumes the early adoption of ASU 2025-08.

(In thousands)	September 30, 2025
Reversal of historical MidWestOne allowance for credit losses	$51,900
Estimate of lifetime credit losses for PCD and non-PCD seasoned loans	(73,000)
Cumulative pro forma adjustments to the allowance for credit losses	$(21,100)

D.
Adjustment to record estimated preliminary goodwill associated with the merger of $338 million (as reflected in Note 2 above).

E.
Adjustment to eliminate MidWestOne’s existing goodwill intangible of $69.8 million.

F.
Adjustment to eliminate MidWestOne’s existing other (non-goodwill) intangible of $21.2 million and record a new core deposit intangible of $137.9 million and a new wealth customer list intangible of $13.7 million.

G.
Adjustment to deferred tax related to all fair value marks noted in these pro forma adjustments to the condensed combined balance sheet.

H.
Adjustment to deferred tax related to the establishment of other (non-goodwill) intangible assets.

I.
Adjustment to reflect estimated fair value mark on time deposits of $2.1 million.

J.
Adjustment to reflect estimated fair value mark on long-term borrowings of $6.4 million.

K.
Adjustments to eliminate MidWestOne’s common equity, record the issuance of Nicolet pro forma stock consideration (as noted in L below), and reflect the after-tax impact of restructuring charges and merger-related transaction costs (as noted in A above).

L.
Total pro forma purchase price consideration of $864 million comprised of the issuance of approximately 6.6 million shares of Nicolet common stock at a price of $130.31, based on the Nicolet closing stock price on October 22, 2025 (the last trading day immediately preceding the acquisition announcement).

M.
Adjustment to outstanding shares to eliminate outstanding shares of MidWestOne common stock, and to reflect the estimated number of shares of Nicolet common stock to be issued to holders of MidWestOne common stock using an exchange ratio of 0.3175.

Note 4.   Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Income
Pro forma net income includes one-time estimated restructuring and merger-related transaction costs (see item E below), but does not reflect potential synergies and other estimated cost savings that may arise from the combinations.
A.
Net fair value adjustments to interest income to record the estimated accretion of the net discount on acquired loans. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 2.25 years.

B.
Net fair value adjustments to interest expense for time deposits assuming straight-line amortization over a one year weighted average life.

C.
Net fair value adjustments to interest expense for long-term borrowings assuming straight-line amortization over a ten year weighted average life.

D.
Net adjustment to other (non-goodwill) intangible amortization to record estimated amortization of acquired other intangibles. Core deposit intangible will be amortized using the sum-of-the-years digits method over ten years, and wealth customer list intangible will be amortized straight-line over fifteen years.

E.
Adjustment to reflect the estimated restructuring and merger-related transaction costs of $60 million (pre-tax).

F.
Adjustment to income tax expense to record the income tax effects of pro forma adjustments at an estimated effective tax rate of 21%.

G.
Adjustment to weighted average shares to eliminate weighted average shares of MidWestOne common stock outstanding, and to reflect the estimated number of shares of Nicolet common stock to be issued to holders of MidWestOne common stock, using an exchange ratio of 0.3175.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25, you should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement and any other proposals to be voted upon.
Because the market price of Nicolet common stock will fluctuate, MidWestOne shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the merger, each outstanding share of MidWestOne common stock (except for treasury stock or shares owned by MidWestOne or Nicolet, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into 0.3175 shares of Nicolet common stock. The market value of the merger consideration will vary from the closing price of Nicolet common stock on the date Nicolet and MidWestOne announced the merger, on the date that this proxy statement-prospectus is mailed to MidWestOne shareholders, on the date(s) of the Nicolet and MidWestOne special meetings and on the date the merger is completed. Because the merger may not be completed for several months after the date of this joint proxy statement-prospectus, the market value of the merger consideration could fluctuate significantly during this period. Any change in the market price of Nicolet common stock prior to the completion of the merger will affect the market value of the merger consideration that MidWestOne shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of Nicolet common stock.
The market price of Nicolet’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Nicolet’s operations or business prospects, including market sentiment regarding Nicolet’s entry into the merger agreement, as well as changes in general market and economic conditions, changes in geopolitical conditions and changes in the values and perceptions of financial services stocks generally. Recent market volatility among stocks of banks and bank holding companies have adversely affected and may continue to adversely affect the market price of Nicolet’s common stock. In addition, the announcement and pendency of the merger itself could cause volatility in the trading prices of both Nicolet and MidWestOne common stock. Among the factors that could affect our stock price are:
•
operating results that vary from the expectations of Nicolet’s management or of securities analysts and investors;

•
developments in Nicolet’s business or in the financial services sector generally;

•
regulatory, legislative or accounting changes affecting Nicolet’s industry generally or its business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to Nicolet;

•
changes in estimates or recommendations by securities analysts or rating agencies with respect to Nicolet or other financial institutions;

•
speculation in the press or investment community generally or relating to Nicolet or the financial services industry;

•
fluctuations in the stock price and operating results of Nicolet’s competitors or the financial services industry generally;

•
future sales of equity or equity-related securities;

•
announcements of strategic developments, acquisitions, dispositions, financings and other material events by Nicolet or its competitors;

•
anticipated or pending investigations, proceedings or litigation that involve or affected Nicolet or other financial institutions; and

•
changes in global, national, regional or local financial markets and economies and general market conditions, such as inflation, interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the MidWestOne special meeting, MidWestOne shareholders will not know the precise market value of the merger consideration that they will receive at the effective time. MidWestOne shareholders should obtain current market quotations for shares of Nicolet common stock.
The market price of Nicolet common stock after the merger may be affected by factors different from those currently affecting the independent businesses of Nicolet and MidWestOne.
Upon completion of the merger, holders of MidWestOne common stock will become holders of Nicolet common stock. Nicolet’s business differs in important respects from that of MidWestOne, and, accordingly, the results of operations of the combined company and the market price of Nicolet common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Nicolet and MidWestOne. In addition, the combined company will be subject to risks and uncertainties associated with integrating the operations, systems, and personnel of MidWestOne and Nicolet, which may result in unexpected costs, delays, or challenges that could adversely affect financial performance and the market price of Nicolet common stock. The combined company’s future performance will depend on its ability to realize anticipated synergies and cost savings, which are inherently uncertain and may not be achieved within expected timeframes or at all. Failure to achieve these benefits could negatively impact the market price of Nicolet common stock. For a discussion of the businesses of Nicolet and MidWestOne and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement-prospectus and referred to under “Where You Can Find Additional Information.”
The fairness opinions delivered by Nicolet’s and MidWestOne’s respective financial advisors to the companies’ respective boards of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.
The opinion delivered by KBW to Nicolet’s board of directors on, and dated, October 23, 2025, and the opinion delivered by Piper Sandler to MidWestOne’s board of directors on, and dated, October 22, 2025, were based upon information available to such financial advisors as of the respective dates of those opinions. Changes in the operations and prospects of Nicolet or MidWestOne, general market and economic conditions and other factors which may be beyond the control of Nicolet and MidWestOne, may have altered the value of Nicolet or MidWestOne or the prices of shares of Nicolet stock and shares of MidWestOne stock as of the date of this joint proxy statement-prospectus, or may alter such values and prices by the time the merger is completed. The fairness opinions were based on financial, market, and other conditions as of their respective dates and do not speak as of any date other than the dates of those opinions.
Combining Nicolet and MidWestOne may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger and the bank merger may not be realized.
Nicolet and MidWestOne have operated and, until the completion of the merger, must continue to operate, independently. The success of the merger and the bank merger, including anticipated benefits and cost savings, will depend, in part, on Nicolet’s ability to successfully combine and integrate the businesses of Nicolet and MidWestOne in a manner that permits growth opportunities and does not materially disrupt the existing customer relations or result in decreased revenues due to loss of customers. If Nicolet is unable to successfully achieve these objectives, the anticipated benefits of the merger and the bank merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger and the bank merger could be less than anticipated, and integration may result in additional and unforeseen expenses. For more information, see “Summary — Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 11.
An inability to realize the full extent of the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company, which may adversely affect the value of Nicolet common stock after the completion of the merger.
It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger and the bank merger. If Nicolet experiences difficulties with the integration process, the anticipated benefits of the merger and the bank merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Nicolet and/or MidWestOne to lose customers or cause customers to remove their accounts from Nicolet and/or MidWestOne and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Nicolet and MidWestOne during this transition period and for an undetermined period after completion of the merger on the combined company.
Furthermore, the board of directors and executive leadership of the combined companies following the merger will consist of former directors and executive officers from each of Nicolet and MidWestOne. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board and various other bank regulatory, antitrust, insurance and other authorities in the United States. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals Required for the Merger.” These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. These regulators also could impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger — Regulatory Approvals Required for the Merger.”
Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither Nicolet nor MidWestOne will be required, and neither party will be permitted without the prior written consent of the other party, to take actions or agree to conditions that would reasonably be expected to have a material adverse effect on the combined company, after giving effect to the merger. See “The Merger — Regulatory and Other Required Approvals” beginning on page 77.
The success of the merger and the bank merger and integration of Nicolet and MidWestOne will depend on a number of uncertain factors.
The success of the merger and the bank merger will depend on a number of factors, including, without limitation:
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Nicolet’s ability to integrate the branches acquired from MidWestOne in the merger, which we refer to as the acquired branches, into Nicolet’s current operations;

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Nicolet’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

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Nicolet’s ability to control the incremental noninterest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

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Nicolet’s ability to retain and attract the appropriate personnel to staff and manage the acquired branches;

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Nicolet’s ability to retain the customer relationships from the acquired branches; and

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Nicolet’s ability to earn acceptable levels of interest and noninterest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert Nicolet’s management’s attention and resources. No assurance can be given that Nicolet will be able to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Nicolet’s ability to maintain relationships with clients, customers, depositors and employees, or to achieve the anticipated benefits of the merger and the bank merger. Nicolet may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect Nicolet’s existing profitability, that Nicolet will be able to achieve results in the future similar to those achieved by its existing banking business or that Nicolet will be able to manage any growth resulting from the merger and the bank merger effectively.
The combined company may be unable to retain MidWestOne personnel successfully after the merger is completed.
The success of the merger and the bank merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by MidWestOne and the loss of such employees could adversely affect the combined company’s operations and integration efforts.
It is possible that these employees may decide not to remain with MidWestOne while the merger is pending or with the combined company after the merger is consummated. Uncertainty regarding roles, responsibilities, and compensation during the integration process may increase the risk of employee departures. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating MidWestOne to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, the combined company may face increased costs to recruit, hire, and train replacements, and there can be no assurance that Nicolet will be able to locate suitable replacements for any key employees who leave or to offer employment to potential replacements on reasonable terms.
Loss of key personnel could also negatively impact customer relationships, disrupt ongoing business, and impair the combined company’s ability to achieve anticipated synergies and financial results.
Certain of Nicolet’s and MidWestOne’s directors and executive officers may have interests in the merger that may differ from the interests of other holders of Nicolet common stock and of holders of MidWestOne common stock.
Holders of Nicolet common stock and holders of MidWestOne common stock should be aware that some of Nicolet’s and MidWestOne’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of Nicolet common stock and holders of MidWestOne common stock. These interests and arrangements may create potential conflicts of interest. The Nicolet and MidWestOne boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that holders of their respective companies’ common stock vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger — Interests of Certain Persons in the Merger” beginning on page 72.

The merger agreement may be terminated in accordance with its terms and the merger and other transactions contemplated by the merger agreement may not be completed. If the merger is not completed, Nicolet and MidWestOne will have incurred substantial expenses without realizing the expected benefits of the merger.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) the approval of the merger by the shareholders of Nicolet and MidWestOne merger proposal by the requisite vote of the MidWestOne shareholders; (ii) the receipt of all required regulatory approvals which are necessary to close the merger and the bank merger without the imposition of any materially burdensome regulatory condition; (iii) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal; (iv) the effectiveness of the registration statement on Form S-4 registering the shares of Nicolet common stock to be issued in the merger, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (v) authorization for listing on the NYSE of the shares of Nicolet common stock be issued in the merger; (vi) receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (vii) subject to certain exceptions, the accuracy of the representations and warranties of each party to the merger agreement; and (viii) the prior performance in all material respects by each party of its obligations under the merger agreement.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Nicolet or MidWestOne may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement; Termination Fee” beginning on page 86.
Each of Nicolet and MidWestOne has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement-prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Nicolet and MidWestOne would have to recognize these expenses without realizing the expected benefits of the merger.
If the merger agreement is not completed for any reason, including as a result of either Nicolet shareholders failing to approve the Nicolet merger proposal or MidWestOne shareholders failing to approve the MidWestOne merger proposal, there may be various adverse consequences and Nicolet and/or MidWestOne may experience negative reactions from the financial markets and from their respective customers and employees. For example, Nicolet’s or MidWestOne’s businesses may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Nicolet common stock or MidWestOne common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Nicolet and/or MidWestOne also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Nicolet or MidWestOne to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either Nicolet or MidWestOne may be required to pay a termination fee of $35,000,000 to the other party.
MidWestOne and Nicolet will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on MidWestOne and Nicolet and, consequently, the combined company and could result in the loss of key personnel and customer relationships. These uncertainties may impair MidWestOne’s and Nicolet’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with MidWestOne or Nicolet to seek to change existing business relationships with MidWestOne or Nicolet, respectively. Concerns about job security, changes in roles, compensation, and corporate culture may increase employee attrition risk during the pendency of the merger. Retention of certain employees by MidWestOne may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with

MidWestOne and, ultimately, the combined company, the combined company’s business could be harmed. Similarly, customers may reduce or terminate their business relationships due to perceived uncertainty or concerns about service continuity, which could negatively impact deposits, loan balances, and fee income.
In addition, subject to certain exceptions, MidWestOne has agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and business relationships prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to MidWestOne. However, these covenants cannot guarantee that employees or customers will remain with MidWestOne or the combined company, and any significant loss of personnel or customers could materially and adversely affect the combined company’s financial conditions and results of operations.
The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Nicolet or MidWestOne.
The merger agreement contains provisions that restrict each of Nicolet’s and MidWestOne’s ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $35,000,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Nicolet or MidWestOne from considering or proposing that acquisition even if, in the case of a potential acquisition of MidWestOne, it were prepared to pay consideration with a higher per share price to MidWestOne shareholders than what is contemplated in the merger agreement, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Nicolet or MidWestOne than it might otherwise have proposed to pay. For more information, see “The Merger Agreement — No Solicitation of Alternative Transactions” beginning on page 86.
The shares of Nicolet common stock to be received by MidWestOne shareholders as a result of the merger will have different rights from the shares of MidWestOne common stock.
Upon completion of the merger, MidWestOne shareholders will become Nicolet shareholders and their rights as shareholders will be governed by the Wisconsin Business Corporation Law, which we refer to as the WBCL, and the Nicolet articles of incorporation and bylaws. The rights associated with MidWestOne common stock are different from the rights associated with Nicolet common stock. See “Certain Differences in the Rights of Shareholders” beginning on page 94 for a discussion of the different rights associated with Nicolet common stock.
In connection with the merger, Nicolet will assume MidWestOne’s outstanding debt obligations, and Nicolet’s level of indebtedness following the completion of the merger could adversely affect its ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, Nicolet will assume MidWestOne’s outstanding indebtedness. Nicolet’s and MidWestOne’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for Nicolet’s creditors and shareholders. For example, it could:
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limit Nicolet’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

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restrict Nicolet from making strategic acquisitions or cause Nicolet to make non-strategic divestitures;

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restrict Nicolet from paying dividends to its shareholders;

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increase Nicolet’s vulnerability to general economic and industry conditions; and

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require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on Nicolet’s indebtedness, thereby reducing Nicolet’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Following completion of the merger, holders of Nicolet common stock will be subject to the prior dividend and liquidation rights of the holders of any shares of preferred stock that Nicolet may issue in the future as well as to any future issuances of debt by Nicolet. Any such future issuances of debt or preferred stock would receive payment preference of, upon the combined company’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of Nicolet’s common stock, the principal and accrued interest on any indebtedness, any preferred stock liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of the combined company’s assets, if any, available for distribution to holders of its common stock.
Neither Nicolet shareholders nor MidWestOne shareholders will have dissenters’ rights or appraisal rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under §180.1302(4) of the WBCL, the holders of Nicolet common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to any shares that, as of the record date for determining the shareholders that are entitled to receive notice of and to vote at a meeting at which a plan of merger is to be acted on, are listed on a national securities exchange. Shares of Nicolet common stock currently are listed on the NYSE (which is a national securities exchange) and are expected to continue to be so listed on the record date for the Nicolet special meeting. Accordingly, holders of Nicolet common stock are not entitled to any dissenters’ rights in connection with the merger.
Under §490.1302 of the Iowa Business Corporation Act, the holders of MidWestOne common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to any shares that, as of the record date for determining the shareholders that are entitled to receive notice of and to vote at a meeting at which a plan of merger is to be acted on, are (i) either listed on a national securities exchange or (ii) held of record by more than 2,000 shareholders and have a market value of at least $20 million. Shares of MidWestOne common stock currently are listed on Nasdaq (which is a national securities exchange) and are expected to continue to be so listed on the record date for the MidWestOne special meeting. Accordingly, holders of MidWestOne common stock are not entitled to any dissenters’ rights in connection with the merger.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Nicolet and MidWestOne.
Shareholders of Nicolet and/or MidWestOne may file lawsuits against Nicolet, MidWestOne and/or the directors and officers of either company in connection with the merger and/or the other transactions contemplated by the merger agreement. Although MidWestOne and Nicolet are not aware of any pending or threatened lawsuits relating to the merger or any of the transactions contemplated by the merger agreement as of the date of this joint proxy statement-prospectus, lawsuits arising out of the merger or any of the transactions contemplated by the merger agreement could be filed in the future. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Nicolet or MidWestOne defendants from completing the merger or other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger or such other transactions and could result in significant costs to Nicolet and/or MidWestOne, including any cost associated with the indemnification of directors and officers of each company. If a lawsuit is filed, Nicolet and MidWestOne may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger or any of the transactions contemplated by the merger agreement. Such litigation could have an adverse effect on the financial condition and results of operations of Nicolet and MidWestOne and could prevent or delay the completion of the merger or the transactions contemplated by the merger agreement.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/ prospectus is preliminary and the actual financial condition and results of operations of the surviving corporation after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/ prospectus is presented for illustrative purposes only and is not necessarily indicative of what the surviving corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the MidWestOne identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement-prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of MidWestOne as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement-prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.
Holders of Nicolet common stock and MidWestOne common stock will have a reduced ownership and voting interest in the surviving corporation after the merger and will exercise less influence over management.
Holders of Nicolet common stock and MidWestOne common stock currently have the right to vote in the election of the board of directors and on other matters affecting Nicolet and MidWestOne, respectively. When the merger is completed, each holder of MidWestOne common stock who receives shares of Nicolet common stock will become a holder of common stock of the surviving corporation, with a percentage ownership of the surviving corporation that is smaller than the holder’s percentage ownership of MidWestOne. Based on the number of shares of Nicolet and MidWestOne common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Nicolet common stock expected to be issued in the merger, the former holders of MidWestOne common stock, as a group, are estimated to own approximately 30% of the shares of the surviving corporation immediately after the merger and current holders of Nicolet common stock as a group are estimated to own approximately 70% of the shares of the surviving corporation immediately after the merger. Because of this, holders of MidWestOne common stock may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of MidWestOne, and holders of Nicolet common stock may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of Nicolet.
Risks Relating to Nicolet’s Business
You should read and consider risk factors specific to Nicolet’s business that will also affect the surviving corporation after the merger. These risks are described in the sections entitled “Risk Factors” in Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2024, the Nicolet’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and in other documents incorporated by reference into this joint proxy statement-prospectus. Please see the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this joint proxy statement/ prospectus.
Risks Relating to MidWestOne’s Business
You should read and consider risk factors specific to MidWestOne’s business that will also affect the surviving corporation after the merger. These risks are described in the sections entitled “Risk Factors” in MidWestOne’s Annual Report on Form 10-K for the year ended December 31, 2024, MidWestOne’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and in other documents incorporated by reference into this joint proxy statement-prospectus. Please see the section entitled “Where You Can Find Additional Information” for the location of information incorporated by reference into this joint proxy statement/ prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement-prospectus contains statements that constitute “forward-looking statements” within the meaning, and subject to the protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements include, but are not limited to, statements about the benefits of the proposed merger between Nicolet and MidWestOne, including future financial and operating results, statements related to the expected timing of the completion of the proposed transaction, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. You can identify these forward-looking statements through the use of words such as “anticipate,” “believe,” “assume,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions of the future or otherwise regarding the outlook for Nicolet’s, MidWestOne’s or combined company’s future businesses and financial performance and/or the performance of the banking industry and economy in general.
Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control or predict. A number of factors could cause actual results and outcomes to differ materially from those contemplated by these forward-looking statements. These factors include, but are not limited to: (1) the risk that the cost savings and synergies of the proposed merger will not be realized or may take longer than anticipated to be realized; (2) the risk that integration of MidWestOne’s and Nicolet’s respective businesses will be materially delayed or will be more costly or difficult than expected, including as a result of unexpected factors or events; (3) the parties’ inability to meet expectations regarding the timing of the proposed merger; (4) changes to tax legislation and their potential effects on the accounting for the merger; (5) the failure to obtain the necessary approvals by the shareholders of Nicolet or MidWestOne; (6) the ability by each of Nicolet and MidWestOne to obtain required governmental approvals of the proposed transaction on the timeline expected (which could be affected by government shutdowns), or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company after the closing of the proposed transaction or adversely affect the expected benefits of the proposed transaction; (7) the failure to satisfy other conditions to completion of the proposed merger, or any unexpected delay in closing the proposed transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) disruption to Nicolet’s business and to MidWestOne’s business as a result of the announcement and pendency of the proposed transaction, and the resulting diversion of management’s attention from ongoing business operations and opportunities; (9) potential reputational risk and reaction to the announcement of the proposed merger on Nicolet’s, MidWestOne’s or the combined company’s respective customers, suppliers, employees or other business partners; (10) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (11) dilution caused by Nicolet’s issuance of additional shares of Nicolet common stock in connection with the merger; (12) risks and uncertainties relating to management and oversight of the combined business and operations of Nicolet and MidWestOne following the closing of the proposed merger; (13) the possibility the combined company is subject to additional regulatory requirements as a result of the proposed merger or expansion of the combined company’s business operations following the proposed merger; (14) the outcome of any legal or regulatory proceedings or governmental inquiries or investigations that may be currently pending or later instituted against Nicolet, MidWestOne or the combined company; and (15) general competitive, economic, political and market conditions and fluctuations and other factors that may affect future results of Nicolet and MidWestOne including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; and capital management activities.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Nicolet and MidWestOne have filed with the SEC as described under “Where You Can Find Additional Information” beginning on page 103.

All forward-looking statements included in this joint proxy statement-prospectus are made as of the date hereof and are based on information available to management at that time. Except as required by law, neither Nicolet nor MidWestOne assumes any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

THE NICOLET SPECIAL SHAREHOLDERS’ MEETING
Purpose of Nicolet Special Meeting
Nicolet shareholders have received this joint proxy statement-prospectus because on December 18, 2025, the record date for a special meeting of Nicolet’s shareholders to be held virtually on January 26, 2026, at 9:00 a.m., Central Time, at https://web.viewproxy.com/NIC/2026SM which we refer to as the “Nicolet special meeting,” they owned shares of the common stock of Nicolet, and the board of directors of Nicolet is soliciting proxies for the matters to be voted on at the Nicolet special meeting, as described in more detail below. This joint proxy statement-prospectus was mailed to holders of Nicolet common stock on [•], and was accompanied by a proxy card to vote for use at the Nicolet special meeting and at any adjournment(s) of the Nicolet special meeting.
At the Nicolet special meeting, Nicolet shareholders will consider and vote upon:
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the merger agreement and the transactions contemplated thereby, including the issuance of shares of Nicolet common stock in the merger, which we refer to as the “Nicolet merger proposal;”

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the adjournment of the Nicolet special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Nicolet special meeting to approve the Nicolet merger proposal, which we refer to as the “Nicolet adjournment proposal;” and

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an amendment to Nicolet’s articles of incorporation, as amended, to increase the number of authorized shares of Nicolet’s common stock, $0.01 par value per share, from 30,000,000 to 60,000,000, which we refer to as the “Nicolet articles amendment proposal.”

The Nicolet special meeting will be an entirely virtual meeting. That means that Nicolet shareholders can attend the Nicolet special meeting online and vote shares of Nicolet common stock electronically.
When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the Nicolet special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the Nicolet special meeting. Even if you plan to attend the Nicolet special meeting, we ask that you instruct the proxies how to vote your shares in advance of the Nicolet special meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the Nicolet special meeting, the effect will be a vote against the Nicolet merger proposal and the Nicolet articles amendment proposal. Whether or not you plan to attend the Nicolet special meeting, please complete, date, sign and return the enclosed proxy card or vote your proxy by internet or telephone as soon as possible.
How to Attend Nicolet Special Meeting
Nicolet shareholders will be able to attend the Nicolet special Meeting of shareholders by first registering at https://web.viewproxy.com/NIC/2026SM. Registered Nicolet shareholders will then receive a meeting invitation by e-mail with a unique join link and password prior to the meeting date. Nicolet Shareholders will be able to listen via live audio webcast, and vote their shares electronically during the virtual meeting. Questions may be submitted prior to the special meeting of shareholders by emailing ir@nicoletbank.com.
Nicolet has created and implemented the virtual format in order to facilitate shareholder attendance and participation by enabling shareholders to participate fully, and equally, from any location around the world, at no cost. However, Nicolet shareholders will bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies. A virtual special meeting makes it possible for more shareholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and its shareholders time and money, especially as physical attendance at meetings has dwindled. Nicolet also believes that the online tools we have selected will increase shareholder communication.
If you are a registered holder of Nicolet common stock, your virtual control number will be on your proxy card.
If you hold your shares of Nicolet common stock beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Nicolet special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/NIC/2026SM. On the day of the Nicolet special meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.
There will be technicians ready to assist Nicolet Shareholders with any technical difficulties they may have accessing the Nicolet special meeting live audio webcast. Please be sure to check in by 8:45 a.m. CT on January 26, 2026, the day of the meeting, so that any technical difficulties may be addressed before the special meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.
Nicolet Record Date; Quorum and Vote Required
The record date for the Nicolet special meeting is December 18, 2025. Nicolet’s shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the Nicolet special meeting. As of the Nicolet record date, there were approximately 14.9 million shares of Nicolet common stock outstanding and entitled to vote at the Nicolet special meeting. As of such date, the outstanding shares were held by approximately 2,800 holders of record.
The presence, electronically or by proxy, of a majority of the shares of Nicolet common stock entitled to vote on the Nicolet merger proposal is necessary to constitute a quorum at the Nicolet special meeting. Each share of Nicolet common stock outstanding on the Nicolet record date entitles its holder to one vote on each proposal presented at the Nicolet special meeting.
To determine the presence of a quorum at the Nicolet special meeting, Nicolet will also count as present at the meeting the shares of Nicolet common stock present electronically but not voting and the shares of common stock for which Nicolet has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions as described in “Solicitation and Revocation of Nicolet Proxies” below. Based on the number of shares of Nicolet common stock outstanding as of the Nicolet record date, at least approximately 7.5 million shares need to be present at the Nicolet special meeting, whether electronically or by proxy, to constitute a quorum.
Approval of the Nicolet merger proposal and the Nicolet articles amendment proposal each require the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock as of the Nicolet record date. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the Nicolet merger proposal and the Nicolet articles amendment proposal.
Approval of the Nicolet adjournment proposal requires that more votes be cast in favor of the proposal than against it, assuming a quorum is present; abstentions, shares not voted, and broker non-votes will have no effect on either proposal.
Shares Held by Directors and Executive Officers
As of the Nicolet record date, Nicolet’s directors and executive officers beneficially owned a total of 2.2 million shares, or approximately 15% of the outstanding shares, of Nicolet common stock. We anticipate that these individuals will vote their shares in favor of the Nicolet merger proposal. Certain of these individuals, representing approximately 15% of the shares entitled to vote on the Nicolet merger proposal, have entered into a written agreement with MidWestOne that they will vote their shares in favor of the merger agreement, except as may be limited by any existing fiduciary obligations to beneficial owners of such shares.
Solicitation and Revocation of Nicolet Proxies
If you have delivered a signed proxy card for the Nicolet special meeting or otherwise voted pursuant to the instructions set forth on the proxy card, you may revoke it at any time before it is voted by:
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attending the Nicolet special meeting and voting electronically;

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giving written notice revoking your proxy to Nicolet’s Corporate Secretary prior to the date of the Nicolet special meeting; or

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submitting a signed proxy card that is dated later than your initial proxy card to Nicolet’s Corporate Secretary.

The proxy holders will vote as directed on all valid proxies that are received at or prior to the Nicolet special meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the Nicolet merger proposal, FOR the Nicolet adjournment proposal, and FOR approval of the Nicolet articles amendment proposal.
The Nicolet board of directors does not know of any matters, other than those described in the notice of the Nicolet special meeting, that are to come before the Nicolet special meeting. If any other matters are properly presented at the Nicolet special meeting for action, the persons named in the enclosed proxy card will have the authority to vote on those matters in their discretion.
If you hold shares in “street name” with a broker, bank or other fiduciary, you are the “beneficial owner” of those shares, and you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the Nicolet special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders. As a result, any broker non-votes will have the practical effect of a vote against the Nicolet merger proposal and the Nicolet articles amendment proposal but will not affect the Nicolet adjournment proposal, assuming a quorum is present. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the Nicolet special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. If you hold shares in “street name” and wish to change your vote at any time, you must contact your broker.
Nicolet will bear the cost of soliciting proxies from its shareholders. Nicolet will solicit shareholder votes by mail and may also solicit certain shareholders by other means of communication, including telephone or electronically. If anyone solicits your vote in person, by telephone, or by other means of communication, they will receive no additional compensation for doing so. Nicolet will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.
How to Vote Your Nicolet Shares
Shareholders of record (i.e., those who own shares in their own name) as of the Nicolet record date can vote by telephone, on the Internet, or by mail as follows:
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Voting by Telephone.   Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.

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Voting on the Internet.   Go to www.AALvote.com/NIC and follow the instructions. You will need to have your proxy card with you when you link to the website.

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Voting by Mail.   Complete, sign, date, and return the enclosed proxy card in the envelope provided.

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Voting at the Nicolet Special Meeting.    Nicolet shareholders will be able to attend and vote at the Nicolet special Meeting of shareholders by first registering at https://web.viewproxy.com/NIC/2026SM.

Registered Nicolet shareholders will then receive a meeting invitation by e-mail with a unique join link and password prior to the meeting date. Nicolet Shareholders will be able to listen via live audio webcast, and vote their shares electronically during the virtual meeting. If you are a registered holder of Nicolet common stock, your virtual control number will be on your proxy card. If you hold your shares of Nicolet common stock beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Nicolet special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/NIC/2026SM. On the day of the Nicolet special meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.
Whether or not you plan to attend the Nicolet special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the internet by following the instructions on the proxy card.
If you vote using the internet or by telephone, please do not mail in your proxy card.
No Dissenters’ Rights
Nicolet’s shareholders do not have dissenters’ rights with respect to the merger or the other proposals being voted upon at the special meeting under Wisconsin law.
Recommendation of the Board of Directors of Nicolet
Nicolet’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the issuance of shares of Nicolet common stock in the merger, and believes that the merger is in the best interests of Nicolet and its shareholders, and recommends that you vote FOR the Nicolet merger proposal, FOR the Nicolet adjournment proposal, and FOR the Nicolet articles amendment proposal.
For a discussion of the factors considered by the board of directors in reaching its conclusion, see “The Merger - Background of the Merger” beginning on page 40 and “The Merger - Reasons for the Merger” beginning on page 42.

THE NICOLET PROPOSALS
Proposal 1 — The Nicolet Merger Proposal
At the Nicolet special meeting, shareholders will be asked to approve and adopt the merger agreement, including the issuance of shares of Nicolet common stock in the merger pursuant to the merger agreement. Holders of Nicolet common stock should read this joint proxy statement-prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.
Required Vote
Approval of the Nicolet merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock as of the Nicolet record date. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the Nicolet merger proposal. In the event that the Nicolet merger proposal is not approved by the requisite vote of Nicolet shareholders, the merger will not be completed.
After careful consideration, the Nicolet board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and the merger, including the issuance of shares of Nicolet common stock contemplated by the merger, and determined it to be advisable and in the best interests of Nicolet and its shareholders. See “The Merger — Background of the Merger” beginning on page 40 and “The Merger — Reasons for the Merger” beginning on page 42 for a more detailed discussion of the Nicolet board of directors’ recommendation.
THE NICOLET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE FOR THE NICOLET MERGER PROPOSAL.
Proposal 2 — The Nicolet Adjournment Proposal
At the Nicolet special meeting, shareholders will be asked to approve the adjournment of the Nicolet special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Nicolet special meeting to approve the Nicolet merger proposal. If submitted at the Nicolet special meeting, Nicolet is asking its shareholders to approve the Nicolet adjournment proposal. If Nicolet does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the Nicolet merger proposal, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the Nicolet merger proposal. The proxy holders will vote properly submitted proxy cards “FOR” approval of the Nicolet adjournment proposal, unless otherwise instructed on the proxy. If Nicolet shareholders approve the Nicolet adjournment proposal, Nicolet is not required to give any further notice of the time and place of the adjourned Nicolet special meeting other than an announcement of the time and place at the Nicolet special meeting.
Nicolet does not currently intend to propose adjournment of the Nicolet special meeting if there are sufficient votes to approve the Nicolet merger proposal.
Approval of the Nicolet Adjournment Proposal is not a condition to the merger. The Nicolet Adjournment Proposal is not subject to or conditioned on any other proposal to be considered at the Nicolet special meeting and does not require the approval of any other such proposal to be effective.
If a quorum is not present at the Nicolet special meeting, the meeting will be adjourned to a later time without a vote.
Required Vote
If approval of the Nicolet adjournment proposal is submitted to the shareholders for approval, approval of the Nicolet adjournment proposal requires that more votes be cast in favor of the proposal than against it, assuming a quorum exists. Abstentions, unvoted shares and broker non-votes will not have any effect on the outcome of this proposal, assuming a quorum is present.

THE NICOLET BOARD UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE FOR THE NICOLET ADJOURNMENT PROPOSAL.
Proposal 3 — The Nicolet Articles Amendment Proposal
On October 23, 2025, Nicolet’s board of directors adopted, subject to shareholder approval at the Nicolet special meeting, an amendment to Nicolet’s articles of incorporation to increase the number of authorized shares of Nicolet’s common stock, $0.01 par value per share, from 30 million shares to 60 million shares.
The proposed amendment to the Nicolet articles would replace Article III, Section 1 of Nicolet’s articles as follows:
“Authorized Capital.   The total number of shares of capital stock which the Corporation is authorized to issue is Seventy Million (70,000,000) shares, divided into Sixty Million (60,000,000) shares of Common Stock, $0.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, no par value.”
Nicolet’s articles currently authorize Forty Million (40,000,0000) shares, of which Thirty Million (30,000,000) shares are Common Stock and Ten Million (10,000,000) shares of Preferred Stock. The form of Articles of Amendment setting forth the proposed amendment to the Nicolet articles is attached as Appendix D to this joint proxy statement-prospectus.
Approval of the Nicolet articles amendment proposal is not a condition to the closing of the merger and the amendment is not required to be effective prior to the issuance of the shares in connection with the merger. If the articles amendment proposal is not approved, the merger may still occur, and the number of authorized shares of common stock of Nicolet will remain 30 million shares.
Reasons for Amendment
Nicolet’s board of directors is proposing the adoption of an amendment to Nicolet’s articles of incorporation to increase the number of authorized shares of Nicolet’s common stock from 30 million to 60 million shares. Of the 30 million shares that are currently authorized to be issued under Nicolet’s articles of incorporation, as of the Nicolet record date, approximately 14.9 million shares are issued and outstanding, approximately 1.4 million shares are reserved for issuance under Nicolet’s existing equity incentive plans, and approximately 6.7 million shares are reserved for issuance in the contemplated merger with MidWestOne. Accordingly, Nicolet currently has less than 7.0 million shares of common stock available for future issuances.
In order to assure flexibility of action and meet Nicolet’s future business needs as they arise, Nicolet’s board of directors believes that it is desirable and in the best interests of Nicolet and its shareholders that there be a substantial number of authorized but unissued shares of common stock. The board of directors believes that having the authority to issue additional shares of common stock will avoid the possible delay and significant expense of calling and holding a special meeting of shareholders to increase the authorized shares at a later date and will enhance its ability to respond promptly to business and other opportunities that may arise. Nicolet strategically plans to grow through mergers and acquisitions. Nicolet has successfully consummated a number of acquisitions over the last several years, and is currently proposing to acquire MidWestOne. These mergers involved, and potential future mergers and acquisitions may involve, the issuance of shares of Nicolet common stock or securities convertible into shares of common stock. Other than issuances pursuant to our existing incentive plans and the consummation of the acquisition of MidWestOne, as of the date of this joint proxy statement-prospectus, Nicolet has no definitive plans, arrangements or understandings regarding the issuance of additional shares of common stock that would be authorized pursuant to this proposal. Additional shares of Nicolet common stock may also be necessary in connection with the declaration of stock dividends or stock splits, future public and private financings, investment opportunities, other distributions, or other corporate purposes, as well as to meet anticipated future obligations under Nicolet’s existing equity incentive plans or any future incentive plans, under which Nicolet may grant future equity awards to its employees, officers and directors. Nicolet believes that having the ability to grant equity awards is critical to retaining and recruiting a qualified management team.

If the Nicolet articles amendment proposal is approved, the number of authorized shares of Nicolet common stock will be increased and the Nicolet board of directors will have the right to issue, without further shareholder approval, subject to potential restrictions described below, an additional 30 million shares of common stock. If approved, the amendment will be effective upon the filing of the articles of amendment to the articles of incorporation with the Wisconsin Department of Financial Institutions after the special meeting.
Anti-Takeover Effect
The proposed increase in the authorized number of shares of common stock could, in some situations, have the effect of discouraging unsolicited takeover attempts or inhibiting the removal of incumbent management and may limit the opportunity for shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. For example, the issuance of the newly authorized shares of common stock could be used to deter or prevent a change of control through dilution of stock ownership of persons seeking to take control or by rendering a transaction proposed by such persons more costly. However, the Nicolet board of directors is not aware of any third-party attempts to assume control of Nicolet and has not presented this Nicolet articles amendment proposal with the intent that it be utilized as an anti-takeover device or to inhibit the removal of incumbent management.
Terms of Nicolet’s Common Stock
If the Nicolet articles amendment proposal is approved, the additional authorized shares of common stock may be issued for such consideration, cash or otherwise, at such terms, times and amounts as the Nicolet board of directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. Under Wisconsin law, shareholder approval must be obtained prior to the issuance of greater than 20% of Nicolet’s then outstanding shares of common stock in connection with a merger. Under applicable NYSE rules, shareholder approval must be obtained prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of Nicolet’s then outstanding shares of common stock or voting power in connection with a private financing or an acquisition or merger. The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders. The additional 30 million shares to be authorized would be part of Nicolet’s existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently authorized, issued and outstanding. Shareholders do not have preemptive rights with respect to Nicolet’s common stock and therefore, do not have any preferential rights to subscribe for or purchase additional shares of common stock in order to maintain proportionate ownership of their shares. Accordingly, the issuance of additional shares of common stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of shareholders at the time of issuance.
Required Vote
Approval of the Nicolet articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock as of the Nicolet record date. Abstentions, shares not voted, and broker non-votes will have the effect as a vote against the Nicolet articles amendment proposal.
THE NICOLET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NICOLET
SHAREHOLDERS VOTE FOR THE NICOLET ARTICLES AMENDMENT PROPOSAL.

THE MIDWESTONE SPECIAL SHAREHOLDERS’ MEETING
Purpose of MidWestOne Special Meeting
MidWestOne shareholders have received this joint proxy statement-prospectus because on December 18, 2025, the record date for a special meeting of MidWestOne’s shareholders to be held on January 26, 2026, at 102 South Clinton Street, Iowa City, Iowa 52240 at 2:00 p.m., Central Time, which we refer to as the “MidWestOne special meeting,” they owned shares of the common stock of MidWestOne, and the board of directors of MidWestOne is soliciting proxies for the matters to be voted on at the MidWestOne special meeting, as described in more detail below. This joint proxy statement-prospectus, together with a notice of the MidWestOne special meeting, was mailed to holders of MidWestOne common stock on [•], and was accompanied by a proxy card to vote for use at the MidWestOne special meeting and at any adjournment(s) of the MidWestOne special meeting.
Date, Time and Place of MidWestOne Special Meeting
The MidWestOne special meeting will be held on January 26, 2026, at 102 South Clinton Street, Iowa City, Iowa 52240 at 2:00 p.m., Central Time.
Matters to Be Considered
At the MidWestOne special meeting, MidWestOne shareholders will be asked to consider and vote upon the following matters:
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a proposal to approve the merger agreement and the transactions contemplated by the merger agreement;

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a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to MidWestOne’s named executive officers that is based on or otherwise relates to the merger; and

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a proposal to approve the adjournment of the MidWestOne special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the MidWestOne special meeting to approve the MidWestOne merger proposal.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the MidWestOne special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the MidWestOne special meeting. Even if you plan to attend the MidWestOne special meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the MidWestOne special meeting, the effect will be a vote against the MidWestOne merger proposal. Whether or not you plan to attend the MidWestOne special meeting, please complete, date, sign and return the enclosed proxy card or vote your proxy by internet or telephone as soon as possible.
Recommendation of the Board of Directors of MidWestOne
MidWestOne’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of MidWestOne and its shareholders and has unanimously approved and adopted the merger and the merger agreement. MidWestOne’s board of directors unanimously recommends that MidWestOne shareholders vote FOR approval of the MidWestOne merger proposal, FOR approval of the MidWestOne merger-related compensation proposal, and FOR the MidWestOne adjournment proposal. See “The Merger — Reasons for the Merger — MidWestOne” beginning on page 44 for a more detailed discussion of MidWestOne’s board of directors’ recommendation.

Record Date and Quorum
MidWestOne’s board of directors has fixed the close of business on December 18, 2025, as the record date for determining the holders of MidWestOne common stock entitled to receive notice of and to vote at the MidWestOne special meeting.
As of the MidWestOne record date, there were approximately 20,634,267 shares of MidWestOne common stock outstanding and entitled to vote at the MidWestOne special meeting held by approximately 372 shareholders of record. Each share of MidWestOne common stock entitles the holder to one vote at the MidWestOne special meeting on each proposal to be considered at the MidWestOne special meeting.
The presence at the MidWestOne special meeting, in person or by proxy, of holders of a majority of the shares entitled to vote at the MidWestOne special meeting will constitute a quorum for the transaction of business. Based on the number of shares of MidWestOne common stock outstanding as of the MidWestOne record date, at least 10,317,134 shares need to be present at the MidWestOne special meeting, whether in person or by proxy, to constitute a quorum. All shares of MidWestOne common stock, whether present in person or represented by proxy, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the MidWestOne special meeting.
Vote Required; Treatment of Abstentions and Failure to Vote
Approval of the MidWestOne merger proposal requires the affirmative vote of a majority of the shares of MidWestOne common stock outstanding and entitled to vote as of the MidWestOne record date. You are entitled to one vote for each share of MidWestOne common stock you held as of the MidWestOne record date. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the MidWestOne merger proposal.
Approval of each of the MidWestOne merger-related compensation proposal and the MidWestOne adjournment proposal requires the votes cast for the proposal to exceed the votes cast against the proposal, assuming a quorum is present. Abstentions or the failure to vote or failure to instruct your bank or broker how to vote with respect to the MidWestOne merger-related compensation proposal or the MidWestOne adjournment proposal will not be counted as votes cast and, therefore, will have no effect on such proposal.
Shares Held by Directors and Executive Officers
As of the MidWestOne record date, MidWestOne’s directors and executive officers of MidWestOne and their affiliates beneficially owned and were entitled to vote approximately 462,485 shares of MidWestOne common stock, representing approximately 2.2% of the shares of MidWestOne common stock outstanding on the MidWestOne record date. We anticipate that these individuals will vote their shares in favor of the MidWestOne merger proposal.
The directors and executive officers of MidWestOne have entered into a written agreement with Nicolet pursuant to which they have agreed, solely in their capacity as MidWestOne shareholders, to vote all of their shares of MidWestOne common stock in favor of the MidWestOne merger proposal and the MidWestOne adjournment proposal at the MidWestOne special meeting. As of the MidWestOne record date, the directors were entitled to vote, directly or indirectly, an aggregate of approximately 399,815 shares of MidWestOne common stock, representing approximately 1.9% of the shares of MidWestOne common stock outstanding on the MidWestOne record date. See “The Merger — Interests of Certain Persons in the Merger.”
Voting of Proxies; Incomplete Proxies
Each copy of this joint proxy statement-prospectus mailed to holders of MidWestOne common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this joint proxy statement-prospectus, regardless of whether you plan to attend the MidWestOne special meeting, or you may vote your shares electronically via the Internet or by telephone.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.
All shares represented by valid proxies that MidWestOne receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or your Internet or telephone vote. If you make no specification on your proxy card as to how you want your shares voted before signing, dating and returning it, your proxy will be voted FOR approval of the MidWestOne merger proposal, FOR approval of the MidWestOne merger-related compensation proposal, and FOR approval of the MidWestOne adjournment proposal. No matters other than the matters described in this joint proxy statement-prospectus are anticipated to be presented for action at the MidWestOne special meeting or at any adjournment or postponement of the MidWestOne special meeting.
Shares Held in “Street Name”; Broker Non-Votes
Under stock exchange rules, banks, brokers and other nominees who hold shares of MidWestOne common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” such as approval of the MidWestOne merger proposal, the MidWestOne merger-related compensation proposal, or the MidWestOne adjournment proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the MidWestOne special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and for which the broker, bank or other nominee does not have discretionary voting power with respect to such proposal. Therefore, if your broker, bank or other nominee holds your shares of common stock in “street name,” your broker, bank or other nominee will vote your shares of MidWestOne common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement-prospectus.
How to Vote Your MidWestOne Common Stock
Shareholders of record (i.e., those who own shares in their own name) as of the MidWestOne record date can vote as follows:
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Voting by Telephone.   Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.

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Voting on the Internet.   Go to www.proxyvote.com and follow the instructions. You will need to have your proxy card with you when you link to the website.

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Voting by Mail.   Complete, sign, date and return the enclosed proxy card in the envelope provided.

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Voting at the MidWestOne Special Meeting.   Attend and vote in person during the MidWestOne special meeting. Whether or not you plan to attend the MidWestOne special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the internet by following the instructions on the proxy card.

If you vote using the Internet or by telephone, please do not mail in your proxy card.
Revocability of Proxies and Changes to a Shareholder’s Vote
If you hold shares of MidWestOne common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) giving written notice revoking your proxy to MidWestOne’s Deputy Corporate Secretary, Kenneth R. Urmie, prior to the date of the MidWestOne special meeting, or (3) attending the MidWestOne special meeting and voting in person at the MidWestOne special meeting.

Written notices of revocation and other communications about revoking your proxy should be addressed to:
MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa 52240
Attention: Kenneth R. Urmie
If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.
No Dissenters’ Rights
MidWestOne’s shareholders do not have dissenters’ rights with respect to the merger under Iowa law.
Solicitation of Proxies
MidWestOne’s board of directors is soliciting your proxy in conjunction with the merger agreement and the proposals being submitted to the MidWestOne shareholders at the MidWestOne special meeting. MidWestOne will bear the entire cost of soliciting proxies from its shareholders. MidWestOne may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from the MidWestOne shareholders, either personally or by telephone, facsimile, mail, e-mail or other electronic means. In addition to solicitation of proxies by mail, MidWestOne will request that banks, brokers, other nominees and other record holders send proxies and proxy materials to the beneficial owners of MidWestOne common stock and secure their voting instructions. MidWestOne will reimburse the record holders for their reasonable expenses in taking those actions.
Attending the MidWestOne Special Meeting
All shareholders of MidWestOne as of the MidWestOne record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the MidWestOne record date, are invited to attend the MidWestOne special meeting. Shareholders of record of MidWestOne common stock can vote in person at the MidWestOne special meeting. If you are not a shareholder of record as of the MidWestOne record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the MidWestOne special meeting. If you plan to attend the MidWestOne special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, all MidWestOne shareholders must bring a form of personal photo identification with you to be admitted. MidWestOne reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the MidWestOne special meeting is prohibited without MidWestOne’s express written consent.
A MidWestOne shareholder who holds shares in “street name” through a broker, bank or other nominee (which we refer to as a “beneficial owner”) who desires to attend the MidWestOne special meeting in person must bring proof of beneficial ownership as of the MidWestOne record date, such as a letter from the broker, bank or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker, bank or other nominee.
Assistance
If you have any questions concerning the merger or this joint proxy statement-prospectus, would like additional copies of this joint proxy statement-prospectus or need help voting your shares of MidWestOne common stock, please contact John A. Cooney, our General Counsel and Corporate Secretary, at (763) 512-2596 or Kenneth R. Urmie, our Deputy Corporate Secretary, at (319) 356-5925.

THE MIDWESTONE PROPOSALS
Proposal 1 — The MidWestOne Merger Proposal
At the special meeting, the shareholders of MidWestOne will be asked to approve the merger agreement providing for the merger of MidWestOne with and into Nicolet, and the transactions contemplated thereby. Shareholders of MidWestOne should read this joint proxy statement-prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.
Required Vote
Approval of the MidWestOne merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MidWestOne common stock as of the MidWestOne record date. Abstentions, shares not voted, and broker non-votes will have the same effect as a vote against the MidWestOne merger proposal. In the event that the MidWestOne merger proposal is not approved by the requisite vote of MidWestOne shareholders, the merger will not be completed.
After careful consideration, the MidWestOne board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and the merger, and found them to be advisable and in the best interests of MidWestOne and its shareholders. See “The Merger — Background of the Merger” beginning on page 40 and “The Merger — Reasons for the Merger” beginning on page 42 for a more detailed discussion of the MidWestOne board’s recommendation.
THE MIDWESTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
MIDWESTONE SHAREHOLDERS VOTE FOR THE MIDWESTONE MERGER PROPOSAL.
Proposal 2 — The MidWestOne Merger-Related Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, MidWestOne is seeking a non-binding, advisory shareholder approval of the compensation of MidWestOne’s named executive officers that is based on or otherwise relates to the merger. The proposal gives holders of MidWestOne common stock the opportunity to express their views on the merger-related compensation of MidWestOne’s named executive officers. This compensation is summarized in the table entitled “Golden Parachute Compensation” that begins on page 75, including the associated narrative disclosure.
Accordingly, MidWestOne is asking holders of MidWestOne common stock to vote FOR the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to MidWestOne’s named executive officers, in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” that begins on page 75 of the joint proxy statement-prospectus for the merger, together with the accompanying footnotes and narrative discussion relating to the named executive officers’ golden parachute compensation and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of Certain Persons in the Merger — Merger-Related Compensation for MidWestOne Named Executive Officers” are hereby APPROVED.”
The vote on the advisory MidWestOne merger-related compensation proposal is a vote separate and apart from the votes on the MidWestOne merger proposal and the MidWestOne adjournment proposal. Accordingly, if you are a holder of MidWestOne common stock, you may vote to approve the MidWestOne merger proposal and/or the MidWestOne adjournment proposal and vote not to approve the MidWestOne merger-related compensation proposal, and vice versa. The approval of the MidWestOne merger-related compensation proposal by holders of MidWestOne common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to MidWestOne’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of MidWestOne common stock fail to approve the advisory vote regarding merger-related compensation.

THE MIDWESTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MIDWESTONE SHAREHOLDERS VOTE FOR THE MIDWESTONE MERGER-RELATED COMPENSATION PROPOSAL.
Proposal 3 — The MidWestOne Adjournment Proposal
At the MidWestOne special meeting, shareholders will be asked to approve the adjournment of the MidWestOne special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the MidWestOne special meeting to approve the MidWestOne merger proposal. If submitted at the MidWestOne special meeting, MidWestOne is asking its shareholders to approve the MidWestOne adjournment proposal. If MidWestOne does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the MidWestOne merger proposal, it may propose to adjourn the MidWestOne special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the MidWestOne merger proposal. The proxy holders will vote properly submitted proxy cards “FOR” approval of the MidWestOne adjournment proposal, unless otherwise instructed on the proxy. In the event that the MidWestOne adjournment proposal is submitted to the shareholders at the MidWestOne special meeting, MidWestOne will ask holders of MidWestOne common stock to vote upon the MidWestOne adjournment proposal but not the MidWestOne merger-related compensation proposal. If MidWestOne shareholders approve the MidWestOne adjournment proposal, MidWestOne is not required to give any further notice of the time and place of the adjourned MidWestOne special meeting other than an announcement of the time and place at the MidWestOne special meeting.
MidWestOne does not currently intend to propose adjournment of the MidWestOne special meeting if there are sufficient votes to approve the MidWestOne merger proposal.
Approval of the MidWestOne adjournment proposal is not a condition to the merger. The MidWestOne adjournment proposal is not subject to or conditioned on any other proposal to be considered at the MidWestOne special meeting and does not require the approval of any other such proposal to be effective.
If a quorum is not present at the MidWestOne special meeting, the meeting will be adjourned to a later time without a vote.
If approval of the MidWestOne adjournment proposal is submitted to the shareholders for approval, approval of the MidWestOne adjournment proposal requires that more votes be cast in favor of the proposal than against it, assuming a quorum exists. Abstentions, unvoted shares and broker non-votes will not have any effect on the outcome of this proposal, assuming a quorum is present.
THE MIDWESTONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
MIDWESTONE SHAREHOLDERS VOTE FOR THE MIDWESTONE ADJOURNMENT PROPOSAL.

THE MERGER
Structure of the Merger
The merger agreement provides for the merger of MidWestOne with and into Nicolet, with Nicolet being the surviving entity in the merger. After the merger, MidWestOne Bank will merge with and into Nicolet National Bank, with Nicolet National Bank being the surviving bank. Each share of MidWestOne common stock outstanding at the effective time of the merger, other than certain cancelled shares, will be converted into the right to receive 0.3175 shares of Nicolet common stock. See “The Merger Agreement” on page 79 for additional details regarding the structure of the merger.
Background of the Merger
As part of ongoing efforts to strengthen their businesses and improve operations and financial performance to create shareholder value, each of Nicolet’s and MidWestOne’s boards of directors and senior management regularly review and evaluate their respective companies’ business, strategic direction, performance and prospects. Historically, both Nicolet and MidWestOne have engaged in acquisitions as part of their growth strategies. Members of Nicolet’s and MidWestOne’s respective senior management teams have known one another for the past several years, typically interacting at investor and industry conferences. In July 2025, Nicolet’s CEO and CFO invited MidWestOne’s CEO to play a couple rounds of golf in Kohler, Wisconsin, on August 4, 2025 and August 5, 2025. During these rounds, Nicolet’s management initiated a conversation about a potential combination of Nicolet and MidWestOne, proposing an all-stock merger of MidWestOne with and into Nicolet, with Nicolet continuing as the surviving entity. Both parties expressed an openness to such a transaction, and the principals agreed to continue the conversation about a potential combination.
On August 6, 2025, Nicolet, with the assistance of KBW, began Nicolet’s preliminary modelling of a potential combination, based on publicly available information about both parties. Nicolet’s board was notified of the initial discussions and preliminary modelling at a regular board meeting on August 19, 2025.
At the time of the proposal, MidWestOne was actively evaluating an acquisition of a smaller financial institution (the “MidWestOne Target”). The board of directors of MidWestOne held an informal meeting on August 18, 2025, to discuss whether to further explore either or both potential transactions. The MidWestOne board of directors determined further consideration of both transactions was merited. Upon the recommendation of a MidWestOne board member, MidWestOne contacted Sanford M. Brown of Alston & Bird, LLP (“Alston & Bird”), who presented to the MidWestOne board of directors regarding Alston & Bird’s potential representation of MidWestOne in connection with the proposal on August 26, 2025. At that meeting, Alston & Bird also made a presentation to the MidWestOne board of directors regarding fiduciary duties, the implications of receiving an unsolicited acquisition proposal and employee-benefit matters associated with mergers and acquisitions. At that meeting, the MidWestOne board of directors determined it was in MidWestOne’s best interest to suspend the evaluation of a potential transaction with the MidWestOne Target.
On August 25, 2025, Nicolet and MidWestOne executed a mutual non-disclosure agreement. On August 27, 2025, Nicolet’s executive committee authorized the issuance of a non-binding letter of intent (the “LOI”), which was then delivered to MidWestOne. The LOI outlined proposed terms of the potential merger. Among other terms, the LOI proposed an exchange ratio ranging from 0.310 to 0.320 shares of Nicolet common stock for each share of MidWestOne common stock. The proposed exchange ratio represented an equivalent price-per-share of $42.63 to $44.01, which equated to a 40% to 45% premium over MidWestOne’s share price as of August 26, 2025. The LOI also provided that the resulting institution would have a ten-member board of directors comprised of three former MidWestOne board members and seven members of Nicolet’s existing board of directors. As is customary, the LOI contained exclusivity provisions prohibiting MidWestOne from discussing a potential transaction with any other party.
MidWestOne called a special meeting of its board of directors on August 29, 2025, to discuss and evaluate the LOI. As an initial matter, the MidWestOne board of directors formally approved an engagement letter with Piper Sandler & Co. (“Piper Sandler”). At the meeting, Alston & Bird reminded the MidWestOne board of directors of their fiduciary duties and addressed the typical contents of a letter of intent. Piper

Sandler provided an overview of Nicolet, including a discussion of Nicolet’s history of acquisitions, directors, management and major shareholders, as well as a preliminary pro forma analysis of the proposed transaction. The MidWestOne board of directors considered counterproposals and alternatives, including approaching a competing acquirer and conducting a competitive bidding process.
With the input and advice of Alston & Bird and Piper Sandler, MidWestOne’s board of directors determined it to be in the best interest of MidWestOne’s shareholders and other constituencies to (a) proceed with the current proposal, but (b) propose (i) an exchange-ratio range of 0.310 to 0.325 and (ii) a resultant 11-member board of directors consisting of four MidWestOne directors, plus seven of Nicolet’s current directors. Nicolet accepted the revised exchange ratio and agreed to a resultant board of directors consisting of either Nicolet’s original proposal or a 12-member board comprised of four MidWestOne directors, plus eight of Nicolet’s current board members. A revised letter of intent was executed by both parties on August 30, 2025.
Piper Sandler opened an electronic data room on September 2, 2025, to host MidWestOne’s diligence disclosures about its financial condition, operations, loans, investments, employee benefits and other matters. Later that week, Nicolet and its representatives were granted access to the data room and, over the next several weeks, Nicolet conducted an extensive due diligence review of MidWestOne. In addition to a review of the data room contents, Nicolet held meetings with MidWestOne management.
MidWestOne and its representatives also conducted reverse due diligence of Nicolet through a review of publicly-filed information. On September 25, 2025, MidWestOne and its advisors were invited to an electronic data room containing supplemental information regarding Nicolet, in response to MidWestOne’s reverse due diligence requests. On October 7, 2025, representatives of Nicolet, MidWestOne and their respective counsel held a mutual due diligence call. On October 13, 2025, MidWestOne, with the assistance of Piper Sandler and Alston & Bird, held a subsequent reverse due diligence call with Nicolet management. Alston & Bird presented to the MidWestOne board of directors the results of its reverse due diligence review analysis on October 17, 2025.
On September 23, 2025, Nicolet held a special meeting of its board of directors to discuss the potential merger with MidWestOne. Representatives of KBW provided a preliminary financial overview of MidWestOne and the proposed transaction, including preliminary potential pro forma financial information regarding the proposed transaction. Nicolet’s board unanimously supported moving forward with further merger discussions.
On September 26, 2025, Nicolet’s counsel, Nelson Mullins Riley & Scarborough, LLP (“Nelson Mullins”) provided Alston & Bird with a first draft of the merger agreement. The initial draft was generally consistent with the terms of the LOI but did not yet provide for an exchange ratio. Over the course of the following weeks, Nicolet, MidWestOne and their respective legal advisors exchanged drafts of the merger agreement, disclosure schedules, and ancillary documents. The parties negotiated the terms of the transaction, including the parties’ respective representations and warranties (and the appropriate level of reciprocity), operational covenants regarding the parties’ actions between the signing of the merger agreement and the closing of the transaction, the level of severance and other rights of MidWestOne’s employees in connection with the proposed transaction, closing conditions and the treatment of MidWestOne’s restricted stock units and performance restricted stock units.
Representatives of Alston & Bird and Piper Sandler attended weekly meetings of the MidWestOne board of directors to provide updates on the status of negotiations and open issues. At a meeting of the board of directors on October 10, 2025, Alston & Bird gave a presentation discussing the terms and conditions of the merger agreement and the anticipated terms of the ancillary documents, drafts of which had not yet then been circulated. At a meeting of the board of directors on October 17, 2025, Alston & Bird gave a presentation regarding interim changes to the transaction documents and updates, including, in particular, a substantive overview of the terms of the ancillary documents. Likewise, Piper Sandler regularly provided the MidWestOne board of directors with updated pricing equivalents and other metrics to reflect market movement.
On October 22, 2025, MidWestOne called a meeting of its board of directors to determine whether to adopt and instruct management to execute the merger agreement. Representatives of Alston & Bird presented regarding final changes to the merger agreement and related transaction documents, copies of which were delivered to the MidWestOne board of directors on October 20, 2025. In addition, Piper Sandler presented its financial analysis and opinion to MidWestOne’s board of directors to the effect that, as of October 22, 2025, and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion as set forth therein, the exchange ratio was fair, from a financial point of view, to holders of MidWestOne common stock. See “Opinion of MidWestOne’s Financial Advisor.” Among other matters, MidWestOne’s board of directors reviewed the form and value of the consideration to be received by MidWestOne’s shareholders, the price and historical performance of Nicolet common stock and the implications of the merger to other relevant MidWestOne constituencies. Following further discussion, during which the MidWestOne board of directors considered the matters reviewed and discussed at that meeting and all prior meetings of MidWestOne’s board of directors, and the factors listed below at “— Reasons for the Merger — MidWestOne,” MidWestOne’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were in the best interests of MidWestOne, its shareholders and other constituencies, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that MidWestOne’s shareholders approve the merger agreement.
On October 23, 2025, the Nicolet board of directors held a meeting, which was attended by representatives of KBW and Nelson Mullins. Representatives of Nelson Mullins reviewed Nicolet’s board of directors’ fiduciary duties in the context of its consideration of the proposal and final terms of the proposed merger agreement and related transaction documents with the Nicolet board of directors. Also at this meeting, KBW reviewed with the Nicolet board of directors the financial aspects of the merger, including the financial analyses performed by KBW, and delivered its opinion, dated October 23, 2025, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio was fair, from a financial point of view, to Nicolet. See “The Merger — Opinion of Nicolet’s Financial Advisor.” Representatives of Nelson Mullins answered questions from the Nicolet board of directors regarding the terms of the merger agreement and the ancillary agreements, the required regulatory and shareholder approvals for the merger and the expected closing time of the merger. After taking into consideration the matters discussed during this meeting and prior meetings of the Nicolet board of directors, including the factors described under the section of this joint proxy statement-prospectus entitled “The Merger — Nicolet’s Reasons for the Merger” and after extensive discussion, the Nicolet board of directors unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Nicolet’s shareholders and unanimously approved the merger agreement and related actions and recommended the approval of the Nicolet merger proposal to Nicolet’s shareholders.
On October 23, 2025, MidWestOne and Nicolet executed and delivered the merger agreement and related transaction documents, including support agreements executed by MidWestOne’s directors and executive officers and claims letters executed by MidWestOne’s directors. After close of the market on October 23, 2025, MidWestOne and Nicolet publicly announced their entry into the merger agreement by issuing a joint press release and each filing a Form 8-K.
Reasons for the Merger
General
The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Nicolet and MidWestOne and their respective representatives. The following discussion of the information and factors considered by the Nicolet and MidWestOne boards of directors is not intended to be exhaustive, but includes all of the material factors the respective boards considered in determining whether to enter into the merger agreement. In reaching their determinations to approve the merger and to recommend that their respective shareholders approve the merger, neither the Nicolet board of directors nor the MidWestOne board of directors assigned any relative or specific weight to the following factors, and individual directors may have assigned different weight to different factors.
Nicolet
Nicolet’s board of directors and executive management regularly evaluate and assess Nicolet’s strategy and opportunities to achieve growth through various strategic initiatives and transactions, giving consideration to the context of developments in the industry, conditions in the geographic areas that Nicolet serves, competitive considerations and other factors. The board of directors of Nicolet has placed emphasis on achieving meaningful and profitable growth, either through organic or acquisitive means, especially following successful acquisitions of community banks and branches in the 12 years prior. As such, the board has instructed executive management to continue to explore merger and acquisition opportunities that could expand and enhance the current Nicolet franchise and improve long-term value for shareholders.
In deciding to pursue a merger with MidWestOne, Nicolet’s management and board of directors considered, among other things, the following:
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the effectiveness of the merger in allowing Nicolet to expand geographically further into the greater Twin Cities market, as well as into the state of Iowa, which will allow for further diversification of the combined loan portfolio across asset classes and markets;

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Nicolet’s belief that the expansion into the Twin Cities and state of Iowa will provide Nicolet entry into additional commercial and industrial hubs in the Upper Midwest;

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MidWestOne’s strong reputation and successful track record of organic commercial and retail loan generation abilities;

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the complementary fit of the businesses of Nicolet and MidWestOne, which Nicolet’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

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the complementary nature of the companies’ cultures, including relationship-based banking models engineered to deliver products and services to businesses of all sizes, a strong commitment to community prosperity, and the belief that this alignment would facilitate the successful integration and implementation of the mergers;

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the ability of Nicolet to cross sell its larger product base across MidWestOne’s customer base and market primarily through its larger commercial lending platform and its wealth management and trust department;

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Nicolet’s belief that MidWestOne’s business values, culture, and philosophies appear to align with those of Nicolet;

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Nicolet’s expectation that certain members of MidWestOne’s executive management team and senior lenders will remain with Nicolet and will lead new markets, with the addition of certain MidWestOne leadership;

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Nicolet’s expectation that Nicolet will retain its strong capital position and asset quality upon completion of the transaction;

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the expectation that pro forma capital levels will not require Nicolet to raise any additional capital in connection with the merger;

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the expectation of cost synergies resulting from the merger will enable, among other things, increased investments in people, technology and innovation to better manage risk and improve customer offerings and service;

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Nicolet’s expectations that the merger will offer cost savings and revenue growth opportunities, and, as a result, be accretive to earnings per share within the first full year;

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that upon consummation of the mergers, Nicolet would have approximately $15.5 billion in total assets, approximately $13.1 billion in deposits and approximately $11.2 billion in loans in light of the current and prospective economic and regulatory environment in the financial services industry driving the need for additional scale to remain competitive, including the accelerating pace of technological change, operating costs, and increasing competition from both banks and non-bank financial and financial technology firms; and

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the additional operating leverage from being a $15 billion in asset bank that is expected to offset the additional expenses associated with crossing the $10 billion in asset threshold, which include various regulatory and compliance costs, as well as the loss of certain debit card interchange revenue as a result of compliance with the Dodd-Frank Act.
The Nicolet board of directors approved the merger agreement after Nicolet’s executive management discussed with the Nicolet board of directors a number of factors, including those described above and the business, loan and deposit structure, assets, liabilities, results of operations, financial performance, geographic location and strategic direction of MidWestOne. The foregoing discussion of the information and factors considered by the Nicolet board of directors is not exhaustive, but includes the material factors considered by the Nicolet board of directors. In view of the wide variety of factors considered by the Nicolet board of directors in connection with its evaluation of the merger, the Nicolet board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Nicolet board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors. The explanation of Nicolet’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “A Warning About Forward-Looking Statements.”
MidWestOne
After careful consideration, the MidWestOne board of directors, at a special meeting held on October 22, 2025, unanimously, inter alia, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of MidWestOne and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the MidWestOne board of directors unanimously recommends that MidWestOne shareholders vote FOR approval of the MidWestOne merger proposal, FOR approval of the MidWestOne merger-related compensation proposal, and FOR approval of the MidWestOne adjournment proposal.
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that MidWestOne’s shareholders adopt the merger agreement, the MidWestOne board of directors consulted with MidWestOne management, as well as its financial and legal advisors, and considered a number of factors, including the following:
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each of MidWestOne’s and Nicolet’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the MidWestOne board of directors considered the following:

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its view that the merger is a strategically compelling transaction that will create a stronger company, elevate growth and provide meaningful long-term value for the shareholders of MidWestOne;

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its view that the combined company would be strategically positioned to capitalize on market opportunities and better serve its customers through the ability to make larger loans and provide a greater breadth of services;

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that the combined company would have the scale to better invest, compete and perform by leveraging leading market positions and complementary products;

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the historical trading multiples of Nicolet common stock compared to the historical profile of MidWestOne common stock;

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the anticipated impact of the transaction on the combined company, including the expected impact on financial metrics (including earnings per share, return on average assets, return on average tangible common equity and efficiency ratio);

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the historical performance of MidWestOne and Nicolet common stock and Nicolet’s return on equity; and

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its review and discussions with Nicolet’s management and its legal advisors concerning the due diligence review of Nicolet;

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its familiarity of the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, possible effects of scale, increased operating costs resulting from regulatory and compliance mandates, increasing competition from nationwide banks, non-bank financial and financial technology firms, and current financial market conditions and the likely effects of these factors on MidWestOne’s and the combined company’s potential growth, development productivity and strategic options, and the likely effect of these factors on MidWestOne both with and without the proposed transaction;

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its views with respect to other strategic alternatives potentially available to MidWestOne, including continuing as a standalone company focusing exclusively on organic growth, making acquisitions of other banks, transformative transactions (including large acquisitions or a merger of equals) and a transaction involving the sale of MidWestOne;

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the consistency of the transaction with MidWestOne’s business strategies, including achieving strong earnings growth, reaching new markets, improving customer attraction and retention, developing technology capabilities and focusing on cost management;

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its conclusion that MidWestOne and Nicolet are a complementary fit because of the nature of the markets served and products offered by MidWestOne and Nicolet and the expectation that the transaction would provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, improved efficiencies and reduced costs and enhanced opportunities for growth;

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MidWestOne’s and Nicolet’s shared belief in a purpose-driven and thoughtful approach to the combination and the resulting company, structured to maximize the potential for synergies and positive impact to local communities, to minimize the loss of customers and employees, to further diversify the combined company’s operating risk profile compared to the risk profile of MidWestOne on a stand-alone basis, and to expand upon the combined company’s lending;

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MidWestOne’s and Nicolet’s shared cultures that are relationship-focused;

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Nicolet’s history of successful acquisitions and the expected timing for the closing of the merger;

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the expectation that the transaction will be generally tax-free for U.S. federal income tax purposes to MidWestOne shareholders with respect to the receipt of Nicolet common stock in exchange for the MidWestOne common stock;

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the financial analyses and presentations by Piper Sandler and its oral opinion to the MidWestOne board of directors, which was subsequently confirmed in writing, to the effect that, as of October 22, 2025, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of MidWestOne’s common stock. See “Opinion of MidWestOne’s Financial Advisor” beginning on page 46;

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the financial and other terms of the merger agreement, which MidWestOne reviewed with its outside financial and legal advisors, including:

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the fact that the exchange ratio is fixed, which the MidWestOne board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the fact that MidWestOne’s shareholders will have an opportunity to vote on the adoption of the merger agreement; and

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the right of MidWestOne to terminate the merger agreement in certain circumstances, subject to the payment of a termination fee of $35 million if terminated under the circumstances more fully described under “The Merger Agreement — Termination of the Merger Agreement; Termination Fee” beginning on page 86;

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the potential for the value of the merger consideration to be received by holders of shares of MidWestOne common stock to be adversely affected by a decrease in the trading price of Nicolet common stock;

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the potential risks associated with achieving anticipated efficiency improvements and cost reductions and savings and successfully integrating MidWestOne’s business, operations and workforce with those of Nicolet;

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the nature and amount of payments and other benefits to be received by MidWestOne management in connection with the merger pursuant to existing MidWestOne plans and employment agreements;

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the potential effect of the merger on MidWestOne’s overall business, including its relationships with customers, employees, suppliers and regulators;

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the potential for losing key MidWestOne employees during the pendency of the merger and thereafter;

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the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of MidWestOne and Nicolet, transaction fees, expenses and other payments that will or may arise from the merger;

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that MidWestOne’s directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as more fully described under “The Merger — Interests of Certain Persons in the Merger,” beginning on page 72;

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the potential of negative reaction in the communities served by MidWestOne, including with respect to loss of employment;

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the risk that the merger may not be completed despite the combined efforts of MidWestOne and Nicolet or that completion may be unduly delayed, even if the required regulatory approvals are obtained and the requisite approvals are obtained from MidWestOne and Nicolet shareholders; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 17 and 25, respectively.

This discussion of the information and factors considered by MidWestOne’s board of directors in reaching its conclusions and recommendation includes principal factors considered by the board of directors but is not intended to be exhaustive and may not include all of the factors considered by the MidWestOne board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the MidWestOne board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to MidWestOne shareholders. Rather, the MidWestOne board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the MidWestOne board of directors may have assigned different weights to different factors.
Certain of MidWestOne’s directors and executive officers have other interests in the merger that are different from, or in addition to, those of MidWestOne’s shareholders generally, as discussed under the caption “The Merger — Interests of Certain Persons in the Merger,” below. The MidWestOne board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to MidWestOne shareholders.
Opinion of MidWestOne’s Financial Advisor
MidWestOne retained Piper Sandler to act as financial advisor to MidWestOne’s board of directors in connection with MidWestOne’s consideration of a possible business combination with Nicolet. MidWestOne selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to MidWestOne’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 22, 2025 meeting at which MidWestOne’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the MidWestOne board of directors its oral opinion, which was subsequently confirmed in writing on October 22, 2025, to the effect that, as of such date, the exchange ratio was fair to the holders of MidWestOne’s common stock from a financial point of view.
The full text of Piper Sandler’s opinion is attached as Appendix C to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of MidWestOne common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of MidWestOne in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of MidWestOne as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of MidWestOne common stock and did not address the underlying business decision of MidWestOne to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for MidWestOne or the effect of any other transaction in which MidWestOne might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of MidWestOne or Nicolet, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
a draft of the merger agreement, dated October 22, 2025;

•
certain publicly available financial statements and other historical financial information of MidWestOne that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of Nicolet that Piper Sandler deemed relevant;

•
publicly available mean analyst earnings per share estimates for MidWestOne for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for MidWestOne for the years thereafter and estimated dividends per share for MidWestOne for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of MidWestOne;

•
publicly available mean analyst earnings per share estimates for Nicolet for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for Nicolet for the years thereafter and estimated dividends per share for Nicolet for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Nicolet and confirmed for use by the senior management of MidWestOne;

•
the pro forma financial impact of the Merger on Nicolet based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for current expected credit losses (“CECL”) accounting standards, as provided by the senior management of Nicolet;

•
the publicly reported historical price and trading activity for MidWestOne common stock and Nicolet common stock, including a comparison of certain stock trading information for MidWestOne common stock and Nicolet common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for MidWestOne and Nicolet with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of MidWestOne and its representatives the business, financial condition, results of operations and prospects of MidWestOne and held similar discussions with certain members of the management of Nicolet and its representatives regarding the business, financial condition, results of operations and prospects of Nicolet.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by MidWestOne or Nicolet or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of MidWestOne and Nicolet that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MidWestOne or Nicolet or any of their respective subsidiaries, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of MidWestOne or Nicolet or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of MidWestOne or Nicolet, or of the combined company after the proposed merger, and Piper Sandler did not review any individual credit files relating to MidWestOne or Nicolet or any of their respective subsidiaries. Piper Sandler assumed, with MidWestOne’s consent, that the respective allowances for credit losses for both MidWestOne and Nicolet were adequate to cover such losses and would be adequate on a pro forma basis for the combined company.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for MidWestOne for the years ending December 31, 2025 through December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for MidWestOne for the years thereafter and estimated dividends per share for MidWestOne for the years ending December 31, 2025 through December 31, 2029 as provided by the senior management of MidWestOne. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Nicolet for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for Nicolet for the years thereafter and estimated dividends per share for Nicolet for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Nicolet and confirmed for use by the senior management of MidWestOne. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Nicolet. With respect to the foregoing information, the respective senior managements of MidWestOne and Nicolet confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of MidWestOne and Nicolet, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of MidWestOne or Nicolet since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that MidWestOne and Nicolet would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with MidWestOne’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MidWestOne, Nicolet, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with MidWestOne’s consent, Piper Sandler relied upon the advice that MidWestOne received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of MidWestOne common stock or Nicolet common stock at any time or what the value of Nicolet common stock would be once it is actually received by the holders of MidWestOne common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to MidWestOne’s board of directors but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. To fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to MidWestOne or Nicolet, and no transaction is identical to the proposed merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of MidWestOne and Nicolet and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of MidWestOne common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MidWestOne, Nicolet and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to MidWestOne’s board of directors at its October 22, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of MidWestOne common stock or Nicolet common stock or the prices at which MidWestOne or Nicolet common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by MidWestOne’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of MidWestOne’s board of directors with respect to the fairness of the exchange ratio.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of MidWestOne common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.3175 shares of Nicolet common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $858.1 million and an implied purchase price per share of $41.08 consisting of the implied value of 20,885,235 shares of MidWestOne common stock (inclusive of 252,475 accelerated restricted stock units and performance stock units) based on the closing price of Nicolet common stock on October 21, 2025. Based upon financial information for MidWestOne as of or for the last twelve months (“LTM”) ended September 30, 2025 and the closing price of MidWestOne’s common stock on October 21, 2025, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / LTM Earnings	14.6x
Transaction Price Per Share / Estimated 2025 Earnings(1)	14.5x
Transaction Price Per Share / Estimated 2026 Earnings(1)	11.4x
Transaction Price Per Share / 3Q2025 Tangible Book Value Per Share	165%
Market Premium as of October 21, 2025	44.4%
Core Deposit Premium(2)	7.6%

(1)
As provided by MidWestOne senior management/based on publicly available mean analyst EPS estimates

(2)
Core deposits defined as total deposits less time deposits with balances greater than $100,000

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of MidWestOne common stock and Nicolet common stock for the one-year and three-year periods ended October 21, 2025. Piper Sandler then compared the relationship between the movements in the price of MidWestOne common stock and Nicolet common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
MidWestOne’s One-Year Stock Performance
	Beginning Value October 21, 2024	Ending Value October 21, 2025
MidWestOne	0%	(1.7)%
MidWestOne Peer Group	0%	(1.5)%
S&P 500 Index	0%	15.1%
NASDAQ Bank Index	0%	(0.4)%

MidWestOne’s Three-Year Stock Performance
	Beginning Value October 21, 2022	Ending Value October 21, 2025
MidWestOne	0%	3.1%
MidWestOne Peer Group	0%	4.9%
S&P 500 Index	0%	79.5%
NASDAQ Bank Index	0%	4.0%
Nicolet’s One-Year Stock Performance
	Beginning Value October 21, 2024	Ending Value October 21, 2025
Nicolet	0%	29.3%
Nicolet Peer Group	0%	(1.7)%
S&P 500 Index	0%	15.1%
NASDAQ Bank Index	0%	(0.4)%
Nicolet’s Three-Year Stock Performance
	Beginning Value October 21, 2022	Ending Value October 21, 2025
Nicolet	0%	71.9%
Nicolet Peer Group	0%	4.0%
S&P 500 Index	0%	79.5%
NASDAQ Bank Index	0%	4.0%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for MidWestOne with a group of financial institutions selected by Piper Sandler. The MidWestOne peer group included banks and thrifts traded on a major exchange (NASDAQ, NYSE, NYSEAM) that were headquartered in the Midwest with total assets between $5.0 billion and $9.0 billion as of the most recently reported quarter but excluded targets of announced merger transactions (the “MidWestOne Peer Group”). The MidWestOne Peer Group consisted of the following companies:
Alerus Financial Corporation	Horizon Bancorp, Inc.
Bridgewater Bancshares, Inc.	Independent Bank Corporation
Community Trust Bancorp, Inc.	Lakeland Financial Corporation
Equity Bancshares, Inc.	Mercantile Bank Corporation
Farmers National Banc Corp.	Midland States Bancorp, Inc.
First Financial Corporation	Nicolet Bankshares, Inc.
First Internet Bancorp	Northpointe Bancshares, Inc.
First Mid Bancshares, Inc.	Old Second Bancorp, Inc.
German American Bancorp, Inc.	Pathward Financial, Inc.
Great Southern Bancorp, Inc.	Republic Bancorp, Inc.
HBT Financial, Inc.	Southern Missouri Bancorp, Inc.
The analysis compared publicly available financial information for MidWestOne with corresponding data for the MidWestOne Peer Group as of or for the quarter ended June 30, 2025 (unless otherwise noted) with pricing data as of October 21, 2025. The table below sets forth the data for MidWestOne and the median, mean, low and high data for the MidWestOne Peer Group. Certain financial data prepared by Piper

Sandler, as referenced in the table presented below, may not correspond to the data presented in MidWestOne’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
MidWestOne Comparable Company Analysis
	MidWestOne	MidWestOne Peer Group Median	MidWestOne Peer Group Mean	MidWestOne Peer Group Low	MidWestOne Peer Group High
Total assets ($mm)	6,250	6,332	6,411	5,020	8,931
Loans / Deposits (%)	80.7	88.2	89.6	75.1	122.9
Non-performing assets(1) / Total assets (%)	0.54	0.35	0.45	0.14	1.10
Tangible common equity/Tangible assets (%)	8.4	8.6	9.0	5.0	14.9
Tier 1 Ratio (%)	12.0	12.5	12.7	8.9	15.7
Total RBC Ratio (%)	13.1	14.8	14.7	11.8	17.0
LTM Return on average assets (%)	0.94	1.21	1.06	(1.86)	2.39
LTM Return on average tangible common equity (%)	12.0	14.3	13.7	(5.1)	38.2
LTM Net interest margin (%)	3.50	3.50	3.64	1.85	7.29
LTM Efficiency ratio (%)	58.3	57.0	57.1	47.7	69.5
Price/ Tangible book value (%)	114	131	148	51	324
Price/ LTM Earnings per share (x)	10.1	10.4	12.4	8.4	34.1
Price/ 2025E Earnings per share (x)	10.0	9.6	10.1	7.3	15.7
Price/ 2026E Earnings per share (x)	7.9	8.8	9.2	4.5	14.8
Current Dividend Yield (%)	3.4	3.0	2.8	0.0	7.8
Market value ($mm)	589	756	853	189	1,922

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and foreclosed or repossessed assets

Note: Financial data for Bridgewater Bancshares, Inc., Community Trust Bancorp, Inc., Equity Bancshares, Inc., Great Southern Bancorp, Inc., HBT Financial, Inc., Mercantile Bank Corporation and Republic Bancorp, Inc. as of or for the period ending September 30, 2025; Call report data used when consolidated unavailable; Institutions not pro forma for pending or recently completed acquisitions or divestitures.
Piper Sandler used publicly available information to perform a similar analysis for Nicolet by comparing selected financial information for Nicolet with a group of financial institutions selected by Piper Sandler. The Nicolet peer group included banks and thrifts traded on a major exchange (NASDAQ, NYSE, NYSEAM) that were headquartered in the Midwest with total assets between $6.0 billion and $19.0 billion as of the most recently reported quarter but excluded targets of announced merger transactions (the “Nicolet Peer Group”). The Nicolet Peer Group consisted of the following companies:
1st Source Corporation	Lakeland Financial Corporation
Byline Bancorp, Inc.	Mercantile Bank Corporation
Capitol Federal Financial, Inc.	Midland States Bancorp, Inc.
Community Trust Bancorp, Inc.	MidWestOne Financial Group, Inc.
Enterprise Financial Services Corp	Northpointe Bancshares, Inc.
Equity Bancshares, Inc.	Northwest Bancshares, Inc.
First Busey Corporation	Park National Corporation

First Financial Bancorp.	Pathward Financial, Inc.
First Internet Bancorp	Peoples Bancorp Inc.
First Merchants Corporation	QCR Holdings, Inc.
First Mid Bancshares, Inc.	Republic Bancorp, Inc.
German American Bancorp, Inc.	Stock Yards Bancorp, Inc.
Horizon Bancorp, Inc.
The analysis compared publicly available financial information for Nicolet with corresponding data for the Nicolet Peer Group as of or for the quarter ended June 30, 2025 (unless otherwise noted) with pricing data as of October 21, 2025. The table below sets forth the data for Nicolet and the median, mean, low and high data for the Nicolet Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Nicolet’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
Nicolet Comparable Company Analysis
	Nicolet	Nicolet Peer Group Median	Nicolet Peer Group Mean	Nicolet Peer Group Low	Nicolet Peer Group High
Total assets ($mm)	9,029	8,280	9,725	6,073	18,919
Loans / Deposits (%)	90.3	89.0	91.5	79.0	125.1
Non-performing assets(1) / Total assets (%)	0.31	0.45	0.51	0.16	1.10
Tangible common equity/Tangible assets (%)	9.6	8.9	9.4	6.2	14.9
Tier 1 Ratio (%)	12.1	12.9	12.8	8.9	16.0
Total RBC Ratio (%)	14.3	14.9	14.9	11.8	17.3
LTM Return on average assets (%)	1.63	1.23	1.00	(1.86)	2.39
LTM Return on average tangible common equity (%)	18.3	13.7	12.0	(10.5)	38.2
LTM Net interest margin (%)	3.69	3.54	3.66	1.85	7.29
LTM Efficiency ratio (%)	49.9	57.2	56.8	47.7	65.0
Price/ Tangible book value (%)	230	129	145	51	324
Price/ LTM Earnings per share (x)	13.9	10.5	12.9	8.4	34.1
Price/ 2025E Earnings per share (x)	14.0	9.8	10.4	7.3	15.7
Price/ 2026E Earnings per share (x)	13.3	9.1	9.4	4.5	14.8
Current Dividend Yield (%)	1.0	3.0	3.2	0.3	7.8
Market value ($mm)	1,922	1,206	1,293	189	2,567

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and foreclosed or repossessed assets

Note: Financial data for Community Trust Bancorp, Inc., Equity Bancshares, Inc., Mercantile Bank Corporation, Peoples Bancorp Inc. and Republic Bancorp, Inc. as of or for the period ending September 30, 2025; Call report data used when consolidated unavailable; Institutions not pro forma for pending or recently completed acquisitions or divestitures.
Analysis of Precedent Transactions.
Piper Sandler reviewed a nationwide group of merger and acquisition transactions, which consisted of nationwide bank and thrift transactions announced from January 1, 2021 to October 21, 2025 with target total assets between $4.0 billion and $10.0 billion (the “Nationwide Precedent Transactions”), excluding reverse mergers, transactions with credit union buyers and transactions without disclosed deal values.

The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Seacoast Banking Corporation of Florida	Villages Bancorporation, Inc.
Cadence Bank	Industry Bancshares, Inc.
Eastern Bankshares, Inc.	HarborOne Bancorp, Inc.
Independent Bank Corp.	Enterprise Bancorp, Inc.
ConnectOne Bancorp, Inc.	The First of Long Island Corporation
First Busey Corporation	CrossFirst Bankshares, Inc.
Renasant Corporation	The First Bancshares, Inc.
WesBanco, Inc.	Premier Financial Corp.
Eastern Bankshares, Inc.	Cambridge Bancorp
Burke & Herbet Financial Services Corp.	Summit Financial Group, Inc.
Washington Federal, Inc.	Luther Burbank Corporation
Allegiance Bancshares, Inc.	CBTX, Inc.
Valley National Bancorp	Bank Leumi Le-Israel B.M.
Home Bancshares, Inc.	Happy Bancshares, Inc.
Independent Bank Corp.	Meridian Bancorp, Inc.
Eastern Bankshares, Inc.	Century Bancorp, Inc.
WSFS Financial Corporation	Bryn Mawr Bank Corporation
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium and one-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low, and high metrics of the Nationwide Precedent Transactions group.
	Nicolet/ MidWestOne	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	14.6	14.8	15.2	6.5	29.8
Transaction Price / Tangible Book Value Per Share (%)	165	148	144	74	229
Tangible Book Value Premium to Core Deposits (%)	7.6	4.5	5.0	(3.1)	13.6
1-Day Market Premium (%)	44.4	19.3	16.2	(0.8)	41.8
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of MidWestOne common stock assuming MidWestOne performed in accordance with publicly available mean analyst earnings per share estimates for MidWestOne for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for MidWestOne for the years thereafter as provided by senior management of Nicolet and confirmed for use by senior management of MidWestOne, in addition to estimated dividends per share for MidWestOne for the years ending December 31, 2025 and December 31, 2026 based upon mean analyst estimates, holding dividends in the year ending December 31, 2026 constant, with dividends thereafter through December 31, 2029 provided by senior management of Nicolet and confirmed for use by the senior management of MidWestOne. To approximate the terminal value of a share of MidWestOne common stock at June 30, 2025, Piper Sandler applied price to 2029 earnings multiples ranging from 9.0x to 14.0x and multiples of 2029 tangible book value ranging from 110% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 9.00% to 13.00%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MidWestOne common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of MidWestOne common stock of $26.30 to $45.68 when applying multiples of earnings and $27.48 to $52.71 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
9.00%	$30.66	$33.67	$36.67	$39.67	$42.68	$45.68
10.00%	$29.49	$32.37	$35.25	$38.14	$41.02	$43.90
11.00%	$28.37	$31.14	$33.91	$36.67	$39.44	$42.21
12.00%	$27.31	$29.97	$32.63	$35.28	$37.94	$40.60
13.00%	$26.30	$28.85	$31.40	$33.96	$36.51	$39.06
Tangible Book Value Per Share Multiples
Discount Rate	110%	125%	145%	160%	175%	190%
9.00%	$32.05	$35.92	$41.09	$44.97	$48.84	$52.71
10.00%	$30.82	$34.54	$39.50	$43.22	$46.94	$50.65
11.00%	$29.65	$33.22	$37.98	$41.55	$45.12	$48.69
12.00%	$28.54	$31.97	$36.54	$39.97	$43.40	$46.83
13.00%	$27.48	$30.77	$35.16	$38.46	$41.75	$45.05
Piper Sandler also considered and discussed with MidWestOne’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming MidWestOne’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for MidWestOne’s common stock, applying the price to 2029 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 10.63%.
Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(15.0)%	$24.99	$27.38	$29.77	$32.16	$34.54	$36.93
(10.0)%	$26.25	$28.78	$31.31	$33.84	$36.37	$38.90
(5.0)%	$27.52	$30.19	$32.86	$35.53	$38.20	$40.87
0.0%	$28.78	$31.59	$34.40	$37.21	$40.02	$42.83
5.0%	$30.05	$33.00	$35.95	$38.90	$41.85	$44.80
10.0%	$31.31	$34.40	$37.49	$40.58	$43.68	$46.77
15.0%	$32.58	$35.81	$39.04	$42.27	$45.50	$48.73
Piper Sandler also performed an analysis that estimated the net present value per share of Nicolet common stock, assuming Nicolet performed in accordance with publicly available mean analyst earnings per share estimates for Nicolet for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for Nicolet for the years thereafter as provided by senior management of Nicolet and confirmed for use by senior management of MidWestOne, in addition to estimated dividends per share for Nicolet for the years ending December 31, 2025 and December 31, 2026 based upon mean analyst estimates, holding dividends in the year ending December 31, 2026 constant, with dividends thereafter through December 31, 2029provided by the senior management of Nicolet and confirmed for use by the senior management of MidWestOne. To approximate the terminal value of a share of Nicolet common stock at June 30, 2025, Piper Sandler applied price to 2029 earnings multiples ranging from 9.0x to 16.0x and multiples of 2029 tangible book value ranging from 150% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 8.00% to 10.00%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Nicolet common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Nicolet common stock of $74.34 to $139.60 when applying multiples of earnings and $98.80 to $192.39 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.5x	12.0x	13.5x	14.5x	16.0x
8.00%	$80.57	$93.22	$105.87	$118.52	$126.95	$139.60
8.50%	$78.96	$91.34	$103.73	$116.12	$124.38	$136.77
9.00%	$77.38	$89.51	$101.65	$113.78	$121.87	$134.01
9.50%	$75.84	$87.73	$99.61	$111.50	$119.43	$131.31
10.00%	$74.34	$85.99	$97.63	$109.28	$117.04	$128.69
Tangible Book Value Per Share Multiples
Discount Rate	150%	175%	200%	225%	250%	275%
8.00%	$107.14	$124.19	$141.24	$158.29	$175.34	$192.39
8.50%	$104.98	$121.68	$138.38	$155.08	$171.78	$188.48
9.00%	$102.87	$119.23	$135.58	$151.94	$168.30	$184.66
9.50%	$100.81	$116.84	$132.86	$148.89	$164.91	$180.94
10.00%	$98.80	$114.50	$130.20	$145.90	$161.60	$177.30
Piper Sandler also considered and discussed with MidWestOne’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Nicolet’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Nicolet common stock, applying the price to 2029 earnings multiples range of 9.0x to 16.0x referred to above and a discount rate of 8.99%.
Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.5x	12.0x	13.5x	14.5x	16.0x
(15.0)%	$66.49	$76.81	$87.14	$97.46	$104.34	$114.66
(10.0)%	$70.14	$81.06	$91.99	$102.92	$110.20	$121.13
(5.0)%	$73.78	$85.31	$96.85	$108.38	$116.07	$127.61
0.0%	$77.42	$89.56	$101.71	$113.85	$121.94	$134.08
5.0%	$81.06	$93.81	$106.56	$119.31	$127.81	$140.56
10.0%	$84.71	$98.06	$111.42	$124.77	$133.68	$147.03
15.0%	$88.35	$102.31	$116.28	$130.24	$139.55	$153.51
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on Nicolet assuming the transaction closes on March 31, 2026. Piper Sandler utilized the following information and assumptions: (a) publicly available mean analyst earnings per share estimates for MidWestOne for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for MidWestOne for the years thereafter, as provided by the senior management of Nicolet and confirmed for use by the senior management of MidWestOne, (b) publicly available mean analyst earnings per share estimates for Nicolet for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for Nicolet for the years thereafter as provided by the senior management of Nicolet and confirmed for use by the senior management of MidWestOne, and (c) estimated transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Nicolet. The analysis indicated that the transaction could be accretive to Nicolet’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2026 through December 31, 2029 and dilutive to Nicolet’s estimated tangible book value per share at close and accretive in the years ending December 31, 2026 through December 31, 2029.
In connection with this analysis, Piper Sandler considered and discussed with MidWestOne’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as MidWestOne’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.00% of the aggregate purchase price, a substantial portion of which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, Piper Sandler’s fee was approximately $8.6 million. Piper Sandler received a $50,000 retainer fee from MidWestOne, which retainer fee will be credited in full towards the portion of the transaction fee which became payable to Piper Sandler upon execution of the engagement letter. Piper Sandler also received a $1.0 million fee from MidWestOne upon rendering its opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Piper Sandler upon closing of the transaction. MidWestOne has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler provided certain other investment banking services to MidWestOne. In summary, Piper Sandler acted as financial advisor to MidWestOne in connection with MidWestOne’s acquisition of Denver Bankshares, Inc., which transaction closed in January of 2024 and for which Piper Sandler received approximately $375,000 in compensation. Piper Sandler did not provide any investment banking services to Nicolet in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to MidWestOne, Nicolet and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of MidWestOne, Nicolet and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Opinion of Nicolet’s Financial Advisor
Nicolet engaged KBW to render financial advisory and investment banking services to Nicolet, including an opinion to the Nicolet board of directors as to the fairness, from a financial point of view, to Nicolet of the exchange ratio in the proposed merger. Nicolet selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Nicolet board of directors held on October 23, 2025 at which the Nicolet board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Nicolet. The Nicolet board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Nicolet board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Nicolet. It did not address the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement or constitute a recommendation to the Nicolet board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Nicolet common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Nicolet and MidWestOne and bearing upon the merger, including, among other things:
•
a draft of the merger agreement, dated October 22, 2025 (the most recent draft made available to KBW);

•
the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Nicolet;

•
the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 of Nicolet;

•
certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of Nicolet (provided by Nicolet);

•
the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of MidWestOne;

•
the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 of MidWestOne;

•
certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of MidWestOne (provided by MidWestOne);

•
certain regulatory filings of Nicolet and MidWestOne and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025;

•
certain other interim reports and other communications of Nicolet and MidWestOne to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of Nicolet and MidWestOne furnished to KBW by Nicolet and MidWestOne or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of Nicolet and MidWestOne; the assets and liabilities of Nicolet and MidWestOne;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of Nicolet and MidWestOne with similar information for certain other companies, the securities of which are publicly traded;

•
publicly available consensus “street estimates” of MidWestOne, as well as assumed MidWestOne long-term growth rates provided to KBW by MidWestOne management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Nicolet management and with the consent of the Nicolet board of directors;

•
publicly available consensus “street estimates” of Nicolet, as well as assumed Nicolet long-term growth rates provided to KBW by Nicolet management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Nicolet board; and

•
estimates regarding certain pro forma financial effects of the merger on Nicolet (including without limitation the cost savings expected to result or be derived from the merger) that were prepared by Nicolet management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Nicolet board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Nicolet and MidWestOne regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with KBW or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of Nicolet, upon the management of MidWestOne as to the reasonableness and achievability of the publicly available consensus “street estimates” of MidWestOne and the assumed MidWestOne long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the MidWestOne “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of MidWestOne management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied upon Nicolet management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Nicolet, the assumed Nicolet long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Nicolet (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Nicolet “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Nicolet management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Nicolet and MidWestOne that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Nicolet and MidWestOne, was based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of MidWestOne and Nicolet and with the consent of the Nicolet board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Nicolet or MidWestOne since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with Nicolet’s consent, that the aggregate allowances for credit losses for each of Nicolet and MidWestOne are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Nicolet or MidWestOne, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Nicolet or MidWestOne under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of Nicolet and MidWestOne of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of Nicolet and MidWestOne, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of MidWestOne common stock;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Nicolet, MidWestOne or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended,

and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Nicolet that Nicolet relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Nicolet, MidWestOne, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Nicolet. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any related transaction to Nicolet, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, shareholder, claims, other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Nicolet to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Nicolet or the Nicolet board;

•
any business, operational or other plans with respect to MidWestOne or the pro forma entity that may be contemplated by Nicolet or the Nicolet board or that may be implemented by Nicolet or the Nicolet board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of Nicolet’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Nicolet common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Nicolet, MidWestOne or any other party to any transaction contemplated by the merger agreement;

•
the actual value of Nicolet common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which Nicolet common stock or MidWestOne common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Nicolet common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Nicolet, MidWestOne or any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger and the bank merger would each qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Nicolet and MidWestOne. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the

KBW opinion was among several factors taken into consideration by the Nicolet board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Nicolet board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Nicolet and MidWestOne and the decision of Nicolet to enter into the merger agreement was solely that of the Nicolet board of directors.
The following is a summary of the material financial analyses presented by KBW to the Nicolet board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Nicolet board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an indicative transaction value for the proposed merger of $41.37 per share of outstanding MidWestOne common stock, or approximately $864.1 million in the aggregate, based on the 0.3175x exchange ratio in the proposed merger and the closing price of Nicolet common stock on October 22, 2025. In addition to the financial analyses described below, KBW reviewed with the Nicolet board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the proposed merger of $41.37 per share of outstanding MidWestOne stock) of 14.6x MidWestOne’s estimated 2025 earnings per share (“EPS”) using publicly available consensus “street estimates” of MidWestOne.
Nicolet Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Nicolet to 10 major exchange-traded banks headquartered in the MidWest region of the United States (defined by S&P Capital IQ Pro as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin) with total assets between $6 billion and $12 billion, most recent completed fiscal quarter (“MRQ”) Core Return on Average Assets (based on core income after taxes and before extraordinary items, excluding gain on sale of securities, amortization and impairment intangibles, and nonrecurring items as defined by S&P Capital IQ Pro) greater than 1.30%, and MRQ Fee Income / Revenue (excluding gains/losses on sale of securities) less than 30%. Merger targets and mutual holding companies were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
Park National Corporation	First Mid Bancshares, Inc.
Byline Bancorp, Inc.	Republic Bancorp, Inc.
Stock Yards Bancorp, Inc.	Lakeland Financial Corporation
1st Source Corporation	Community Trust Bancorp, Inc.
German American Bancorp, Inc.	Mercantile Bank Corporation
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest 12 months (“LTM”) available or as of the end of such periods and market price information as of October 22, 2025. KBW also used 2025 and 2026 EPS estimates taken from publicly available consensus “street estimates” for Nicolet and the selected companies. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for one of the selected companies due to utilization of Community Bank Leverage Ratio (CBLR) framework. Certain financial data presented in the tables below may not correspond to the data presented in Nicolet’s historical financial statements, or the data presented under the section “The Merger — Opinion of MidWestOne’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Nicolet and the selected companies:
	Nicolet Bankshares, Inc. 6/30/2025(3)	Nicolet Bankshares, Inc. 9/30/2025(4)	Selected Companies
			Average	Median	25th Percentile	75th Percentile
MRQ Core Return on Average Assets(1)	1.67%	1.86%	1.59%	1.55%	1.50%	1.68%
MRQ Core Return on Average Tangible Common Equity(1)	18.8%	20.6%	15.8%	15.9%	13.9%	16.6%
MRQ Net Interest Margin	3.71%	3.86%	3.93%	3.81%	3.55%	4.13%
MRQ Fee Income / Revenue Ratio(2)	21.5%	22.0%	20.1%	20.0%	17.4%	22.6%
MRQ Efficiency Ratio	50.4%	49.1%	52.3%	51.9%	56.3%	49.0%

(1)
Based on core income after taxes and before extraordinary items, excluding gain on sale of securities, amortization and impairment intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Excluded gains/losses on sale of securities.

(3)
Based on financial information of Nicolet as of or for the fiscal quarter ended June 30, 2025.

(4)
Based on preliminary financial information of Nicolet as of or for the fiscal quarter ended September 30, 2025 (provided by Nicolet).

KBW’s analysis also showed the following concerning the financial condition of Nicolet and, to the extent publicly available, the selected companies:
	Nicolet Bankshares, Inc. 6/30/2025(2)	Nicolet Bankshares, Inc. 9/30/2025(3)	Selected Companies
			Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	9.4%	9.6%	10.7%	10.2%	9.1%	11.6%
CET1 Ratio	11.3%	11.5%	13.3%	13.0%	11.9%	14.6%
Total Capital Ratio	14.0%	14.3%	15.7%	15.8%	14.9%	16.9%
Loans / Deposits	90.7%	90.3%	92.1%	93.4%	89.6%	95.8%
Loan Loss Reserves / Loans	1.00%	1.00%	1.40%	1.29%	1.24%	1.43%
Nonperforming Assets / Assets(1)	0.21%	0.31%	0.41%	0.32%	0.28%	0.59%
MRQ Net Charge-offs / Average Loans	0.02%	0.03%	0.35%	0.10%	0.28%	0.06%

(1)
Nonperforming assets included nonaccrual loans, restructured loans and OREO.

(2)
Based on financial information of Nicolet as of or for the fiscal quarter ended June 30, 2025.

(3)
Based on preliminary financial information of Nicolet as of or for the fiscal quarter ended September 30, 2025 (provided by Nicolet).

In addition, KBW’s analysis showed the following concerning the market performance of Nicolet and the selected companies:
	Nicolet Bankshares, Inc.	Nicolet Bankshares, Inc. 9/30/2025(3)	Selected Companies
			Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	27.2%	—	(0.4)%	0.9%	(4.4)%	2.9%
One-Year Total Return	28.5%	—	2.2%	2.8%	(1.9)%	6.1%
Year-To-Date Stock Price Change	24.2%	—	(2.8)%	(1.4)%	(6.6)%	0.3%
Stock Price / Tangible Book Value per Share	2.45x(2)	2.32x	1.70x	1.35x	1.27x	2.24x
Stock Price / Core LTM EPS(1)	14.4x(2)	13.6x	12.0x	10.7x	9.6x	14.7x
Stock Price / 2025 Estimated EPS	14.2x	—	11.6x	10.1x	9.5x	14.2x
Stock Price / 2026 Estimated EPS	13.4x	—	11.2x	10.2x	9.5x	13.8x
Dividend Yield	1.0%(2)	1.0%	2.7%	2.7%	2.5%	3.2%
Core LTM Dividend Payout(1)	14.2%(2)	13.3%	32.8%	28.7%	26.5%	40.8%

(1)
Based on core income after taxes and before extraordinary items, excluding gain on sale of securities, amortization and impairment intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Based on financial information of Nicolet as of or for the 12 months ended June 30, 2025.

(3)
Based on preliminary financial information of Nicolet as of or for the 12 months ended September 30, 2025 (provided by Nicolet).

No company used as a comparison in the above selected companies analysis is identical to Nicolet. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
MidWestOne Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of MidWestOne to 22 major exchange-traded banks headquartered in the MidWest region of the United States with total assets between $4 billion and $8 billion. Merger targets, mutual holding companies, Pathward Financial, Inc., and First Internet Bancorp were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
First Mid Bancshares, Inc.	First Financial Corporation
Horizon Bancorp, Inc.	Independent Bank Corporation
Midland States Bancorp, Inc.	Bridgewater Bancshares, Inc.
Republic Bancorp, Inc.	Alerus Financial Corporation
Lakeland Financial Corporation	Farmers National Banc Corp.
Community Trust Bancorp, Inc.	HBT Financial, Inc.
Northpointe Bancshares, Inc.	Southern Missouri Bancorp, Inc.
Equity Bancshares, Inc.	Bank First Corporation
Mercantile Bank Corporation	ChoiceOne Financial Services, Inc.
Great Southern Bancorp, Inc.	Civista Bancshares, Inc.
Old Second Bancorp, Inc.	West Bancorporation, Inc.
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest 12 months available or as of the end of such periods and market price information as of October 22, 2025. KBW also used 2025 and 2026 EPS estimates taken from publicly available consensus “street estimates” for MidWestOne and the selected companies. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for one of the selected companies due to utilization of Community Bank Leverage Ratio (CBLR) framework. Certain financial data presented in the tables below may not correspond to the data presented in MidWestOne’s historical financial statements, or the data presented under the section “The Merger — Opinion of MidWestOne’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of MidWestOne and the selected companies:
	MidWestOne Financial Group, Inc. 6/30/2025(3)	MidWestOne Financial Group, Inc. 9/30/2025(4)	Selected Companies
			Average	Median	25th Percentile	75th Percentile
MRQ Core Return on Average Assets(1)	0.71%	1.19%	1.33%	1.35%	1.22%	1.55%
MRQ Core Return on Average Tangible Common Equity(1)	8.9%	14.7%	15.5%	15.6%	13.0%	16.6%
MRQ Net Interest Margin	3.56%	3.57%	3.60%	3.61%	3.42%	3.74%
MRQ Fee Income / Revenue Ratio(2)	17.0%	16.7%	19.0%	16.4%	14.2%	22.1%
MRQ Efficiency Ratio	56.2%	58.4%	55.7%	56.5%	58.4%	52.7%

(1)
Based on core income after taxes and before extraordinary items, excluding gain on sale of securities, amortization and impairment intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Excluded gains/losses on sale of securities.

(3)
Based on financial information of MidWestOne as of or for the fiscal quarter ended June 30, 2025.

(4)
Based on preliminary financial information of MidWestOne as of or for the fiscal quarter ended September 30, 2025 (provided by MidWestOne).

KBW’s analysis also showed the following concerning the financial condition of MidWestOne and, to the extent publicly available, the selected companies:
	MidWestOne Financial Group, Inc. 6/30/2025(2)	MidWestOne Financial Group, Inc. 9/30/2025(3)	Selected Companies
			Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	8.2%	8.4%	8.9%	8.6%	7.7%	10.1%
CET1 Ratio	11.0%	11.1%	11.8%	11.6%	10.3%	12.9%
Total Capital Ratio	14.4%	13.1%	14.6%	14.5%	13.9%	15.8%
Loans / Deposits	81.3%	80.7%	91.1%	89.2%	84.0%	97.5%
Loan Loss Reserves / Loans	1.50%	1.17%	1.24%	1.24%	1.19%	1.33%
Nonperforming Assets / Assets(1)	0.65%	0.54%	0.42%	0.32%	0.17%	0.55%
MRQ Net Charge-offs / Average Loans	0.02%	1.38%	0.31%	0.07%	0.22%	0.02%

(1)
Nonperforming assets included nonaccrual loans, restructured loans and OREO.

(2)
Based on financial information of MidWestOne as of or for the fiscal quarter ended June 30, 2025.

(3)
Based on preliminary financial information of MidWestOne as of or for the fiscal quarter ended September 30, 2025 (provided by MidWestOne).

In addition, KBW’s analysis showed the following concerning the market performance of MidWestOne and the selected companies (excluding the impact of the LTM core EPS multiple for one of the selected companies and the impact of the 2025 EPS multiples for two of the selected companies, which multiples were considered to be not meaningful because they were less than 0.0x or greater than 30.0x, and excluding the impact of the Core LTM Dividend Payout ratio for one of the selected companies, which ratio was considered to be not meaningful because it was less than 0.0%):
	MidWestOne Financial Group, Inc.	MidWestOne Financial Group, Inc. 9/30/2025(3)	Selected Companies
			Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	(2.1)%	—	2.1%	2.6%	(6.0)%	8.4%
One-Year Total Return	1.1%	—	5.5%	5.5%	(4.1)%	9.9%
Year-To-Date Stock Price Change	(2.1)%	—	0.0%	0.1%	(7.7)%	2.4%
Stock Price / Tangible Book Value per Share	1.19x(2)	1.14x	1.42x	1.32x	1.21x	1.48x
Stock Price / Core LTM EPS(1)	8.9x(2)	9.4x	10.5x	9.7x	9.0x	11.0x
Stock Price / 2025 Estimated EPS	10.0x	—	10.1x	9.5x	8.7x	10.3x
Stock Price / 2026 Estimated EPS	7.9x	—	9.2x	8.8x	8.1x	9.4x
Dividend Yield	3.4% (2)	3.4%	3.1%	3.3%	2.1%	4.0%
Core LTM Dividend Payout(1)	30.3%(2)	32.1%	30.2%	28.8%	24.6%	41.3%

(1)
Based on core income after taxes and before extraordinary items, excluding gain on sale of securities, amortization and impairment intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Based on financial information of MidWestOne as of or for the 12 months ended June 30, 2025.

(3)
Based on preliminary financial information of MidWestOne as of or for the 12 months ended September 30, 2025 (provided by MidWestOne).

No company used as a comparison in the above selected companies analysis is identical to MidWestOne. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 21 U.S. bank and thrift acquisitions announced since January 1, 2021 with reported deal values between $500 million and $1.5 billion.
The selected transactions were as follows:
Acquiror	Acquired Company
Commerce Bancshares, Inc.	FineMark Holdings, Inc.
Seacoast Banking Corporation of Florida	Villages Bancorporation, Inc.
Independent Bank Corp.	Enterprise Bancorp, Inc.
Old National Bancorp	Bremer Financial Corporation
First Busey Corporation	CrossFirst Bankshares, Inc.
Renasant Corporation	The First Bancshares, Inc.
WesBanco, Inc.	Premier Financial Corp.
Wintrust Financial Corporation	Macatawa Bank Corporation
Eastern Bankshares, Inc.	Cambridge Bancorp
Washington Federal, Inc.	Luther Burbank Corporation
Provident Financial Services, Inc.	Lakeland Bancorp, Inc.
Simmons First National Corporation	Spirit of Texas Bancshares, Inc.
Home Bancshares, Inc.	Happy Bancshares, Inc.
SouthState Corporation	Atlantic Capital Bancshares, Inc.
United Community Banks, Inc.	Reliant Bancorp, Inc.

Acquiror	Acquired Company
Regions Financial Corporation	EnerBank USA
Glacier Bancorp, Inc.	Altabancorp
Independent Bank Corp.	Meridian Bancorp, Inc.
Eastern Bankshares, Inc.	Century Bancorp, Inc.
WSFS Financial Corporation	Bryn Mawr Bank Corporation
SVB Financial Group	Boston Private Financial Holdings, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective selected transaction and, as was then publicly available from consensus “street estimates” or public filings of the transaction parties, the one-year forward EPS estimates for the acquired company at the announcement of the respective selected transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of four selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective selected transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple);

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•
Price per common share to LTM EPS of the acquired company (in the case of four selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•
Price per common share to estimated EPS of the acquired company for the first full fiscal year after the announcement of the respective selected transaction, referred to as FWD EPS, in the 19 selected transactions in which FWD EPS for the acquired company was available at announcement from consensus “street estimates” or public filings of the transaction parties.

KBW also reviewed the price per common share paid for the acquired company for the 17 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the respective selected transaction (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the indicative transaction value for the merger of $41.37 per outstanding share of MidWestOne common stock and using preliminary historical financial information for MidWestOne as of or for the 12-month period ended September 30, 2025 provided by MidWestOne, the 2026 EPS estimate for MidWestOne taken from publicly available consensus “street estimates” of MidWestOne and the closing price of MidWestOne common stock on October 22, 2025.
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple of one of the selected transactions, which multiple was considered not meaningful because it was greater than 30.0x):
		Selected Companies
	Nicolet / MidWestOne	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.66%	1.46%	1.59%	1.67%	1.81%
Pay to Trade Ratio	71.4%	78.0%	95.3%	94.7%	109.2%
Core Deposit Premium	7.7%	4.4%	7.3%	8.4%	10.4%
Price / LTM EPS	14.7%	12.4%	12.7%	14.5%	15.5%

		Selected Companies
	Nicolet / MidWestOne	25th Percentile	Median	Average	75th Percentile
Price / FWD EPS	11.5%	11.3%	13.2%	13.2%	15.0%
One-Day Market Premium	45.2%	11.2%	20.0%	21.0%	23.6%
No company or transaction used as a comparison in the above selected transaction analysis is identical to MidWestOne or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Nicolet and MidWestOne to various pro forma balance sheet and income statement items and the combined market capitalization of the companies. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for Nicolet and MidWestOne as of September 30, 2025, (ii) publicly available consensus “street estimates” of Nicolet and MidWestOne, and (iii) market price information as of October 22, 2025. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the respective implied pro forma ownership percentages of Nicolet shareholders and MidWestOne shareholders in the combined company based on the 0.3175x exchange ratio provided for in the merger agreement taking into account MidWestOne shares outstanding and MidWestOne PSUs:
	Nicolet % of Total	MidWestOne % of Total
Ownership:
Pro Forma Ownership at 0.3175x merger exchange ratio	69.1%	30.9%
Market Information:
Pre-Transaction Market Capitalization	76.6%	23.4%
Balance Sheet:
Assets	59.1%	40.9%
Gross Loans Held For Investment	60.9%	39.1%
Deposits	58.1%	41.9%
Tangible Common Equity	61.7%	38.3%
Income Statement:
2025 Estimated Earnings	70.6%	29.4%
2026 Estimated Earnings	66.0%	34.0%
Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Nicolet and MidWestOne. Using (i) closing balance sheet estimates assumed as of March 31, 2026 for Nicolet and MidWestOne taken from publicly available consensus “street estimates”, (ii) publicly available 2025 and 2026 EPS consensus “street estimates” for Nicolet and MidWestOne, assumed long-term EPS growth rates for Nicolet provided by Nicolet management, and assumed long-term EPS growth rates for MidWestOne provided by MidWestOne management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting and earnings adjustments and other merger-related adjustments and the restructuring charge assumed with respect thereto) provided by Nicolet management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Nicolet. This analysis indicated the merger could be accretive to Nicolet’s estimated 2026 EPS and estimated 2027 EPS and could be dilutive to Nicolet’s estimated tangible book value per share at closing assumed as of March 31, 2026. Furthermore, the analysis indicated that, pro forma for the merger, each of Nicolet’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing assumed as of March 31, 2026 could be lower. For all of the above analysis, the actual results achieved by Nicolet following the merger may vary from the projected results, and the variations may be material.

Nicolet Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Nicolet to estimate a range for the implied equity value of Nicolet. In this analysis, KBW used publicly available consensus “street estimates” for Nicolet and assumed long-term growth rates for Nicolet provided by Nicolet management, and KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Nicolet could generate over the period from March 31, 2026 through December 31, 2030 as a standalone company, and (ii) the present value of Nicolet’s implied terminal value at the end of such period. KBW assumed that Nicolet would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Nicolet, KBW applied a range of 11.0x to 15.0x Nicolet’s estimated 2031 earnings. This dividend discount model analysis resulted in a range of implied values per share of Nicolet common stock of $104.94 to $149.92.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Nicolet or the pro forma combined entity.
MidWestOne Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of MidWestOne to estimate a range for the implied equity value of MidWestOne, taking into account the cost savings expected to result from the merger, certain earnings adjustments related to the impact of the Durbin Amendment on the merger, and the assumed merger-related restructuring charge. In this analysis, KBW used publicly available consensus “street estimates” of MidWestOne, assumed long-term growth rates for MidWestOne provided by MidWestOne management, and assumptions regarding cost savings, earnings adjustments and the merger-related restructuring charge provided by Nicolet management, and KBW assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that MidWestOne could generate over the period from March 31, 2026 through December 31, 2030 as a standalone company, and (ii) the present value of MidWestOne’s implied terminal value at the end of such period, in each case applying estimated cost savings, earnings adjustments related to the impact of the Durbin Amendment on the merger, and the assumed merger-related restructuring charge, where applicable, where applicable. KBW assumed that MidWestOne would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of MidWestOne, KBW applied a range of 8.0x to 10.0x MidWestOne’s estimated 2031 earnings (inclusive of estimated cost savings and earnings adjustments related to the impact of the Durbin Amendment on the merger). This dividend discount model analysis resulted in a range of implied values per share of MidWestOne common stock, taking into account the cost savings expected to result from the merger, certain earnings adjustments related to the impact of the Durbin Amendment on the merger, and the assumed merger-related restructuring charge, of $37.57 to $51.82.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of MidWestOne or the pro forma combined entity.
Illustrative Pro Forma Combined Dividend Discount Model Analysis.   KBW performed an illustrative dividend discount model analysis of the pro forma combined entity. In this analysis, KBW used publicly available consensus “street estimates” of Nicolet and MidWestOne, assumed long-term growth rates for Nicolet provided by Nicolet management, assumed long-term growth rates for MidWestOne provided by MidWestOne management, and pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting and earnings adjustments and other merger-related adjustments and the restructuring charge assumed with respect thereto) provided by Nicolet management, and KBW assumed discount rates ranging from 10.0% to 14.0%. An illustrative range for the implied equity value of the pro forma combined entity was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined entity could generate over the period from March 31, 2026 through December 31, 2030, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values of the pro forma combined entity, KBW applied a range of 11.0x to 15.0x the pro forma combined entity’s estimated 2031 earnings. This dividend discount model analysis resulted in an illustrative range of implied values of Nicolet common stock of $116.34 to $168.14.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Nicolet, MidWestOne or the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to Nicolet in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to an existing sales and trading relationship between Nicolet and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Nicolet and MidWestOne. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Nicolet or MidWestOne for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Nicolet has agreed to pay KBW a cash fee of $7,000,000, $1,250,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. Nicolet also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of the opinion, KBW did not provide investment banking or financial advisory services to Nicolet. In the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to MidWestOne and received compensation for such services. KBW acted as sole manager for MidWestOne’s September 2024 offering of common stock. KBW may in the future provide investment banking and financial advisory services to Nicolet or MidWestOne and receive compensation for such services.
Certain Prospective Financial Information
Nicolet and MidWestOne do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Nicolet and MidWestOne are including in this joint proxy statement-prospectus certain unaudited prospective financial information for Nicolet and MidWestOne that was made available or approved for use as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this joint proxy statement-prospectus solely for the purpose of providing holders of Nicolet common stock and holders of MidWestOne common stock access to certain information made available to Nicolet and MidWestOne and their respective boards of directors and financial advisors.
Neither Nicolet nor MidWestOne endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Nicolet and MidWestOne operate and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding

Forward-Looking Statements” and in the reports that Nicolet and MidWestOne file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Nicolet and MidWestOne and will be beyond the control of the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of Nicolet or MidWestOne could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this joint proxy statement-prospectus of the prospective financial information below should not be regarded as an indication that Nicolet, MidWestOne or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of Nicolet common stock or holders of MidWestOne common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Nicolet or MidWestOne of the merger, and does not attempt to predict or suggest actual future results of the surviving corporation or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger (except as expressly set forth in the section entitled “— Certain Estimated Synergies Attributable to the Merger”), the effect on Nicolet or MidWestOne of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (except as expressly set forth below). Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst total assets and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm has expressed any opinion or given any other form of assurance with respect thereto or its achievability.
In light of the foregoing, and considering that the special meetings for Nicolet and MidWestOne will be held several months after the prospective financial information was prepared or approved, as well as the uncertainties inherent in any forecasted information, shareholders of Nicolet and MidWestOne are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger.
Consensus “Street Estimates” for MidWestOne
The following tables present certain publicly available mean analyst consensus “street estimates” for MidWestOne’s total assets and earnings per share for the fiscal years ending December 31, 2025 and December 31, 2026. The following street estimates were approved by Nicolet and MidWestOne for use by their respective financial advisors in performing financial analyses in connection with their respective opinions:

Fiscal Year Ended December 31, ($ in millions, except per share data)	2025	2026
Total Assets at Fiscal Year-End	$6,296.2	$6,557.3
Earnings Per Share	$2.84	$3.61
Consensus “Street Estimates” for Nicolet
The following tables present certain publicly available mean analyst consensus “street estimates” for Nicolet’s total assets and earnings per share for the fiscal years ending December 31, 2025 and December 31, 2026. The following street estimates were approved by Nicolet and MidWestOne for use by their respective financial advisors in performing financial analyses in connection with their respective opinions:
Fiscal Year Ended December 31, ($ in millions, except per share data)	2025	2026
Total Assets at Fiscal Year-End	$9,055.0	$9,363.2
Earnings Per Share	$9.21	$9.70
Long-term Annual Growth Rate Assumptions provided by MidWestOne and Nicolet
For purposes of extrapolating Nicolet’s and MidWestOne’s financial results, Nicolet management directed its financial advisor to use and rely on estimated annualized earnings per share growth rate of 7.0% for Nicolet and 7.0% for MidWestOne, beginning in 2027. For purposes of extrapolating Nicolet’s and MidWestOne’s financial results, MidWestOne’s management directed its financial advisor to use and rely on estimated annualized earnings per share growth rate of 7.0% for Nicolet and 7.0% for MidWestOne, beginning in 2027.
Certain Estimated Synergies Attributable to the Merger
Nicolet approved certain assumptions related to transaction expenses, cost savings and purchase accounting adjustments for use by the financial advisors in performing financial analyses in connection with their respective opinions, including cost saves equal to 25% of MidWestOne’s noninterest expense, one-time pre tax merger expenses of $60 million, and a credit mark of 1.65% of MidWestOne’s gross loans.
Interests of Certain Persons in the Merger
General
In considering the recommendation of the MidWestOne board of directors that MidWestOne shareholders adopt the merger agreement, MidWestOne shareholders should be aware that the directors and executive officers of MidWestOne have interests in the transaction in addition to their interests generally as shareholders of MidWestOne. These interests are described below. The board of directors of MidWestOne was aware of these interests and considered them, in addition to other matters, in approving the merger agreement and the transactions contemplated thereby.
For purposes of this disclosure, MidWestOne’s current executive officers include the named executive officers (“NEOs”) listed below:
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Charles N. Reeves III, Chief Executive Officer;

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Len D. Devaisher, President and Chief Operating Officer;

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Barry S. Ray, Senior Executive Vice President and Chief Financial Officer;

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Paul A. Ho-Sing-Loy, Executive Vice President, Chief Information Officer; and

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Gary L. Sims, Executive Vice President and Chief Credit Officer.

Appointment to the Boards of Directors of Resulting Bank; Continuing Employment
The merger agreement provides that four current members of the MidWestOne board of directors will be appointed to the board of directors of the combined company.

As of the date of this proxy statement, no executive officer of MidWestOne has entered into any agreement with Nicolet or any of its affiliates regarding individual employment arrangements with the combined company or one or more of its affiliates following the consummation of the merger.
Treatment of MidWestOne Equity Awards
The merger agreement provides that at the effective time:
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each outstanding MidWestOne restricted stock unit award will be deemed fully vested, canceled and converted into the right to receive a number of shares of Nicolet common stock equal to (i) the product of (x) the number of shares of MidWestOne common stock subject to such MidWestOne restricted stock unit award immediately prior to the effective time of the merger multiplied by (y) the exchange ratio, plus (ii) a cash payment in respect of any accrued but unpaid fractional dividend equivalents on such MidWestOne restricted stock unit award, if any; and

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each outstanding MidWestOne performance stock unit award will be deemed fully vested, canceled and converted into the right to receive (i) a number of shares of Nicolet common stock equal to the product of (x) the number of shares of MidWestOne common stock subject to such MidWestOne performance stock unit award immediately prior to the effective time of the merger based on the higher of target performance and actual performance through the effective time as reasonably determined by the compensation committee of the board of directors of MidWestOne multiplied by (y) the exchange ratio, plus (ii) a cash payment in respect of any accrued but unpaid fractional dividend equivalents on such MidWestOne performance stock unit award, if any.

For an estimate of the value of unvested MidWestOne restricted stock unit awards and MidWestOne performance stock unit awards held by the NEOs that that will be deemed fully vested, canceled and converted into the right to receive a certain number of Nicolet common stock, assuming that the merger occurs on February 13, 2026, see “Merger-Related Compensation for MidWestOne Named Executive Officers” at page 74.
The estimate of the value of MidWestOne restricted stock unit awards held by MidWestOne’s non-employee directors and former directors that will be deemed fully vested, canceled and converted into the right to receive a certain number of Nicolet common stock, assuming that the merger occurs on February 13, 2026, is $45,451 for each of the following: Larry D. Albert, Carl J. Chaney, Charles N. Funk, Janet E. Godwin, Douglas H. Greeff, Jennifer L. Hauschildt, Matthew J. Hayek, Ruth E. Heinonen, Nathaniel J. Kaeding, Tracy S. McCormick, and Andre Perry.
MidWestOne Employment Agreements
Messrs. Reeves, Devaisher, Ray, Ho-Sing-Loy and Sims have employment agreements with MidWestOne that are substantially similar in form. Upon the occurrence of a change in control, as defined therein, the agreements will automatically remain in effect for two years following the change in control and will then terminate.
The employment agreements provide for severance benefits in the event the executive is terminated other than for “cause” or the executive resigns for “good reason” (as such terms are defined in the employment agreements) within six months before or within 24 months after a change in control of MidWestOne, as follows: (a) Mr. Reeves would be entitled to receive a lump sum payment equal to 250% of the sum of (i) the greater of his then-current annual base salary or his annual base salary as of one day prior to the change in control, and (ii) his incentive award paid or payable for the prior year (“Base Compensation”), and (b) Messrs. Devaisher, Ray, Ho-Sing-Loy and Sims would be entitled to receive a lump sum payment equal to 200% of their respective Base Compensation. The executives and their eligible dependents would also be entitled to continued coverage under the medical, dental and vision plans of MidWestOne for so long as each was eligible to and did elect COBRA continuation coverage. Each executive would be required to pay an amount for such coverage that is the same as what an active employee pays for such coverage.
If consummated, the merger will constitute a change in control for purposes of the employment agreements. All severance benefits under the employment agreements are contingent upon the executive’s timely execution and non-revocation of a general release and waiver of claims. Further, all the employment agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne by the executives during and after their employment with MidWestOne and prohibiting the executives from competing with MidWestOne and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 15 months (24 months for Mr. Reeves) following any termination of employment. In the event any payment or benefit received by the executive in connection with the merger would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments or benefits provided would be reduced to the extent necessary so as not to be subject to the excise tax.
For an estimate of the value of the severance benefits for the named executive officers assuming a qualifying termination immediately following the Effective Time, see “— Merger-Related Compensation for MidWestOne Named Executive Officers” below.
MidWestOne Special Transaction Bonus
Mr. Reeves will receive a special, one-time transaction bonus in the amount of $2,000,000, less applicable withholdings, in recognition of his exemplary service to MidWestOne and MidWestOne Bank. Mr. Reeves agreed to an extension of the noncompete in his existing employment agreement with MidWestOne for an additional six months, as a condition to receipt of the transaction bonus.
MidWestOne Executive Deferred Compensation Plan
MidWestOne maintains the Executive Deferred Compensation Plan, which each of Messrs. Devaisher and Sims participate. Account balances under the plan are always fully vested. Upon a change in control, all unpaid account balances will be immediately paid in a single lump sum. If consummated, the merger will constitute a change in control for purposes of the plan.
Indemnification and Insurance
The merger agreement provides that certain policies of directors’ and officers’ liability insurance maintained by MidWestOne will be continued for six years after the completion of the transactions. For a summary of the indemnification provisions, see “The Merger Agreement — Indemnification and Insurance” at page 86.
Merger-Related Compensation for MidWestOne Named Executive Officers
The information below is intended to comply with Item 402(t) of Regulation S-K, which requires the disclosure of information regarding certain compensation and benefits related to the merger payable to MidWestOne’s named executive officers, sometimes referred to as “golden parachute” compensation. The merger-related compensation shown in this table and described in the footnotes to the table is the subject of the non-binding advisory vote of MidWestOne’s shareholders, as described above in “— Proposal 2 — MidWestOne Merger-Related Compensation Proposal.” The figures in the table are estimates based on current compensation levels, each named executive officer’s existing compensation arrangements with MidWestOne and multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below. The table does not include the value of benefits under the MidWestOne Executive Deferred Compensation Plan in which the named executive officers are vested without regard to the occurrence of a change in control. For purposes of calculating such amounts, we have assumed

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February 13, 2026, as the closing date of the merger (which is the assumed date solely for purposes of this merger-related compensation disclosure);

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a termination of each named executive officer’s employment without cause (and not by reason of the executive officer’s death or disability) or resignation for good reason under the applicable employment agreement, effective as of immediately following the effective time of the merger;

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each named executive officer complies with all requirements necessary to receive all severance payments and benefits pursuant to his employment agreement; and

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a price per share of $37.65, which is the average closing market price of MidWestOne’s shares over the first five business days following the first public announcement of the merger on October 23, 2025.

For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the completion of the merger and “double trigger” refers to benefits that require satisfaction of two conditions, which are the completion of the merger and a qualifying termination of the named executive officer’s employment. Payments of double trigger benefits are contingent on the named executive officer signing and not revoking a release of claims in favor of MidWestOne and satisfying certain other conditions. For additional details regarding the terms of the payments described below, see the discussion under the caption “— Interests of Certain Persons in the Merger” above.
Golden Parachute Compensation
	Cash(1)(2)	Equity(3)	Perquisites/ Benefits(4)	Total(5)
Charles N. Reeves III	$5,025,058	$1,424,688	$40,000	$1,464,688
Len D. Devaisher	$1,390,312	$865,265	$29,000	$894,265
Barry S. Ray	$1,156,086	$813,162	$28,000	$841,162
Paul A. Ho-Sing-Loy	$812,886	$193,596	$40,000	$233,596
Gary L. Sims	$878,756	$493,029	$39,000	$532,029

(1)
Represents for Mr. Reeves (i) his single-trigger transaction bonus ($2,000,000), and (ii) the double-trigger cash severance amount that would become payable to him upon a qualifying termination of employment under his employment agreement, which consists of an amount equal to 250% of his 2025 annual salary and 2024 incentive bonus paid in 2025 ($3,025,058). See “— MidWestOne Employment Agreements” for a detailed description of the cash severance benefits that may become payable in connection with the Merger, and “— MidWestOne Special Transaction Bonus” for a detailed description Mr. Reeve’s transaction bonus.

(2)
Represents for the named executive officers other than Mr. Reeves the double-trigger cash severance amounts that would become payable upon a qualifying termination of employment under their employment agreements, which consists of 200% of their Base Compensation. See “— MidWestOne Employment Agreements” for a detailed description of the cash severance benefits that may become payable in connection with the Merger.

(3)
Represents the aggregate dollar value of the named executive officers’ equity awards outstanding as of December 15, 2025, for which vesting would be accelerated in accordance with the merger agreement, based on an assumed per share price of $37.65. Amounts in this column exclude the value of previously vested equity awards that will be cancelled and exchanged for Nicolet shares in accordance with the merger agreement. Amounts included in this column represent a single-trigger benefit. See “— Treatment of MidWestOne Equity Awards” for a detailed description of the treatment of outstanding Company Equity Awards in connection with the merger.

	MidWestOne Restricted Stock Unit Awards	MidWestOne Performance Stock Unit Awards
Mr. Reeves	$450,053	$974,635
Mr. Devaisher	$271,893	$593,372
Mr. Ray	$258,484	$554,678
Mr. Ho-Sing-Loy	$105,533	$88,063
Mr. Sims	$155,002	$338,027

(4)
Represents the double-trigger amounts that would become payable upon a qualifying termination of employment under the named executive officers’ employment agreements with respect to continued COBRA coverage, in an amount equal to the employer-portion of such continued coverage and assuming that each named executive officer is eligible for eighteen (18) months of COBRA.

(5)
The amounts in this column do not reflect any potential reductions to such amounts that may occur pursuant to the Section 4999-related provisions included in each named executive officer’s employment agreement as set forth in the section titled “— MidWestOne Employment Agreements” above.

Trading Market for Nicolet Stock
The shares of Nicolet common stock issued pursuant to the merger will be registered under the Securities Act and will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of Nicolet following completion of the merger. See “Resale of Nicolet Common Stock” at page 77.
Nicolet’s common stock is currently traded on the New York Stock Exchange, and the merger agreement requires that the shares issued in the merger also be eligible for trading on the New York Stock Exchange.
Nicolet Dividends
Nicolet began paying common stock dividends in 2023. Nicolet’s board of directors declared quarterly cash dividends totaling $0.92 per share of common stock for the current year through September 30, 2025. The payment of dividends is a decision of Nicolet’s board of directors based upon then-existing circumstances, including our rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints, and such other factors that the board of directors may deem relevant.
Surrender and Exchange of MidWestOne Stock Certificates
At the effective time of the merger, MidWestOne shareholders who will receive Nicolet common stock will automatically become entitled to all of the rights and privileges afforded to Nicolet shareholders as of that time. However, the actual receipt of shares of Nicolet common stock will occur after the merger. If you hold your shares in “street name” or “book-entry form” through a broker, the broker will provide separate instructions for surrendering and exchanging your shares.
Following the mailing of the joint proxy statement-prospectus and the proxy, Nicolet will send or cause to be sent to each of MidWestOne’s shareholders a letter of transmittal and other customary transmittal materials providing written instructions for exchanging MidWestOne common stock certificates for the merger consideration in accordance with the merger agreement. Each MidWestOne stock certificate or book-entry outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.
Procedures for Per Share Merger Consideration Payment
Nicolet will delay paying former shareholders of MidWestOne who become holders of Nicolet common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Nicolet common stock following the effective time of the merger until they have surrendered their certificates evidencing their MidWestOne common stock, at which time Nicolet will pay any such dividends or other distributions without interest.
You should not send in your MidWestOne stock certificate(s) until you have received the letter of transmittal. Please do NOT send in your stock certificates with your proxy card.
Assuming the merger has been consummated, after the exchange agent receives your MidWestOne stock certificate(s), together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of Nicolet common stock (in certificated or book entry form, together with any withheld dividends or other distributions, but without interest thereon) and cash in lieu of fractional shares (without interest).
Shareholders who cannot locate their stock certificates are urged to contact MidWestOne’s transfer agent promptly.

MidWestOne will issue a new stock certificate (or provide book entry) to replace the lost certificate(s) only if the shareholder of MidWestOne signs an affidavit certifying that his, her or its certificate(s) cannot be located and containing an agreement to indemnify MidWestOne and Nicolet against any claim that may be made against MidWestOne or Nicolet by the owner of the certificate(s) alleged to have been lost or destroyed. MidWestOne or Nicolet may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify MidWestOne and Nicolet.
Resale of Nicolet Common Stock
The shares of Nicolet common stock to be issued in the merger will be registered under the Securities Act. MidWestOne shareholders who are not affiliates of Nicolet may generally freely trade their Nicolet common stock upon completion of the merger. The term “affiliate” generally means each person who is an executive officer, director or 10% shareholder of Nicolet after the merger.
Those shareholders who are deemed to be affiliates of Nicolet may only sell their Nicolet common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without registration with the SEC, volume limitations and other restrictions on the manner of sale of the shares.
Regulatory and Other Required Approvals
Federal Reserve
The Federal Reserve must approve the merger before it can be completed or waive the application requirement. Nicolet submitted a waiver request letter to the Federal Reserve on December 15, 2025. If the waiver request is not accepted, the Federal Reserve will be required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which includes an evaluation of:

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the financial and managerial resources of Nicolet, including its subsidiaries, and of MidWestOne, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of Nicolet;

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the convenience and needs of the communities to be served; and

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the effectiveness of Nicolet and MidWestOne in combating money laundering activities.

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The extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the CRA. The Federal Reserve is also required to ensure that the proposed transaction would not violate Wisconsin law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Wisconsin community reinvestment laws and any Wisconsin antitrust statutes.
OCC
The merger of MidWestOne Bank with and into Nicolet National Bank requires the approval of the OCC. Nicolet filed an Interagency Bank Merger Application for approval of the bank merger with the OCC on November 24, 2025. In evaluating the bank merger, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the institutions, the convenience and needs of the communities to be served, and the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The relevant statutes prohibit the OCC from approving the bank merger if:
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it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

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its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the OCC should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the OCC may reduce to 15 days) following the date of OCC approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.
In connection with or as a result of the merger, Nicolet or MidWestOne may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Nicolet common stock to be issued in exchange for MidWestOne common stock in the merger has been registered with the SEC and will be issued pursuant to available exemptions from registration under state securities laws.
Status and Effect of Regulatory Approvals
All regulatory applications and notices required to be filed prior to the merger are in process. Nicolet and MidWestOne contemplate that they will complete the merger in the first half of 2026 assuming the receipt of all required regulatory approvals, approval by each company’s shareholders, and the satisfaction or waiver of all other closing conditions.
Nicolet and MidWestOne believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.
While Nicolet and MidWestOne believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.
We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.
Accounting Treatment of the Merger
Nicolet is required to account for the merger as an acquisition transaction for accounting and financial reporting purposes under GAAP. Under this accounting, the assets (including any identifiable intangible assets) and liabilities (including executory contracts and other commitments) of MidWestOne at the effective time of the merger will be recorded at their respective fair values and added to those of Nicolet. Any excess of purchase price over the fair values is recorded as goodwill. Any excess of the fair values over the purchase price is recorded in earnings as a bargain purchase gain. Consolidated financial statements of Nicolet issued after the merger would reflect those fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of MidWestOne.

Litigation Relating to the Merger
Although Nicolet and MidWestOne are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
As of the date of this joint proxy statement-prospectus, Nicolet and MidWestOne have received demand letters from purported shareholders of MidWestOne, alleging deficiencies and/or omissions in the registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, fails to disclose certain allegedly material information. The demand letters seek additional disclosures to remedy these purported deficiencies. Nicolet and MidWestOne believe that the allegations in these letters are without merit.
There can be no assurances that complaints or additional demands will not be filed or made with respect to the merger. If additional similar demands are made, absent new or different allegations that are material, neither Nicolet nor MidWestOne will necessarily announce them.
See “Risk Factors — Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Nicolet and MidWestOne” beginning on page 23.
THE MERGER AGREEMENT
This section of the joint proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus and is incorporated herein by reference.
General; Business and Operations after the Merger
If the shareholders of each company approve the merger agreement and the other conditions to the consummation of the merger are satisfied, MidWestOne will merge with and into Nicolet. Following the consummation of the merger, MidWestOne Bank will merge with and into Nicolet National Bank with Nicolet National Bank surviving the merger. MidWestOne and MidWestOne Bank will cease to exist after the merger, and the business of MidWestOne Bank will be conducted through Nicolet National Bank.
What MidWestOne’s Shareholders Will Receive in the Merger
If the merger is completed, each share of MidWestOne common stock (excluding treasury shares and shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted), all such shares are referred to herein as the “cancelled shares”) will be converted into the right to receive 0.3175 shares of Nicolet common stock (the “per share stock consideration”).
Based on the closing price per share of Nicolet common stock on the NYSE of $130.31 as of October 22, 2025, the last trading day before public announcement of the merger, and the exchange ratio of 0.3175, the value of the per share merger consideration payable to holders of MidWestOne common stock was approximately $41.37 per share as of such date. Based on the exchange ratio of 0.3175, and the closing stock price of Nicolet common stock of $132.30 as of December 15, 2025, the latest practicable trading day before the date of this joint proxy statement-prospectus, the value of the per share merger consideration payable to holders of MidWestOne common stock was approximately $42.01 as of such date. We urge you to obtain current market quotations for Nicolet and MidWestOne, under the trading symbols “NIC” and “MOFG” respectively.
No payment will be made with respect to shares of MidWestOne common stock held in the treasury of MidWestOne and shares held directly or indirectly by Nicolet (other than in a fiduciary capacity or in connection with debts previously contracted). Upon consummation of the merger, all such shares will be canceled and extinguished.
No fractional shares of Nicolet common stock will be issued in connection with the merger. Instead, Nicolet will make a cash payment without interest to each shareholder of MidWestOne who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying (i) the average closing price of Nicolet common stock on the NYSE as reported by the Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the closing date of the merger by (ii) the fraction of a share (after taking into account all shares of MidWestOne common stock held by such holder) of Nicolet common stock to which such shareholder would otherwise be entitled.
Trust Preferred Securities
At the effective time of the merger, Nicolet will assume and discharge MidWestOne’s covenants, agreements and obligations under and relating to MidWestOne’s trust preferred securities, including the due and punctual payment of interest on all of the MidWestOne’s obligations pursuant to the related subordinated notes. Nicolet and MidWestOne will execute and deliver supplemental indentures, in a form satisfactory to the applicable trustees, to effectuate Nicolet’s assumption of MidWestOne’s trust preferred securities and subordinated notes, whereby Nicolet will assume all of MidWestOne’s covenants, agreements and obligations under and relating to MidWestOne’s trust preferred securities and subordinated notes.
Effect of the Merger on MidWestOne Equity Awards
MidWestOne Restricted Stock Units
As of September 30, 2025, there were 144,799 shares of MidWestOne common stock underlying outstanding restricted stock units. Each outstanding MidWestOne restricted stock unit award will be deemed fully vested, canceled and converted into the right to receive a number of shares of Nicolet common stock equal to the product of (i) the number of shares of MidWestOne common stock subject to such MidWestOne restricted stock unit award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio.
MidWestOne Performance Restricted Stock Units
As of September 30, 2025, there were 107,676 shares of MidWestOne common stock underlying outstanding performance restricted stock units. Each outstanding MidWestOne performance restricted stock unit award will be deemed fully vested, canceled and converted into the right to receive (i) a number of shares of Nicolet common stock equal to the product of (x) the number of shares of MidWestOne common stock subject to such MidWestOne performance restricted stock unit award immediately prior to the effective time of the merger based on the higher of target performance and actual performance through the effective time of the merger as reasonably determined by the compensation committee of the board of directors of MidWestOne multiplied by (y) the exchange ratio, plus (ii) a cash payment in respect of any accrued but unpaid dividend equivalents on such MidWestOne performance stock unit award.
Closing and Effective Time of the Merger
The closing will take place on the business day prior to the effective time of the merger. The effective time of the merger will be the later of (i) the date and time of filing of the articles of merger with the WDFI by Nicolet or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be such date and time as the parties may mutually agree, subject to the satisfaction of the closing conditions set forth in the merger agreement.
We currently expect that the merger will be completed in the first half of 2026, subject to the receipt of the requisite approvals from the shareholders of Nicolet and MidWestOne, the receipt of all necessary regulatory approvals or waivers thereof, and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Nicolet and MidWestOne will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to the Merger.”
Representations and Warranties in the Merger Agreement
MidWestOne and Nicolet have made customary representations and warranties to each other as part of the merger agreement. MidWestOne’s representations and warranties are contained in Article 3 of the merger agreement and relate to, among other things:

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its organization and authority to enter into the merger agreement;

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its capitalization, subsidiaries, properties and public filings with the SEC;

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pending and threatened litigation against MidWestOne and its subsidiaries;

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its internal reporting controls;

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MidWestOne Bank’s loan portfolio;

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its employees and employee benefit plans;

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its insurance, employee benefits, tax and environmental matters;

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its legal and regulatory compliance;

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its contractual obligations and contingent liabilities;

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its investments;

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its trust preferred securities;

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the licenses its subsidiaries maintain; and

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its financial statements and regulatory filings.

Nicolet’s representations and warranties are contained in Article 4 of the merger agreement and relate to, among other things:
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its organization and authority to enter into the merger agreement;

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its capitalization, subsidiaries, financial statements and public filings with the SEC;

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pending and threatened litigation against Nicolet and its subsidiaries;

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Nicolet National Bank’s loan portfolio losses;

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its employee benefits, tax and environmental matters;

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legal and regulatory compliance; and

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the shares of Nicolet common stock to be issued in the merger.

Each party’s representations and warranties are for the benefit of the other; they are not for the benefit of and may not be relied upon by shareholders. The representations and warranties of the parties will not survive the closing of the merger.
Conditions to the Merger
The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:
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the representations and warranties made by each party in the merger must be accurate as of the closing date of the merger (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);

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each party must have performed or complied in all material respects with all covenants and obligations as established in the merger agreement;

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approval by each of Nicolet’s and MidWestOne’s shareholders of the merger agreement by the required vote;

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an absence of any commenced or pending legal proceeding that challenges any of the contemplated transactions or that may have the effect of preventing, delaying or making illegal or otherwise interfering with any of the contemplated transactions;

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approval of the merger and the transactions contemplated thereby by the Federal Reserve and the OCC without imposing any restrictions that would have a “material adverse effect,” as defined in the merger agreement, on either Nicolet or MidWestOne;

•
the registration statement has become effective under the Securities Act;

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the absence of a stop order suspending the effectiveness of Nicolet’s registration statement under the Securities Act with respect to the shares of Nicolet common stock to be issued to the MidWestOne shareholders;

•
both parties shall have received a certificate signed by an executive on behalf of the other party certifying that such party’s representations and warranties are accurate and that all covenants and obligations have been performed;

•
receipt at closing by Nicolet of a legal opinion from Nelson Mullins Riley & Scarborough LLP and on receipt at closing by MidWestOne of a legal opinion from Alston & Bird LLP, in each case to the effect that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code;

•
Nicolet shall have filed with the New York Stock Exchange a notification form for the listing of all shares of Nicolet common stock to be delivered in the merger, and the New York Stock Exchange shall not have objected to the listing of such shares of Nicolet common stock;

•
the absence of any material adverse change in the financial condition, results of operations, business or prospects of either MidWestOne or Nicolet; and

•
each party shall have obtained the written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties.

The conditions to the merger are set forth in Article 7 of the merger agreement.
In addition to the contractual conditions to close the transaction, the merger agreement also provides a variety of means for the merger agreement to be terminated prior to closing. If the merger agreement is terminated prior to closing, the merger will not be completed.
The parties intend to complete the merger in the first half of 2026; however, we cannot assure you that all conditions will be satisfied or waived.
Waiver and Amendment
Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. Any material change in the terms of the merger agreement after the special shareholders’ meetings of the companies may require a re-solicitation of votes from each of Nicolet’s and MidWestOne’s shareholders with respect to the amended merger agreement.
Business of MidWestOne Pending the Merger
The merger agreement requires MidWestOne to continue to operate its business as usual and to preserve its business organization, rights and franchises pending the merger and to refrain from taking any action that would materially adversely affect the receipt of required regulatory or other consents or materially adversely affect either party’s ability to perform its covenants and agreements under the merger agreement.
Among other things, and subject to certain specified exceptions, MidWestOne may not, without Nicolet’s consent, take or agree to take any of the following actions:
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conduct its business in any manner other than in the ordinary course of business in all material respects;

•
take any action or make any decision in contravention of commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships;

•
take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of MidWestOne or Nicolet to obtain any of the required regulatory approvals, to perform MidWestOne’s covenants and agreements under the merger agreement, or to consummate the contemplated merger;
•
(i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of MidWestOne capital stock or any security convertible into MidWestOne capital stock; (ii) permit any additional shares of MidWestOne capital stock to become subject to new grants; or (iii) grant any registration rights with respect to shares of MidWestOne capital stock;

•
except with respect to MidWestOne’s regular quarterly dividend of $0.2425 per share of MidWestOne common stock consistent with past practice, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of MidWestOne capital stock (other than dividends from its wholly owned subsidiary to it or another of its wholly owned subsidiaries);

•
directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of MidWestOne capital stock (other than repurchases of shares of MidWestOne common stock in the ordinary course of business to satisfy obligations under MidWestOne benefit plans, and any repurchases as a result of net equity awards);

•
amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (i) any contract that is material to MidWestOne’s operations; (ii) any material restriction on the ability of MidWestOne or its subsidiaries to conduct their business as it is presently being conducted; or (iii) any contract or other binding obligation relating to any class of MidWestOne capital stock or rights associated therewith or any outstanding instrument of indebtedness;

•
enter into any new credit or new lending relationships greater than $10,000,000;

•
sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business, including sales of MidWestOne loans in the ordinary course of business, and in a transaction that, together with other such transactions, is not material to MidWestOne and its subsidiaries, taken as a whole;

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acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to MidWestOne and its subsidiaries, taken as a whole, and does not present a material risk that the closing date of the proposed merger will be materially delayed or that any approvals necessary to complete the merger or the other contemplated transactions will be more difficult to obtain;

•
amend its articles of incorporation or its bylaws, or similar governing documents of any of its subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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other than ordinary course base salary increases and incentive payments consistent with past practices, increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of MidWestOne or its subsidiaries;

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become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any MidWestOne employee (or newly hired employees), director or shareholder;

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accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any MidWestOne benefit plans; provided that MidWestOne may take action to fully vest participants in the deferred compensation plans;

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materially change any actuarial assumptions used to calculate funding obligations with respect to any MidWestOne benefit plan that is required by applicable legal requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable legal requirement;

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conduct the administration of the MidWestOne benefit plan in any manner other than in the ordinary course of business;

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hire any new employees with an annual salary in excess of $100,000;

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incur or guarantee any indebtedness for borrowed money other than deposits, overnight fed funds or Federal Home Loan Bank advances not over six months in maturity, or enter into any capital lease or leases; or, except in the ordinary course of business, (i) lend any money or pledge any of its credit in connection with any aspect of its business, whether as a guarantor, surety, issuer of a letter of credit or otherwise; (ii) mortgage or otherwise subject to any lien any of its assets or sell, assign or transfer any of its assets in excess of $100,000 in the aggregate; or (iii) incur any other liability or loss representing, individually or in the aggregate, over $100,000;

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enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable legal requirements or requested by any regulatory authority;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 individually or $150,000 in the aggregate and that would not: (i) impose any material restriction on the business of MidWestOne or its subsidiaries; or (ii) create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•
make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material tax return, enter into any closing agreement, with respect to a material amount of taxes, or settle any material tax claim, audit, assessment, or dispute or surrender any material right to claim a refund of taxes; or

•
agree to take, make any commitment to take, or adopt any resolutions of the MidWestOne board of directors in support of, any of the prohibited actions listed immediately above.

The above restrictions on MidWestOne’s business activities are set forth in Article 5 of the merger agreement.
Business of Nicolet Pending the Merger
As set forth in Section 5.3 of the merger agreement, Nicolet must (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable law and (c) take no action that would reasonably be expected to (i) materially adversely affect the ability of Nicolet to obtain any consents required to consummate the proposed merger without imposition of a condition or restriction by regulatory authorities, or (ii) that would reasonably be expected to materially adversely affect the ability of Nicolet to perform its covenants and agreements under the merger agreement.
In addition, Nicolet may not, without MidWestOne’s consent, take or agree to take any of the following actions:
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directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Nicolet capital stock;

•
except with respect to Nicolet’s most-recent quarterly dividend of $0.32 per share of Nicolet common stock consistent with past practice, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Nicolet capital stock (other than dividends from its wholly owned subsidiary to it or another of its wholly owned subsidiaries);

•
amend its articles of incorporation or its bylaws, or similar governing documents of any of its subsidiaries; or

•
take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of MidWestOne or Nicolet to obtain any of the required regulatory approvals, to perform Nicolet’s covenants and agreements under the merger agreement, or to consummate the contemplated merger.

Covenants of the Parties
In addition to the above restrictions on each party’s business activities prior to consummation of the merger and the covenants discussed elsewhere in this summary of the merger agreement, the parties have agreed to the following covenants:
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the parties shall cooperate and use reasonable best efforts to obtain the required regulatory approvals;

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the parties are required to prepare and file a joint proxy statement-prospectus with the SEC, and Nicolet shall use reasonable best efforts to have such joint proxy statement-prospectus declared effective and to keep it effective as long as necessary to consummate the merger, and each of Nicolet and MidWestOne shall use its reasonable best efforts to cause the joint proxy statement-prospectus to be mailed to its shareholders;

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each party has agreed that the information to be included in the joint proxy statement-prospectus shall not be false or misleading;

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each party shall call a shareholders’ meeting for the purpose of approving the merger agreement and the merger, and each party’s board of directors shall use reasonable best efforts to obtain approval of the merger;

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each party shall give the other prompt notice of any changes that would constitute a material breach of the merger agreement;

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Nicolet shall take all actions necessary so that the Nicolet board of directors is set at twelve members as of the Effective Time, consisting of (a) eight individuals selected by Nicolet from among the directors of Nicolet immediately prior to the effective time of the merger, and (b) four individuals selected by Nicolet from among the directors of MidWestOne immediately prior to the effective time of the merger;

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the parties shall use reasonable best efforts to cause the merger to qualify as a reorganization under the Internal Revenue Code;

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Nicolet shall maintain employee benefit plans and compensation opportunities that, in the aggregate, are no less favorable than the employee benefit plans and compensation opportunities made available to similarly-situated Nicolet employees, and severance benefits as mutually agreed between Nicolet and MidWestOne;

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MidWestOne has agreed to take all appropriate actions, upon the request of Nicolet, to amend, suspend or terminate any benefit plans;

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Nicolet has agreed to authorize and reserve the number of shares of Nicolet common stock necessary to consummate the merger and to cause such shares to be approved for listing on the New York Stock Exchange;

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Nicolet shall take such action to cause the acquisition of Nicolet common stock in the merger to be exempt under Exchange Act Rule 16b-3;

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Nicolet has agreed to execute and deliver supplemental indentures and other instruments required for the assumption of MidWestOne’s outstanding debt, subordinated debentures, guarantees, securities and other agreements to the extent required by such debt instruments, including in connection with the MidWestOne trust preferred securities and MidWestOne’s subordinates notes; and
•
the parties shall consult concerning the defense of any shareholder litigation.

Employee Benefits of MidWestOne Employees After the Merger
The merger agreement provides that Nicolet will offer to all current employees of MidWestOne and MidWestOne Bank who become employees of Nicolet or its subsidiaries as a result of the merger, base salary or base wage, target annual cash bonus opportunities, target long-term incentive compensation opportunities, and employee benefits that are, in the aggregate, no less favorable than those made available to similarly situated employees of Nicolet and its subsidiaries.
No Solicitation of Alternative Transactions
Each of Nicolet and MidWestOne was required to immediately cease any negotiations with any person regarding any Acquisition Proposal, as defined in the merger agreement, existing at the time the merger agreement was executed. In addition, neither Nicolet nor MidWestOne may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by its board of directors in good faith, after consultation with its legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with MidWestOne. Subject to the same fiduciary duty exceptions, Nicolet’s and MidWestOne’s boards of directors may not withdraw their respective recommendation to its shareholders of the merger or recommend to its shareholders any such other transaction.
However, no director or officer of MidWestOne is prohibited from taking any action that the board of directors determines in good faith, after consultation with counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.
Indemnification and Insurance
Nicolet has agreed to provide certain indemnification in favor of the directors, officers and employees of MidWestOne and its subsidiaries with respect to matters occurring prior to or at the effective time of the merger. Nicolet will cause the officers, directors and any employees covered by MidWestOne’s directors’ and officers’ liability insurance policy as of the date of the merger agreement to be covered by a directors’ and officers’ liability insurance policy for six years following the effective time of the merger, subject to certain conditions provided in Section 6.7 of the merger agreement.
Termination of the Merger Agreement; Termination Fee
The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:
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by mutual consent of MidWestOne’s board of directors and Nicolet’s board of directors;

•
by either party if the other party materially breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice, subject to a requirement in certain circumstances that the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•
by either party if any regulatory authority that must grant a required approval has denied approval of any of the contemplated transactions and such denial has become final and non-appealable; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory authority denial;

•
by either party if any application, filing or notice for a required regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority and not be permitted to resubmit in such time as would reasonably permit resubmission and approval prior to October 23, 2026; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of a regulatory request for withdrawal;
•
by either party if either company’s shareholders fail to approve the proposed merger; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure (or the failure of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the failure to obtain the approval of such company’s shareholders;

•
by either party if the merger is not consummated on or before October 23, 2026, provided, however, that the right to terminate the merger agreement will not be available to a party whose failure to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the failure of the merger to be consummated on or before October 23, 2026;

•
by either party if any court of competent jurisdiction or other regulatory authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the contemplated transactions and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable;

•
by MidWestOne, prior to receipt of its shareholders’ approval, to accept an Acquisition Proposal that MidWestOne’s board of directors deems a Superior Proposal, as each term is defined in the merger agreement; or

•
by either party, if the other party’s board of directors makes an adverse recommendation, whereby such other party’s board of directors withdraws, qualifies or adversely modifies its recommendation to its respective shareholders that they vote in favor of the adoption and approval of the merger agreement.

If Nicolet terminates the merger agreement because MidWestOne’s board withdraws or changes its recommendation of the merger agreement to its shareholders, if MidWestOne terminates the merger agreement to accept an Acquisition Proposal it deems a Superior Proposal, as each term is defined in the merger agreement, or if (i) an Acquisition Proposal is made with respect to MidWestOne, (ii) the merger agreement is terminated as a result of the failure to obtain MidWestOne’s shareholder approval, and (iii) MidWestOne enters into an agreement for such Acquisition Proposal within 12 months after the merger agreement is terminated, then MidWestOne must pay Nicolet a termination fee of $35.0 million.
Likewise, if (i) either Nicolet or MidWestOne terminates the merger agreement because the merger has not been consummated on or before October 23, 2026 and, as of such time, the Nicolet shareholders have not approved the Nicolet merger proposal, (ii) MidWestOne terminates the agreement because of a willful breach of the merger agreement by Nicolet, or (iii) either Nicolet or MidWestOne terminates the agreement because Nicolet fails to obtain the Nicolet shareholder approval of the merger agreement, then Nicolet must pay MidWestOne a termination fee of $35.0 million.
Provisions of the merger agreement regarding confidentiality and payment of the termination fee will survive any termination of the merger agreement.
Payment of Expenses Relating to the Merger
The parties will pay all of their own expenses related to negotiating and completing the merger, whether or not the merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus, and all filing and other fees paid to the SEC, in each case in connection with the merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Nicolet and MidWestOne.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
MidWestOne Support Agreements
In connection with, and as a condition to, Nicolet entering into the merger agreement, each director and executive officer of MidWestOne entered into a support agreement with Nicolet. The following summary of the MidWestOne support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus.
Under the MidWestOne support agreements, each such director and executive officer has agreed to appear at the MidWestOne special meeting (in person or by proxy) and to vote his or her shares of MidWestOne common stock: (1) to approve the merger agreement and the transactions contemplated thereby, including the merger; (2) to approve any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement; (3) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of MidWestOne or such director or executive officer contained in the merger agreement; and (4) against any acquisition proposal or any other action, agreement, or transaction that is intended, or could reasonably be expected, to materially impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the transactions contemplated by the merger agreement or support agreement.
In addition, the support agreements provide that each such director and executive officer will not directly or indirectly, without the prior written consent of Nicolet sell, transfer, pledge, assign or otherwise dispose of or encumber prior to receipt of MidWestOne shareholder approval of the merger, any or all of his or her shares of MidWestOne common stock, subject to limited exceptions.
The support agreements will automatically terminate upon the earlier of (1) the effective time of the merger, (2) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (3) termination of the merger agreement, or (4) two (2) years from the date of the support agreement.
As of the MidWestOne record date, the directors and executive officers who are party to the support agreements beneficially owned and were entitled to vote an aggregate of approximately 462,485 shares of MidWestOne common stock, which represented approximately 2.2% of the shares of MidWestOne common stock outstanding on that date.
Nicolet Support Agreements
In connection with, and as a condition to, MidWestOne entering into the merger agreement, each director and executive officer of Nicolet entered into a support agreement with MidWestOne. The following summary of the Nicolet support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit C to the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus.
Under the Nicolet support agreements, each such director and executive officer has agreed to appear at the Nicolet special meeting (electronically or by proxy) and to vote his or her shares of Nicolet common stock: (1) to approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of the common stock as merger consideration; (2) to approve any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement; (3) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Nicolet or such director or executive officer contained in the merger agreement; and (4) against any acquisition proposal or any other action, agreement, or transaction that is intended, or could reasonably be expected, to materially impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the transactions contemplated by the merger agreement or support agreement.
In addition, the support agreements provide that each such director and executive officer will not directly or indirectly, without the prior written consent of MidWestOne sell, transfer, pledge, assign or otherwise dispose of or encumber prior to receipt of Nicolet shareholder approval of the merger, any or all of his or her shares of Nicolet common stock, subject to limited exceptions.
The support agreements will automatically terminate upon the earlier of (1) the effective time of the merger, (2) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (3) termination of the merger agreement, or (4) two (2) years from the date of the support agreement.
As of the Nicolet record date, the directors and executive officers who are party to the support agreements beneficially owned and were entitled to vote an aggregate of approximately 2.2 million shares of Nicolet common stock, which represented approximately 15% of the shares of Nicolet common stock outstanding on that date.
Claims Letters
At the time of the execution of the merger agreement, each director of MidWestOne and MidWestOne Bank executed a letter agreement with Nicolet in the form attached as Exhibit D to the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus. Under the letter agreement, each such director released and discharged, effective upon the consummation of the merger, MidWestOne and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Nicolet and Nicolet National Bank), from any and all liabilities or claims that the director has or claims to have as of the effective time of the merger, with certain exceptions.
The release does not apply to any obligations or liabilities: (1) for compensation for services that have accrued but have not been paid in the ordinary course of business or other contract rights relating to severance, employment, stock options, and restricted stock grants which have been disclosed to Nicolet on or prior to the date of the merger agreement; (2) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either MidWestOne or MidWestOne Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of MidWestOne or MidWestOne Bank and which applies to the releasor or the other releasor persons; (3) in connection with any deposits, loans, or accounts of the releasor or the other releasor persons at MidWestOne Bank as of the date of the release; (4) any merger consideration to which the releasor or the other releasor persons are entitled; (5) any rights or claims under the merger agreement; (6) in connection with claims the undersigned may have in any capacity other than as an officer, director or employee of MidWestOne or MidWestOne Bank; and (7) any claims that are based on facts and circumstances arising after the date of the letter agreement and before the closing and have been asserted in writing to Nicolet and MidWestOne prior to the closing.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a summary description of the anticipated material U.S. federal income tax consequences of the Merger generally applicable to U.S. Shareholders (as defined below) of MidWestOne who hold MidWestOne common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the “Code”) and exchange their MidWestOne common stock for shares of Nicolet common stock in the Merger. This discussion is based upon the assumption that the Merger will be completed in accordance with the Merger Agreement and as described in the joint proxy statement-prospectus. This discussion deals only with the U.S. federal income tax consequences of the Merger. No information is provided regarding the tax consequences of the Merger under state, local or foreign income tax laws, non-income tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of personal circumstances or to shareholders subject to special treatment under U.S. federal income tax laws, including, but not limited to:
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shareholders that are not U.S. Shareholders (as defined below);

•
banks, thrifts, financial institutions or trusts;

•
entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes, or the owners thereof;

•
tax-exempt or governmental entities;

•
qualified retirement plans and individual retirement accounts;

•
brokers or dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
regulated investment companies;

•
real estate investment trusts;

•
persons whose functional currency is not the U.S. dollar;

•
persons who received their stock upon the exercise of employee stock options, who receive payments in cancellation and in lieu of exercise of their stock option, or otherwise acquired their stock as compensation;

•
insurance companies;

•
mutual funds;

•
foreign persons;

•
certain former citizens or residents of the United States;

•
persons who purchased or sell their shares of MidWestOne common stock as part of a wash sale; or

•
persons who hold their MidWestOne common stock as part of a “hedge,” “straddle” or other risk reduction, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

This discussion is based upon, and subject to, the Code, the Treasury regulations promulgated under the Code, existing interpretations, administrative rulings and judicial decisions, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the Merger to you.
U.S. Shareholders
For purposes of this discussion, the term “U.S. Shareholder” means a beneficial owner of MidWestOne common stock that is for U.S. federal income tax purposes:
•
an individual, citizen or resident of the U.S.;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•
a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds MidWestOne common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Any such partnerships and partners in such a partnership should consult their tax advisors regarding the tax consequences of the merger to them.
Each holder of MidWestOne common stock should consult with his, her or its tax advisor with respect to the particular tax consequences of the Merger to such shareholder.
The merger is conditioned upon receipt at closing by Nicolet of a legal opinion from Nelson Mullins Riley & Scarborough LLP, and upon receipt at closing by MidWestOne of a legal opinion from Alston &

Bird LLP, in each case dated the closing date of the Merger and to the effect that the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Neither of these opinions will be binding on the Internal Revenue Service (the “IRS”) or the courts, and neither Nicolet nor MidWestOne intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, we cannot assure you that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.
The opinions of Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP, to be issued at the closing of the Merger will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on representations and covenants, including certain factual representations contained in officers’ certificates of Nicolet and MidWestOne. Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP will assume such representations to be true, correct and complete. If any such representation cannot be made on the effective date of the Merger, or any such representation or assumption upon which the opinions are based is inconsistent with the actual facts or incorrect, then Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP, may be unable to render the opinions upon which the closing is conditioned, and the U.S. federal income tax consequences of the Merger could be adversely affected.
Receipt of Nicolet Common Stock
A U.S. shareholder of MidWestOne common stock who, pursuant to the Merger, receives solely Nicolet common stock in exchange for MidWestOne common stock will generally not recognize any gain or loss upon such exchange, except in respect of cash received in lieu of a fractional share of Nicolet common stock (as discussed below under “— Cash Received in Lieu of a Fractional Share of Nicolet Common Stock”). The aggregate adjusted tax basis of Nicolet common stock received in the Merger (including fractional shares deemed received and redeemed as described below) will equal the aggregate adjusted tax basis of the MidWestOne common stock surrendered therefor, decreased by the amount of any tax basis allocable to any fractional share interest in Nicolet common stock for which cash is received. The holding period of Nicolet common stock received in the merger will include the holding period of the shares of MidWestOne common stock surrendered in the merger.
Cash Received in Lieu of a Fractional Share of Nicolet Common Stock
A U.S. shareholder of MidWestOne common stock who receives cash instead of a fractional share of Nicolet common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of that fractional share by Nicolet. A MidWestOne shareholder who receives cash in lieu of a fractional share of Nicolet common stock and who does not otherwise hold shares of Nicolet common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the MidWestOne shareholder’s portion of such shareholder’s aggregate adjusted tax basis of the shares of MidWestOne common stock exchanged in the Merger which is allocable to such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares is more than one year. The deductibility of capital losses is subject to limitations. MidWestOne shareholders who separately hold shares of Nicolet common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.
Backup Withholding and Information Reporting
A non-corporate U.S. shareholder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the Merger, including cash received in lieu of a fractional Nicolet common stock share. Backup withholding generally will not apply, however, to such U.S. shareholders that:
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furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on an IRS Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

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provide proof that they are otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. shareholder of MidWestOne common stock who receives Nicolet common stock as a result of the Merger will be required to retain records pertaining to the Merger and make such records available to any authorized IRS officers and employees. The records should include the number of shares of MidWestOne stock exchanged, the number of shares of Nicolet stock received, the fair market value and tax basis of MidWestOne shares exchanged and the shareholder’s tax basis in the Nicolet common stock received.
Each U.S. shareholder of MidWestOne common stock that is required to file a U.S. federal income tax return and who is a “significant holder” that receives Nicolet common stock in the Merger will be required to file a statement with the shareholder’s U.S. federal income tax return for the year of the Merger in accordance with Treasury Regulation Section 1.368-3 setting forth the names and employer identification numbers of MidWestOne and Nicolet, the date of the Merger, such shareholder’s basis in the MidWestOne common stock surrendered (determined immediately prior to the exchange) and the fair market value of the MidWestOne common stock which is exchanged by that significant holder (determined immediately prior to the exchange) and entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER.” A “significant holder” is a U.S. shareholder of MidWestOne common stock that, immediately before the Merger, owned at least 5% of the outstanding stock of MidWestOne or if such shareholder’s basis in the shares of MidWestOne common stock exchanged is one million dollars ($1,000,000) or more.
The foregoing discussion is intended only as a summary and does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the Merger. You are urged to consult your tax advisor concerning the U.S. federal, state, local and foreign tax consequences of the Merger to your particular situation.

DESCRIPTION OF CAPITAL STOCK OF NICOLET
As a result of the merger, holders of MidWestOne common stock will receive shares of Nicolet common stock in the merger and will become shareholders of Nicolet. The rights of Nicolet shareholders are governed by Wisconsin law and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Nicolet. The following briefly summarizes the material terms of Nicolet common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Nicolet’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the WBCL and the Nicolet Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Nicolet and MidWestOne urge you to read. To find out where copies of these documents can be obtained, as well as to obtain copies of MidWestOne’s governing documents, see “Where You Can Find Additional Information” beginning on page 103. As used in this section, unless the context otherwise requires, references to “Nicolet,” “we,” “us” and “our” refer to Nicolet Bankshares, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.
Overview
Nicolet is incorporated in the state of Wisconsin. Accordingly, the rights of its shareholders are generally covered by Wisconsin law, including the WBCL, and its Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws, as the same may be amended from time to time.
Nicolet’s Articles of Incorporation currently authorize the issuance of up to 30,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, no par value per share. The authorized but unissued shares of Nicolet common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of December 15, 2025, 14,930,177 shares of Nicolet common stock were issued and 14,811,409 shares were outstanding, held by approximately 2,800 shareholders of record, and no shares of preferred stock were issued and outstanding. Also, as of December 15, 2025, there were 1,039,409 shares reserved for issuance in connection with outstanding stock options and unvested restricted stock units under Nicolet’s equity incentive plans, and an additional 405,277 shares reserved for issuance pursuant to future awards under Nicolet’s equity incentive plans.
Description of Common Stock
Voting Rights.   Each holder of Nicolet common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Nicolet may issue. Nicolet’s Amended and Restated Articles of Incorporation provides for cumulative voting in the election of directors. Directors are elected by a plurality of votes, requiring such director to receive more votes than any other nominee for the same seat on Nicolet’s board of directors.
Dividend Rights.   Subject to certain regulatory restrictions discussed in or incorporated by reference into this joint proxy statement-prospectus and to the rights of holders of any preferred stock that Nicolet may issue, all shares of Nicolet common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.
No Preemptive Rights.   No holder of Nicolet common stock has a right under the WBCL, or Nicolet’s Articles of Incorporation or Amended and Restated Bylaws, to purchase shares of common stock upon any future issuance.
Liquidation Rights.   In the event of Nicolet’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of its common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Nicolet preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to Nicolet common stock.

Other Rights.   Holders of Nicolet common stock have no conversion rights or other subscription rights.
Certain Articles of Incorporation and Bylaw Provisions Potentially Having an Anti-Takeover Effect
Certain provisions of Nicolet’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:
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a provision allowing the Board to consider the interests of our employees, customers, suppliers and creditors when considering an acquisition proposal;

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a provision that all amendments to the articles and bylaws must be approved by a majority of the outstanding shares of our capital stock entitled to vote;

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a provision requiring that any merger or share exchange involving Nicolet be approved by either: (i) two-thirds of the Nicolet directors then in office and a majority of Nicolet’s outstanding shares of common stock; or (ii) a majority of the Nicolet directors then in office and two-thirds of Nicolet’s outstanding shares of common stock;

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a provision restricting removal of directors except for cause and upon the approval of a majority of the outstanding shares of our capital stock entitled to vote;

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a provision that any special meeting of shareholders may be called only by the chief executive officer pursuant to a resolution adopted by a majority of the Board or the holders of 10% of the outstanding shares of Nicolet’s capital stock entitled to vote; and

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a provision establishing certain advance notice procedures for matters to be considered at an annual meeting of shareholders.

Additionally, Nicolet’s articles authorize the Nicolet board of directors to issue shares of preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us. In addition, certain provisions of Wisconsin law, including a provision which restricts certain business combinations between a Wisconsin corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Nicolet.
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS
MidWestOne’s shareholders will become Nicolet shareholders following completion of the merger. Their rights as shareholders will then be governed by Nicolet’s articles of incorporation and bylaws rather than by MidWestOne’s articles of incorporation and bylaws.
Nicolet is a corporation organized under the laws of the State of Wisconsin. MidWestOne is a corporation organized under the laws of the State of Iowa. The corporate affairs of Nicolet are governed generally by the provisions of the WBCL and the corporate affairs of MidWestOne are governed generally by the provisions of the IBCA. The following is a summary of certain differences between the rights of MidWestOne shareholders and Nicolet shareholders not described elsewhere in this joint proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the WBCL and the IBCA, as well as the articles of incorporation and bylaws of each corporation. MidWestOne shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders that would result from the proposed merger.

Authorized Capital Stock
Nicolet.   Nicolet’s articles of incorporation authorize it to issue 30,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, no par value, with such preferences, limitations and relative rights as determined by the board of directors. As of December 15, 2025, 14,930,177 shares of Nicolet common stock were issued (including 118,768 shares of restricted stock granted but not yet vested under Nicolet’s equity incentive plans), 14,811,409 shares of common stock were outstanding, and no shares were treasury shares. No shares of Nicolet preferred stock were issued or outstanding as of December 15, 2025.
As of December 15, 2025, no shares of Nicolet common stock were reserved for issuance except for 1,039,409 shares reserved for issuance in connection with outstanding stock options and unvested restricted stock units under Nicolet’s equity incentive plans, 405,277 shares reserved for issuance pursuant to future awards under Nicolet’s equity incentive plans, and 6,700,000 shares reserved for issuance in connection with the Merger.
MidWestOne.   MidWestOne’s articles of incorporation authorize it to issue 30,000,000 shares of common stock, $1.00 par value per share, and 500,000 shares of unclassified preferred stock, no par value per share. As of December 15, 2025, there were 21,580,067 shares of MidWestOne common stock issued and 20,634,267 shares outstanding and no shares of unclassified preferred stock issued or outstanding.
As of December 15, 2025, no shares of MidWestOne common stock were reserved for issuance except for 415,706 shares of MidWestOne common stock reserved for issuance pursuant to future awards under MidWestOne stock plans and 248,736 shares of MidWestOne common stock reserved for issuance in connection with outstanding unvested restricted stock units or other equity awards under MidWestOne stock plans.
Composition and Election of the Board of Directors
Nicolet.   Nicolet’s articles of incorporation and bylaws provide that the board of directors shall consist of not fewer than two nor more than 25 directors, with the exact number of directors to be set by resolution of the board. As of the date of this joint proxy statement-prospectus, Nicolet’s board of directors consists of 15 directors. Nicolet’s articles of incorporation provide for the election of directors by cumulative voting, which means that the number of votes each common shareholder may cast is determined by multiplying the number of shares he, she or it owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.
MidWestOne.   MidWestOne’s articles of incorporation and bylaws provide for a staggered board, comprised of three classes, with each class’s term expiring on the third succeeding annual meeting after their election. MidWestOne’s bylaws provide that the board of directors shall consist of not fewer than 11 nor more than 15 directors, with the exact number of directors to be set by resolution of the board. As of the date of this joint proxy statement-prospectus, MidWestOne’s board of directors consists of 12 directors. Under the IBCA, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the articles of organization. MidWestOne’s articles of incorporation do not provide for cumulative voting in the election of directors by shareholders. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.
Director Nominations
Nicolet.   Under Nicolet’s bylaws, either directors or shareholders may nominate persons for election as Nicolet directors. Nominations that are not made by or on behalf of Nicolet’s management must be delivered in writing to Nicolet’s President no less than 14 and no more than 50 days before the meeting at which directors will be elected. If less than 21 days’ notice of such meeting is given, then the delivery deadline for the shareholder’s written notice is the close of business on the 7th day after the date on which notice of the meeting was mailed. The shareholder’s nomination must specify (to the extent known to the shareholder) the nominee’s name, address and principal occupation; the number of shares of capital stock that will be voted in favor of the nominee; and the nominating shareholder’s name, address and beneficial ownership of Nicolet capital stock.
MidWestOne.   Under MidWestOne’s bylaws, nominations for the election of directors may be made by any shareholder entitled to vote for the election of directors. A shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if notice of such shareholder’s nomination is given to the Secretary of MidWestOne not later than (i) with respect to an election to be held at an annual meeting of shareholders, not less than 60 days nor more than 90 days in advance of the first anniversary date of the previous year’s annual meeting, or (ii) with respect to an election to be held at a special meeting of shareholders, at least 60 days in advance, but no more than 90 days in advance of the date of the special meeting. Such notice must contain certain information set forth in the bylaws on nominees for director.
Director Qualifications
Nicolet.   Under Nicolet’s bylaws, no person is eligible to be elected a director at any meeting of shareholders held on or after the date he or she attains age 72. The board of directors, at its discretion, may waive the age limitation or establish a greater age from time to time. Nicolet’s bylaws do not impose any other specific qualification requirements on directors.
MidWestOne.   Under MidWestOne’s bylaws, no person is eligible to be elected or appointed as a director if he or she shall have attained the age of 75 years on or prior to the date of his or her election or appointment. Directors are also subject to mandatory retirement from the board of directors upon reaching the age of 75. Upon a director reaching the age of 75, such director shall automatically cease to be a director (without any action on his or her part) at the close of business on the day of the next shareholders’ meeting at which directors are to be elected, regardless of whether or not his or her term as a director would otherwise expire at such shareholders’ meeting. MidWestOne’s bylaws do not impose any other specific qualification requirements on directors.
Board Committees
Nicolet.   Under the WBCL, unless the articles of incorporation or bylaws provide otherwise, a board of directors may create one or more committees, appoint members of the board of directors to serve on the committees and designate other members of the board of directors to serve as alternates. The WBCL provides that a committee may exercise the authority of the full board of directors except that it cannot approve or recommend to shareholders matters that require shareholder approval under the WBCL, and it cannot adopt, amend or repeal a corporate bylaw. In addition to these restrictions, Nicolet’s bylaws provide that no board committee may approve dividends, fill board or committee vacancies without express authorization by the full board, amend the articles of incorporation, approve a plan of merger not requiring shareholder approval, approve the reacquisition of outstanding Nicolet capital stock except pursuant to parameters established by the full board, or approve the issuance of capital stock except to the extent authorized by the full board.
MidWestOne.   Under the IBCA, unless the articles of incorporation or bylaws provide otherwise, a board of directors may create one or more committees comprised of one or more members of the board of directors to perform functions of the board of directors. The ICBA provides that a committee may exercise the authority of the full board of directors except that it cannot (i) authorize or approve distributions, except according to a formula or within limits prescribed by the full board of directors, (ii) approve or recommend to shareholders matters that require shareholder approval under the ICBA, (iii) fill vacancies on the board of directors, or (iv) adopt, amend or repeal a corporate bylaw.
Board Vacancies
Nicolet.   The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may be filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs. Nicolet’s bylaws provide that any vacancy on the board, including a vacancy resulting from an increase in the number of directors, shall be filled by a majority of the board of directors then in office, although less than a quorum, and any directors so chosen shall hold office for the remaining term of directors of the class to which he or she has been elected and until election of his or her duly qualified successor.
MidWestOne.   The IBCA provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled by: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs. MidWestOne’s bylaws provide that in case of one or more vacancies in the board of directors, the vacancy may be filled by the board of directors or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all such directors remaining in office.
Director Removal
Nicolet.   Directors may be removed for cause by the affirmative vote of the holders of a majority of the outstanding shares of Nicolet common stock entitled to vote in the election of directors, except that a director may not be removed if a number of cumulative votes sufficient to elect him or her is cast against his or her removal. Removal must be voted upon at a special shareholders’ meeting called for that purpose, and any vacancy so created may be filled by majority vote of the remaining directors. “Cause” is defined as conviction of a felony, a demand for removal by regulatory authorities or a determination by two-thirds of the directors then in office (excluding the director whose removal is being sought) that the director’s conduct was inimical to the best interests of Nicolet.
MidWestOne.   Under the IBCA, MidWestOne’s shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and after notice stating that the purpose, or one of the purposes, of the meeting is removal of the director.
Advance Notice of Shareholder Proposals
Nicolet.   Nicolet’s bylaws provide that, in addition to any other requirements generally applicable to matters to be brought before an annual meeting of shareholders under Nicolet’s articles of incorporation or bylaws or the WBCL, a Nicolet shareholder who wishes to present a matter for consideration at such meeting must notify Nicolet’s Corporate Secretary in writing no later than 60 days before the meeting. The shareholder’s notice must specify the nature and reason for the business proposed to be conducted; the shareholder’s name, address and beneficial ownership of Nicolet stock; and any material interest of the shareholder in the matter proposed for consideration. See “Director Nominations” above for special provisions relating to shareholder nominations of candidates for the board of directors.
MidWestOne.   In addition to the requirements with respect to director nominations as described above, MidWestOne’s bylaws provide that in order for a proposal to be brought before an annual meeting by a shareholder, the shareholder must give notice of the proposal to the secretary not less than 60 days and not more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Certain information set forth in the bylaws on the proposal is required to be included in the shareholder notice. See “Director Nominations” above for special provisions relating to shareholder nominations of candidates for the board of directors.

Meetings of Shareholders
Nicolet.   Nicolet’s bylaws provide that annual meetings of shareholders will be held at such date as may be specified by the board of directors or Corporate Secretary. Subject to any contrary requirements of the WBCL, special meetings of shareholders may be called by either Nicolet’s Chief Executive Officer or President at the direction of the board of directors or by the holder(s) of at least 10% of Nicolet’s outstanding stock. Nicolet’s bylaws require at least ten and not more than sixty days’ notice of any meeting of shareholders. Nicolet’s bylaws further authorize the board of directors, in its sole discretion, to determine that the annual meeting and/or any special meeting of the shareholders be held solely by means of remote communication as authorized under Wisconsin Statutes section 180.0709.
MidWestOne.   MidWestOne’s bylaws provide that the annual meeting of the shareholders shall be held in the month of April on such date and time as designated by the board of directors each year, or at such other date as may be designated the board of directors. Special meetings of the shareholders may be called by the Chairman of the board, the Chief Executive Officer, or the President. In addition, under the IBCA, a special meeting of the shareholders may be called by the board of directors or by the shareholders upon written demand describing one or more purposes for which it is to be held by holders of shares with at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting.
Shareholder Vote Requirements
Nicolet.   Except as described under “Board of Directors” above and “Mergers, Consolidations and Sales of Assets” below, and unless a greater number of votes is required under Nicolet’s articles of incorporation or the WBCL, a matter voted upon by Nicolet shareholders will be approved if more votes are cast in favor of a matter than against it, assuming a quorum is present.
MidWestOne.   Except as described under “Board of Directors” above, and unless a greater number of votes is required under the IBCA or MidWestOne’s articles of incorporation, a matter voted upon by MidWestOne shareholders will be approved if more votes are cast in favor of a matter than against it, assuming a quorum is present.
Mergers, Consolidations and Sales of Assets
Nicolet.   Nicolet’s articles of incorporation provide that any merger or share exchange of Nicolet with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of its assets to any other person or entity will require the approval of either: (i) two-thirds of the directors then in office and a majority of the outstanding shares entitled to vote; or (ii) a majority of the directors then in office and two-thirds of the outstanding shares entitled to vote.
Nicolet’s articles of incorporation require that, in considering an offer of another party to make a tender or exchange offer for any equity security of Nicolet; to merge, effect a share exchange or otherwise combine Nicolet with any other corporation; or purchase or otherwise acquire all or substantially all of the assets of Nicolet, the board, in determining what is in the best interests of Nicolet and its shareholders, give due consideration to all relevant factors, including, without limitation, (a) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Nicolet and its subsidiaries, and on the communities within which Nicolet and its subsidiaries operate (it being understood that Nicolet National Bank is charged with providing support to and being involved in the communities it serves); and (b) the consideration being offered by the other party in relation to the then-current value of Nicolet in a freely negotiated transaction and in relation to the board’s then-estimate of the future value of Nicolet as an independent entity.
MidWestOne.   Under the ICBA, approval of a plan of merger or share exchange requires approval by the shareholders at a meeting at which quorum exists consisting of a majority of the votes entitled to be cast on the plan.
Indemnification
Nicolet.   Nicolet’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of Nicolet (or a person concurrently serving in such a capacity with another entity at Nicolet’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, Nicolet shall indemnify a director or officer of Nicolet, and may indemnify an employee or agent of Nicolet, against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:
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a willful failure to deal fairly with Nicolet or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

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a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

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a transaction from which the director, officer, employee or agent derived an improper personal profit; or

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willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the WBCL. The right to indemnification under Nicolet’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of Nicolet capital stock entitled to vote on the matter. Nicolet is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.
MidWestOne.   Under the IBCA, a corporation may indemnify directors and officers against judgments, settlements, penalties, or fines incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal if all of the following apply: (1) The individual acted in good faith; (2) The individual reasonably believed: (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation; and (b) In all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.
The IBCA further provides for mandatory indemnification of a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The determination for indemnification shall be made by any of the following: (a) if there are two or more qualified directors, by the board of directors by a majority vote of all the qualified directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more qualified directors appointed by such a vote; (b) by special legal counsel selected in one of the following manners: (1) selected in the manner prescribed in clause (a); or (2) if there are fewer than two qualified directors, selected by the board of directors, in which selection directors who are not qualified directors may participate; or (c) by the shareholders, but shares owned by or voted under the control of a director who at the time is not a qualified director shall not be voted on the determination.
Under certain circumstances, the IBCA provides that a corporation may advance funds to pay for or reimburse the reasonable expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is a member of the board of directors.
MidWestOne’s articles of incorporation provide that a director shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for a transaction from which the director derives an improper personal benefit, or (d) under § 490.833 of the IBCA.

MidWestOne’s articles of incorporation and bylaws also provide that MidWestOne will indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including grand jury proceedings, by reason of the fact that such person is or was a director or officer of the corporation or, while a director or officer of the corporation is, or was serving at the request of the corporation as a member, director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, or of a partnership, company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against reasonable costs, charges, expenses, attorney’s fees, judgments, fines, penalties and amounts reasonably paid in settlement to the extent actually incurred by such person in connection with such claim, action, suit or proceeding, or in connection with an appeal thereof, to the full extent of and in a manner consistent with and limited by federal or state banking law and regulation or the IBCA, or any successor or substitute law.
MidWestOne’s articles of incorporation further authorize MidWestOne to purchase and maintain insurance on behalf of the corporation and on behalf of its directors and officers against liability asserted against or incurred by the individual in his or her capacity as a director or officer, regardless of whether MidWestOne is required or authorized to indemnify or allow expenses to the individual against the same liability.
The merger agreement provides that Nicolet will assume MidWestOne indemnification obligations after the merger, and that Nicolet will provide indemnification insurance to officers and directors of MidWestOne for a period of 6 years.
Amendments to Articles of Incorporation and Bylaws
Nicolet.   Nicolet’s articles of incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation, bylaws or WBCL requires a higher vote, and subject to any rights of a class to vote separately on the amendment under the WBCL, an amendment to the articles of incorporation will be approved if the number of votes cast in favor of the amendment exceed the votes cast against it.
Nicolet’s bylaws may be amended by the shareholders or by majority vote of the board of directors, except as otherwise provided in the WBCL and except as specified under “Indemnification” above. The WBCL requires shareholder approval for an amendment to any shareholder-adopted bylaw that states that the board may not amend it. Additionally, a bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders may not be adopted, amended or repealed by the board of directors. A bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors may be amended or repealed as follows: (i) if originally adopted by the shareholders, only by the shareholders, unless the bylaw also permits board approval of the amendment, or (ii) if originally adopted by the board of directors, either by the shareholders or by the board of directors.
MidWestOne.   MidWestOne’s articles of incorporation may be amended as provided in the IBCA, which provides that unless the articles of incorporation, bylaws, or ICBA require a higher vote, and subject to any rights of a class to vote separately on the amendment under the IBCA, an amendment to the articles of incorporation will be approved if the number of votes cast in favor of the amendment exceed the votes cast against it.
MidWestOne’s bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of MidWestOne’s board of directors. Further, pursuant to Section 490.1020 of the IBCA, the shareholders may amend or repeal the corporation’s bylaws. However, no bylaw adopted by the shareholders may be amended, repealed or readopted by the board of directors if the bylaw so adopted so provides.
NO DISSENTERS’ RIGHTS
Nicolet
Nicolet’s shareholders are not entitled to dissenters’ rights with respect to the merger or the other proposals being voted upon at the special meeting under Wisconsin law.

MidWestOne
MidWestOne’s shareholders are not entitled to dissenters’ rights with respect to the merger under Iowa law.
EXPERTS
The consolidated financial statements of Nicolet as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of Nicolet’s internal control over financial reporting as of December 31, 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their reports thereon, included in Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of internal control (which is included in Management’s Annual Report on Internal Control over Financial Reporting) have been incorporated herein by reference in reliance upon such reports pertaining to such consolidated financial statements and the effectiveness of Nicolet’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of MidWestOne Financial Group, Inc. as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated in this Proxy Statement and Prospectus by reference from the MidWestOne Financial Group, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Proxy Statement and Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the Nicolet common stock to be issued in the merger will be passed upon for Nicolet by Michele McKinnon, Senior Vice President Human Resources/Legal Counsel of Nicolet National Bank. As of the Nicolet record date, Ms. McKinnon beneficially owned shares of Nicolet common stock representing less than 1% of the total outstanding shares of Nicolet common stock. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Nicolet by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia, and for MidWestOne by Alston & Bird LLP, Dallas, Texas.
OTHER MATTERS
As of the date of this joint proxy statement-prospectus, neither the Nicolet board of directors nor the MidWestOne board of directors knows of any matters that will be presented for consideration at their respective meetings of shareholders, other than as described in this joint proxy statement-prospectus. If any other matters properly come before the Nicolet special meeting or the MidWestOne special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.
DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS
Nicolet
Upon completion of the merger, MidWestOne will be merged with and into Nicolet and, consequently, the shareholders of MidWestOne will become shareholders of Nicolet. Nicolet anticipates holding its 2026 annual meeting of shareholders following consummation of the merger. Any shareholder nominations or proposals for other business intended to be presented at Nicolet’s next annual meeting must be submitted to Nicolet as set forth below.
Director Nominations.   In accordance with Nicolet’s Bylaws, shareholder nominations for directors must be made between 14 and 50 days before a meeting at which directors are to be elected, although if less than 21 days’ notice of the meeting is provided to shareholders the nomination must be delivered by the close of business on the seventh day after the date on which the notice was mailed. All nominations must comply with procedural, information and other requirements outlined in Nicolet’s Bylaws. In addition to satisfying the requirements under Nicolet’s Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the board of directors’ nominees must provide notice that sets forth information required by SEC Rule 14a-19 no later than March 20, 2026. However, if the date of Nicolet’s 2026 annual meeting of shareholders is changed by more than 30 days before or after May 19, 2026, notice by the shareholder, to be timely, must be delivered by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made.
Shareholder Proposals.   In accordance with Nicolet’s Bylaws, shareholder proposals must be made at least 60 days prior to an annual meeting for it to be considered. All shareholder proposals must comply with procedural, information and other requirements outlined in Nicolet’s Bylaws. To be considered for inclusion in Nicolet’s proxy material relating to the 2026 annual meeting of shareholders, eligible shareholders had to submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for receipt by November 18, 2025; however, if the 2026 annual meeting of shareholders is held more than 30 days before or after May 19, 2026, the deadline for receipt of such notice is any date allowing a reasonable time before Nicolet provides the proxy materials to its shareholders.
MidWestOne
Upon completion of the merger, MidWestOne will be merged with and into Nicolet and, consequently, will no longer hold annual meetings of MidWestOne shareholders. MidWestOne does not anticipate holding a 2026 annual meeting of shareholders if the merger is completed as currently expected. In the event the merger is not completed within the expected time frame, or at all, MidWestOne may hold its 2026 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at MidWestOne’s next annual meeting must be submitted to MidWestOne as set forth below.
Director Nominations.   In accordance with MidWestOne’s Bylaws, shareholder nominations for directors must be made not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2026 annual meeting of shareholders, will be no earlier than January 22, 2026, and no later than February 21, 2026). All nominations must comply with procedural, information and other requirements outlined in MidWestOne’s Bylaws. In addition to satisfying the requirements under MidWestOne’s Bylaws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the board of directors’ nominees must provide notice that sets forth information required by SEC Rule 14a-19 no later than February 21, 2026. However, if the date of MidWestOne’s 2026 annual meeting of shareholders is changed by more than 30 days before or after April 22, 2026, notice by the shareholder, to be timely, must be delivered by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of such meeting is first made.
Shareholder Proposals.   In accordance with MidWestOne’s Bylaws, shareholder proposals must be made not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting (which in the case of the 2026 annual meeting of shareholders, will be no earlier than January 22, 2026, and no later than February 21, 2026). All shareholder proposals must comply with procedural, information and other requirements outlined in MidWestOne’s Bylaws. To be considered for inclusion in MidWestOne’s proxy material relating to the 2026 annual meeting of shareholders, eligible shareholders had to submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for receipt by November 13, 2025; however, if the 2026 annual meeting of shareholders is held more than 30 days before or after April 22, 2026, the deadline for receipt of such notice is any date allowing a reasonable time before MidWestOne provides the proxy materials to its shareholders.
HOUSEHOLDING
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Nicolet and certain intermediaries are householding this joint proxy statement-prospectus for Nicolet shareholders of record in connection with the Nicolet special meeting, and MidWestOne and certain intermediaries are householding this joint proxy statement-prospectus for MidWestOne shareholders of record in connection with the MidWestOne special meeting.
Nicolet will promptly deliver, upon written or oral request, a separate copy of this joint proxy statement-prospectus to any holder of Nicolet common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Nicolet Bankshares, Inc., Attn: Eric Radzak, 111 North Washington Street, Green Bay, Wisconsin 54301.
MidWestOne will promptly deliver, upon written or oral request, a separate copy of this joint proxy statement-prospectus to any holder of MidWestOne common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Nicolet has filed a registration statement on Form S-4 with the SEC that registers the Nicolet common stock to be issued in the merger to MidWestOne shareholders. This joint proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Nicolet and a joint proxy statement of Nicolet and MidWestOne for each company’s special shareholders’ meeting. As allowed by SEC rules and regulations, this joint proxy statement-prospectus does not contain all of the information in the registration statement.
Each of Nicolet and MidWestOne files reports, proxy statements, and other information with the SEC under the Exchange Act. Such information can be examined without charge on the website maintained by the SEC (http://www.sec.gov). The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Nicolet and MidWestOne. The statements contained in this joint proxy statement-prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document. In addition, documents filed with the SEC by Nicolet, including the registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, will be available free of charge by accessing Nicolet’s website at https://www.nicoletbank.com or MidWestOne’s website at https://www.midwestone.bank. The web addresses of the SEC, Nicolet and MidWestOne are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement-prospectus, information on those websites is not part of this joint proxy statement-prospectus.
The SEC allows each of Nicolet and MidWestOne to “incorporate by reference” the information that it files with the SEC, which means that Nicolet and MidWestOne can disclose important information to you by referring to their respective filings with the SEC. The information incorporated by reference is considered a part of this joint proxy statement-prospectus, and certain information that Nicolet files later with the SEC will automatically update and supersede the information in this joint proxy statement-prospectus.
Nicolet (Commission File No. 001-37700) incorporates by reference the following documents Nicolet has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025;

•
Nicolet’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on April 29, 2025, August 1, 2025, and October 31, 2025, respectively;

•
The description of Nicolet’s common stock contained in Nicolet’s registration statement on Form 8-A, filed with the SEC on February 22, 2016, and any amendment or report filed for the purpose of updating such description;

•
Nicolet’s Current Reports on Form 8-K* filed with the SEC on May 20, 2025, September 9, 2025, and October 23, 2025; and

•
Any document Nicolet may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and before the date of Nicolet’s special meeting.

*
We are not incorporating and will not incorporate by reference into this joint proxy statement-prospectus, past or future information on reports (or portions of reports) furnished or that will be furnished by Nicolet under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

MidWestOne (Commission File No. 001-35968) incorporates by reference the following documents MidWestOne has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
MidWestOne’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025;

•
MidWestOne’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 6, 2025, August 6, 2025, and November 5, 2025, respectively;

•
The description of MidWestOne’s common stock contained in MidWestOne’s registration statement on Form S-3, filed with the SEC on August 29, 2024 and any further amendment or report filed for the purpose of updating such description;

•
MidWestOne’s Current Reports on Form 8-K* filed with the SEC on January 10, 2025, January 23, 2025, April 24, 2025, July 24, 2025, July 31, 2025, October 23, 2025, and October 29, 2025; and

•
Any document MidWestOne may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and before the date of MidWestOne’s special meeting.

*
We are not incorporating and will not incorporate by reference into this joint proxy statement-prospectus, past or future information on reports (or portions of reports) furnished or that will be furnished by MidWestOne under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

If you would like to request documents, please do so by January 16, 2026, to receive them before the Nicolet or MidWestOne special meeting, respectively.
Nicolet has supplied all of the information contained in this joint proxy statement-prospectus relating to Nicolet and its subsidiaries. MidWestOne has supplied all of such information relating to MidWestOne and its subsidiaries.
Shareholders of Nicolet and MidWestOne should rely only on the information contained or incorporated by reference in this joint proxy statement-prospectus to vote on the proposals in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement-prospectus. This joint proxy statement-prospectus is dated [•]. You should not assume that the information contained in this joint proxy statement-prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement-prospectus nor the issuance of Nicolet common stock as contemplated by the merger agreement will create any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF MERGER
by and between
NICOLET BANKSHARES, INC.
and
MIDWESTONE FINANCIAL GROUP, INC.

Dated October 23, 2025

A-i

A-ii

A-iii

DEFINITIONS
Term	Section
Acceptable Confidentiality Agreement	6.13(a)
Acquisition Proposal	6.13(a)
Affiliate	9.6
Agreement	Preamble
Alternative Acquisition Agreement	6.3(a)
Bank Merger	Recitals
Bank Merger Agreement	1.1(b)
Bank Merger Certificates	1.1(b)
Bank Merger Effective Time	1.1(b)
BHC Act	3.1(a)
Business Day	9.6
Cares Act	3.10(d)
Certificates of Merger	1.3
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.2(b)
Continuing Employees	6.6(a)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FDI Act	3.1(b)
FDIC	3.1(b)
Federal Reserve Board	3.4
Fraud	8.2(a)
GAAP	3.1(a)
Governmental Entity	3.4
Intellectual Property	3.20
Intended Tax Treatment	1.1(c)
Joint Proxy Statement	3.4
knowledge	9.6
Liens	3.2(b)
Loans	3.26(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Meetings	6.3(a)
Merger	Recitals

A-iv

Term	Section
Mergers	Recitals
Merger Consideration	1.5(a)
MOFG	Preamble
MOFG 401(k) Plan	6.6(c)
MOFG Bank	Recitals
MOFG Benefit Plans	3.11(a)
MOFG Board Recommendation	6.3(a)
MOFG Bylaws	3.1(a)
MOFG Certificate	3.1(a)
MOFG Common Stock	1.5(a)
MOFG Compensation Committee	1.7(c)
MOFG Material Contract	3.14(a)
MOFG Disclosure Schedule	Article III
MOFG Equity Awards	1.7(d)
MOFG ERISA Affiliate	3.11(e)
MOFG Indemnified Parties	6.7(a)
MOFG Insiders	6.18
MOFG Meeting	6.3(a)
MOFG Owned Properties	3.19(a)
MOFG Preferred Stock	3.2(a)
MOFG PSU Award	1.7(b)
MOFG Qualified Plan	3.11(c)
MOFG Real Property	3.19(b)
MOFG Regulatory Agencies	3.5
MOFG Regulatory Agreement	3.15
MOFG Reports	3.12
MOFG RSU Award	1.7(b)
MOFG Securities	3.2(a)
MOFG Subsidiary	3.1(b)
MOFG Support Agreement	Recitals
MOFG Tax Certificate	6.19
MOFG Termination Fee	8.2(b)
Multiemployer Plan	3.11(a)
Multiple Employer Plan	3.11(e)
NASDAQ	3.4
New Certificates	2.1
NIC	Preamble
NIC 401(k) Plan	6.6(c)
NIC Articles	4.1(a)
NIC Benefit Plans	4.11(a)
NIC Board Recommendation	6.3(a)
NIC Bylaws	4.1(a)
NIC Common Stock	1.5(a)
NIC Contract	4.14
NIC Disclosure Schedule	Article IV
NIC ERISA Affiliate	4.11(d)

A-v

Term	Section
NIC Meeting	6.3(a)
NIC Preferred Stock	4.2(a)
NIC PSU Awards	4.2(a)
NIC Qualified Plan	4.11(b)
NIC Regulatory Agencies	4.5
NIC Regulatory Agreement	4.15
NIC Restricted Share Awards	4.2(a)
NIC Reports	4.12
NIC Stock Options	4.2(a)
NIC Subsidiary	4.1(b)
NIC Support Agreement	Recitals
NIC Tax Certificate	6.19
NIC Termination Fee	8.2(d)
Nicolet Bank	Recitals
NYSE	2.2(e)
OCC	3.4
Old Certificate	1.5(b)
Permitted Encumbrances	3.19(a)
person	9.6
Personal Data	3.13(b)
Premium Cap	6.7(b)
Recommendation Change	6.3(a)
Regulatory Agencies	3.5
Representatives	6.13(a)
Requisite MOFG Vote	3.3(a)
Requisite Regulatory Approvals	6.1(b)
Requisite NIC Vote	4.3(a)
S-4	3.4
Sarbanes-Oxley Act	3.6(c)
SEC	3.4
Securities Act	3.12
Security Breach	3.13(d)
SRO	3.5
Subsidiary	3.1(a)
Superior Proposal	6.13(a)
Supporting MOFG Shareholders	Recitals
Supporting NIC Shareholders	Recitals
Surviving Entity	Recitals
Takeover Statutes	3.22
Tax or Taxes	3.10(d)
Tax Return	3.10(e)
Termination Date	8.1(c)
transactions contemplated by this Agreement	9.6
transactions contemplated hereby	9.6
willful and material breach	8.2(a)

A-vi

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2025 (this “Agreement”), is entered into by and between Nicolet Bankshares, Inc., a Wisconsin corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“NIC”), and MidWestOne Financial Group, Inc., an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“MOFG”).
RECITALS
A.   The Boards of Directors of NIC and MOFG have determined, by unanimous vote of the directors present at the applicable meeting, that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which MOFG will, subject to the terms and subject to the conditions set forth herein, merge with and into NIC (the “Merger”), so that NIC is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.
B.   In furtherance thereof, the Boards of Directors of MOFG and NIC have approved, by unanimous vote of the directors present at the applicable meeting, the Merger and declared advisable and adopted this Agreement, approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and have resolved to submit this Agreement to its shareholders for approval and to recommend that its shareholders approve this Agreement.
C.   For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
D.   Simultaneous with entering into this Agreement, and as a condition and inducement to NIC’s willingness to enter into this Agreement, each member of the Board of Directors and executive officer of MOFG (collectively, the “Supporting MOFG Shareholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form attached hereto as Exhibit A (the “MOFG Support Agreement”), pursuant to which, among other things, each of the Supporting MOFG Shareholders is agreeing, subject to the terms of the MOFG Support Agreement, to vote all shares of MOFG Common Stock owned by such Supporting MOFG Shareholder in favor of the approval of this Agreement.
E.   Simultaneous with entering into this Agreement, and as a condition and inducement to MOFG’s willingness to enter into this Agreement, each member of the Board of Directors and executive officer of NIC (collectively, the “Supporting NIC Shareholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form attached hereto as Exhibit B (the “NIC Support Agreement”), pursuant to which, among other things, each of the Supporting NIC Shareholders is agreeing, subject to the terms of the NIC Support Agreement, to vote all shares of NIC Common Stock owned by such Supporting NIC Shareholder in favor of the approval of this Agreement and the issuance of shares of NIC Common Stock in the Merger.
F.   Immediately following the Merger, and subject to it occurring, MidWestOne Bank, an Iowa state chartered bank and wholly owned Subsidiary of MOFG (“MOFG Bank”), will merge (the “Bank Merger” and, together with the Merger, the “Mergers”) with and into Nicolet National Bank, a national banking association and wholly owned Subsidiary of NIC (“Nicolet Bank”), so that Nicolet Bank is the surviving entity in the Bank Merger.
G.   In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER
1.1   The Merger and Bank Merger.
(a)   Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (as amended from time to time, the “WBCL”) and the Iowa Business Corporation Act (the “IBCA”), at the Effective Time, MOFG shall merge with and into NIC pursuant to this Agreement. NIC shall be the Surviving Entity in the Merger and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of MOFG shall terminate.
(b)   At the Bank Merger Effective Time, MOFG Bank will merge with and into Nicolet Bank. Nicolet Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of MOFG Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger between MOFG Bank and Nicolet Bank substantially in the form attached as Exhibit C (the “Bank Merger Agreement”), which shall be entered into by MOFG Bank and Nicolet Bank concurrently with this Agreement. Each of MOFG and NIC shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of MOFG Bank and Nicolet Bank, respectively, and MOFG and NIC shall, and shall respectively cause MOFG Bank and Nicolet Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law (the “Bank Merger Effective Time”).
(c)   It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (together with the intended tax treatment for the Merger set forth in Section 1.10, the “Intended Tax Treatment”), and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
1.2   Closing.   Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Central time, on a date which shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided that, upon the election of NIC, the parties shall cause the Closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof first occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by MOFG and NIC. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3   Effective Time.   On or (if agreed by MOFG and NIC) prior to the Closing Date, NIC and MOFG, respectively, shall cause to be filed articles of merger with the Secretary of State of the State of Iowa (the “Iowa Secretary”) in accordance with the IBCA and articles of merger with the Wisconsin Department of Financial Institutions (the “WDFI”) in accordance with the WBCL (collectively, the “Certificates of Merger”). The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the IBCA and WBCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the WBCL, the IBCA, and this Agreement.
1.5   Conversion of MOFG Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of NIC, MOFG or the holders of any securities of NIC or MOFG:
(a)   Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of MOFG (the “MOFG Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of MOFG Common Stock owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted), shall be converted into the right to receive 0.3175 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of NIC (the “NIC Common Stock”); it being understood that at and after the Effective Time, pursuant to Section 1.6, the NIC Common Stock, including the shares issued to former holders of MOFG Common Stock, shall be the common stock of the Surviving Entity.
(b)   All of the shares of MOFG Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of MOFG Common Stock) previously representing any such shares of MOFG Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined below) representing the number of whole shares of NIC Common Stock that such shares of MOFG Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of MOFG Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of NIC Common Stock or MOFG Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give NIC and the holders of MOFG Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit MOFG or NIC to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of MOFG Common Stock that are owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted) shall be cancelled and shall cease to exist and no NIC Common Stock or other consideration shall be delivered in exchange therefor.
1.6   NIC Stock.   At and after the Effective Time, each share of NIC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.
1.7   Treatment of MOFG Equity Awards.
(a)   At the Effective Time, each then-outstanding award of restricted stock units with respect to shares of MOFG Common Stock (a “MOFG RSU Award”) shall, automatically and without any required action on the part of the holder thereof, be fully vested, canceled and converted into the right to receive a number of shares of NIC Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of shares of MOFG Common Stock subject to such MOFG RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.
(b)   At the Effective Time, each then-outstanding performance restricted stock unit award with respect to shares of MOFG Common Stock (a “MOFG PSU Award”) shall, automatically and without any required action on the part of the holder thereof, be fully vested, canceled and converted into the right to receive (i) a number of shares of NIC Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of MOFG Common Stock subject to such MOFG PSU Award immediately prior to the Effective Time based on the higher of target performance and actual performance through the Effective Time as reasonably determined by the compensation committee of the Board of

Directors of MOFG (the “MOFG Compensation Committee”) multiplied by (y) the Exchange Ratio, plus (ii) a cash payment in respect of any accrued but unpaid dividend equivalents on such MOFG PSU Award.
(c)   At or prior to the Effective Time, MOFG, the Board of Directors of MOFG and the MOFG Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7.
(d)   NIC shall take all corporate actions that are necessary for the treatment of the MOFG RSU Awards and MOFG PSU Awards (together, the “MOFG Equity Awards”) pursuant to Sections 1.7(a) and 1.7(b), including the reservation, issuance and listing of NIC Common Stock as necessary to effect the transactions contemplated by this Section 1.7. NIC shall issue the consideration contemplated by this Section 1.7, less any applicable Taxes required to be withheld in respect of such consideration under applicable Tax law, as promptly as practicable following the Effective Time (but in no event later than two (2) Business Days after the Closing Date).
1.8   Articles of Incorporation of Surviving Entity.   At the Effective Time, the articles of incorporation of NIC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.
1.9   Bylaws of Surviving Entity.   At the Effective Time, the bylaws of NIC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.
1.10   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
ARTICLE II
EXCHANGE OF SHARES
2.1   NIC to Make Consideration Available.   At or prior to the Effective Time, NIC shall deposit, or shall cause to be deposited, with an exchange agent selected by NIC and reasonably satisfactory to MOFG (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at NIC’s option, evidence in book-entry form, representing shares of NIC Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of NIC Common Stock payable in accordance with Section 2.2(b), being referred to as the “Exchange Fund”).
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five Business Days thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of NIC Common Stock and any cash in lieu of fractional shares, which the shares of MOFG Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to any book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of MOFG Common Stock held in book-entry form at the Effective Time), together with such properly completed and duly executed letter of transmittal, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of NIC Common Stock to which such holder of MOFG Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old

Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of NIC Common Stock which the shares of MOFG Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to NIC Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NIC Common Stock that the shares of MOFG Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.10).
(c)   If any New Certificate representing shares of NIC Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of NIC Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of MOFG of the shares of MOFG Common Stock. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of NIC Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.
(e)   Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of NIC Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to NIC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NIC. In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of MOFG Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of NIC Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by MOFG and NIC) by (ii) the fraction of a share (after taking into account all shares of MOFG Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of NIC Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the former holders of MOFG Common Stock for 12 months after the Effective Time shall be paid to the Surviving Entity. Any former holders of MOFG Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of NIC Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NIC Common Stock deliverable in respect of each former share of MOFG Common Stock such holder holds as determined pursuant to this

Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of NIC, MOFG, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of MOFG Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of MOFG Common Stock immediately prior to the time at which such amounts would otherwise permanently escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g)   The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of NIC Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement or otherwise to any holder of MOFG Common Stock or MOFG Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MOFG Common Stock or MOFG Equity Awards in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of NIC Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MOFG
Except (a) as disclosed in the disclosure schedule delivered by MOFG to NIC concurrently herewith (the “MOFG Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the MOFG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MOFG that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) except with respect to Sections 3.1, 3.2, 3.3 and 3.4, as disclosed in any MOFG Reports publicly filed with or furnished to the SEC by MOFG since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), MOFG hereby represents and warrants to NIC as follows:
3.1   Corporate Organization.
(a)   MOFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and has elected to be treated as a financial holding company under the BHC Act. MOFG has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. MOFG is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG. As used in this Agreement, the term “Material Adverse Effect” means, with respect to NIC, MOFG or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof), (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease, pandemic, epidemic or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this Clause (E) shall not apply to a breach of any representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated hereby) or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal or published industry financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary” when used with respect to any person, means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the amended and restated articles of incorporation of MOFG, as amended (the “MOFG Articles”), and the third amended and restated bylaws of MOFG (the “MOFG Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by MOFG to NIC.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, each Subsidiary of MOFG (a “MOFG Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of MOFG or any Subsidiary of MOFG to pay dividends or distributions except, in the case of MOFG or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. MOFG Bank is the only depository institution Subsidiary of MOFG, and the deposit accounts of MOFG Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDI Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of MOFG, threatened. Section 3.1(b) of the MOFG Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of MOFG as of the date hereof. No Subsidiary of MOFG is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of MOFG Bank as in effect as of the date of this Agreement have previously been made available by MOFG to NIC. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of MOFG other than the MOFG Subsidiaries.
3.2   Capitalization.
(a)   The authorized capital stock of MOFG consists of 30,000,000 shares of MOFG Common Stock and 500,000 shares of preferred stock, no par value per share (“MOFG Preferred Stock”). As of the date of this Agreement, there were (i) 20,632,760 shares of MOFG Common Stock issued and outstanding; (ii) 144,798 shares of MOFG Common Stock underlying outstanding unvested MOFG RSU Awards; (iii) 161,515 shares of MOFG Common Stock underlying outstanding MOFG PSU Awards (assuming performance goals are satisfied at the maximum level); and (iv) no shares of MOFG Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and 414,823 shares of MOFG Common Stock reserved for issuance pursuant to future grants under the MOFG equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of MOFG issued, reserved for issuance or outstanding. All the issued and outstanding shares of MOFG Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no trust preferred or subordinated debt securities of MOFG are issued or outstanding except as set forth on Section 3.2(a) of the MOFG Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of MOFG may vote. Other than MOFG Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in MOFG, or contracts, commitments, understandings or arrangements by which MOFG may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in MOFG, or that otherwise obligate MOFG to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “MOFG Securities”). Other than MOFG Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of MOFG or any of its Subsidiaries) are outstanding. No MOFG Subsidiary owns any capital stock of MOFG. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which MOFG or any of its Subsidiaries is a party with respect to the voting or transfer of MOFG Common Stock, capital stock or other voting or equity securities or ownership interests of MOFG or granting any shareholder or other person any registration rights.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, MOFG owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the MOFG Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any MOFG Subsidiary, or contracts, commitments, understandings or arrangements by which any MOFG Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such MOFG Subsidiary, or otherwise obligating any MOFG Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing.
(c)   Section 3.2(c) of the MOFG Disclosure Schedule sets forth, for each outstanding MOFG Equity Award as of the date of this Agreement, the holder, type of award, grant date, number of shares covering such outstanding award, vesting schedule (showing the number of shares vesting at each threshold) and, if applicable, exercise price and expiration date. On the date that is five days prior to the Closing Date, MOFG will provide NIC with a revised version of Section 3.2(c) of the MOFG Disclosure Schedule, updated as of the most recent practicable date.
3.3   Authority; No Violation.
(a)   MOFG has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of MOFG. The Board of Directors of MOFG has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger and the Bank Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of MOFG and its shareholders, has approved this Agreement and the transactions contemplated hereby (including the Merger and the Bank Merger), and has directed that this Agreement be submitted to MOFG’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding MOFG Common Stock entitled to vote on such matter (the “Requisite MOFG Vote”), and the approval of the Bank Merger Agreement by MOFG as MOFG Bank’s sole shareholder, no other corporate proceedings on the part of MOFG are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of MOFG of an advisory (non-binding) vote on the compensation that may be paid or become payable to MOFG’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by MOFG and (assuming due authorization, execution and delivery by NIC) constitutes a valid and binding obligation of MOFG, enforceable against MOFG in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by MOFG nor the consummation by MOFG of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by MOFG with any of the terms or provisions hereof, will (i) violate any provision of the MOFG Articles, the MOFG Bylaws or the organizational documents of any MOFG Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MOFG or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MOFG or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MOFG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ Stock Market LLC (the “NASDAQ”), (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) under the Bank Merger Act of 1960 and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including Nicolet Bank’s establishment and operation of MOFG Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 3.4(d) of the MOFG Disclosure Schedule or Section 4.4(d) of the NIC Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the MOFG Disclosure Schedule or Section 4.4 of the NIC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meeting of MOFG’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by NIC in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Iowa Secretary pursuant to the IBCA and the WDFI pursuant to the WBCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NIC Common Stock pursuant to this Agreement and the approval of the listing of such NIC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by MOFG of this Agreement or (ii) the consummation by MOFG of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, MOFG has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by MOFG to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5   Reports.   MOFG and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) any foreign regulatory authority, and (f) any self-regulatory organization (an “SRO”) (clauses (a)  – (f), collectively “MOFG Regulatory Agencies”, and together with the NIC Regulatory Agencies, the “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any MOFG Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws and regulations, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. Subject to Section 9.14, except for normal examinations conducted by a MOFG Regulatory Agency in the ordinary course of business of MOFG and its Subsidiaries, no MOFG Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of MOFG, investigation into the business or operations of MOFG or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MOFG or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of MOFG or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG.

3.6   Financial Statements.
(a)   The financial statements of MOFG and its Subsidiaries included (or incorporated by reference) in the MOFG Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MOFG and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in shareholders’ equity and consolidated financial position of MOFG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of MOFG has resigned (or informed MOFG that it intends to resign) or been dismissed as independent public accountants of MOFG as a result of or in connection with any disagreements with MOFG on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, neither MOFG nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MOFG included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of MOFG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, MOFG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on MOFG. MOFG (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to MOFG, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of MOFG by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to MOFG’s outside auditors and the audit committee of MOFG’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MOFG’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of MOFG, any fraud, whether or not material, that involves management or other employees who have a significant role in MOFG’s internal controls over financial reporting. To the knowledge of MOFG, any such disclosures were made in writing by management to MOFG’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by MOFG to NIC. As of the date hereof, neither MOFG nor its independent audit firm has identified, and, to the knowledge of MOFG, no circumstances exist upon which MOFG or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of MOFG, there is no reason to believe that MOFG’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since December 31, 2022, (i) neither MOFG nor any of its Subsidiaries, nor, to the knowledge of MOFG, any director, officer, auditor, accountant or representative of MOFG or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MOFG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MOFG or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing MOFG or any of its Subsidiaries, whether or not employed by MOFG or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by MOFG or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of MOFG or any committee thereof or the Board of Directors or similar governing body of any MOFG Subsidiary or any committee thereof, or to the knowledge of MOFG, to any director or officer of MOFG or any MOFG Subsidiary.
3.7   Broker’s Fees.   With the exception of the engagement of Piper Sandler & Co., neither MOFG nor any MOFG Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement. MOFG has disclosed to NIC as of the date hereof the aggregate fees provided for in connection with the engagement by MOFG of Piper Sandler & Co. related to the Mergers and the other transactions contemplated hereunder.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG.
(b)   Except in connection with the transactions contemplated under this Agreement, since December 31, 2024, MOFG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9   Legal and Regulatory Proceedings.
(a)   Except as set forth on Section 3.9(a) of the MOFG Disclosure Schedule or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, neither MOFG nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of MOFG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MOFG or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Except as would not reasonably be expected to be, either individually or in the aggregate, material to MOFG, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon MOFG, any of its Subsidiaries or the assets of MOFG or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).
3.10   Taxes and Tax Returns.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG: each of MOFG and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither MOFG nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of MOFG and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of MOFG and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither MOFG nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither MOFG nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of MOFG and its Subsidiaries or the assets of MOFG and its Subsidiaries; neither MOFG nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither MOFG nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among MOFG and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither MOFG nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was MOFG), or (B) has any liability for the Taxes of any person (other than MOFG or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.
(b)   Neither MOFG nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither MOFG nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(c)   Neither MOFG nor any of its Subsidiaries (x) has taken or agreed to take any action that or (y) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 6.19 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause MOFG to be in breach of this representation. As of the date of this Agreement, neither MOFG nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(d)   Except as set forth on Section 3.10(d) of the MOFG Disclosure Schedule, neither MOFG nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes that remain unpaid pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “Cares Act”) or IRS Notice 2020-65 or any similar election under state, local, or foreign law, executive order or Presidential Memorandum or (ii) claimed any employee retention credits within the meaning of Section 2301 of the Cares Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020, in each case, with respect to any taxable period that remains open for audit under applicable statute of limitations.
(e)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.
(f)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employees.
(a)   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on MOFG, each MOFG Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected, individually or in the aggregate, to be material to MOFG and its Subsidiaries, taken as a whole, neither MOFG nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor, or any other Governmental Entity with respect to any MOFG Benefit Plan. For purposes of this Agreement, the term “MOFG Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which MOFG or any Subsidiary, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by MOFG or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of MOFG or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity. No entities other than its Subsidiaries would be deemed a “single employer” with MOFG within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.
(b)   Section 3.11(b) of the MOFG Disclosure Schedule sets forth a true, correct and complete list of all material MOFG Benefit Plans. MOFG has made available to NIC true, correct and complete copies of each MOFG Benefit Plan and accompanying amendments (or, where no written plan document exists, a summary of the material terms thereof) and the following related documents, to the extent applicable: (i) the current summary plan descriptions and any summary of material modifications thereto, (ii) the most recent annual report (Form 5500) and audited financials, if applicable, (iii) the most recently received IRS determination letter or opinion letter, (iv) the most recently prepared actuarial reports, and (v) any material correspondence with or notices from the IRS, DOL, Pension Benefit Guaranty Corporation or other governmental body, agency, authority or entity issued within the prior three years.
(c)   The IRS has issued a favorable determination letter with respect to each MOFG Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “MOFG Qualified Plan”) or such MOFG Qualified Plan is maintained pursuant to a pre-approved plan document and is entitled to rely on a favorable IRS opinion letter, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of MOFG, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any MOFG Qualified Plan.
(d)   No MOFG Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and no such plan has existed within the prior six years.
(e)   None of MOFG and its Subsidiaries nor any other entity which would be deemed to be a single employer under Code Section 414 with MOFG (an “MOFG ERISA Affiliate”) has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of MOFG and its Subsidiaries nor any MOFG ERISA Affiliate has incurred or could reasonably be expected to incur any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f)   Except as set forth on Section 3.11(f) of the MOFG Disclosure Schedule, no MOFG Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state or local Law.
(g)   All contributions required to be made to any MOFG Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MOFG Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MOFG.

(h)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to MOFG’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the MOFG Benefit Plans, any fiduciaries thereof with respect to their duties to the MOFG Benefit Plans or the assets of any of the trusts under any of the MOFG Benefit Plans that would reasonably be expected to result in any material liability to MOFG or any of its Subsidiaries, taken as a whole.
(i)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, none of MOFG and its Subsidiaries has engaged in, nor does MOFG have any knowledge of, any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the MOFG Benefit Plans to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j)   Except as set forth on Section 3.11(j) of the MOFG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, individual service provider, or director of MOFG or any of its Subsidiaries, or result in any limitation on the right of MOFG or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MOFG Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing and except as set forth on Section 3.11(j) of the MOFG Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, individual service provider, or director of MOFG or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), whether under any MOFG Benefit Plan or otherwise, will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k)   No MOFG Benefit Plan provides for, and none of MOFG and its Subsidiaries has promised in writing or, to MOFG’s Knowledge, otherwise, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(l)   The transactions contemplated by this Agreement will not cause or require MOFG or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle or otherwise set aside funds to satisfy any MOFG Benefit Plan obligations.
(m)   There are no pending or, to MOFG’s knowledge, threatened labor grievances or unfair labor practice claims or charges against MOFG or any of its Subsidiaries, or any strikes or other material labor disputes against MOFG or any of its Subsidiaries. Neither MOFG nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MOFG or any of its Subsidiaries and, to the knowledge of MOFG, there are no pending or threatened organizing efforts by any union or other group seeking to represent any employees of MOFG or any of its Subsidiaries.
(n)   MOFG and its Subsidiaries are, and have been since December 31, 2022, in compliance, in all material respects, with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes.
(o)   In the past five years, neither MOFG nor any of its Subsidiaries has entered into a settlement agreement with a current or former director, officer, employee or individual independent contractor of MOFG or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of MOFG or its Subsidiaries, (ii) an employee at the level of Senior Vice President or above of MOFG or its Subsidiaries, or (iii) a member of the board of directors of MOFG or its Subsidiaries. In the past five years, to the knowledge of MOFG, no allegations of sexual harassment or sexual misconduct have been made against (x) an executive officer of MOFG or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of MOFG or its Subsidiaries, or (z) a member of the board of directors of MOFG or its Subsidiaries.

3.12   SEC Reports.   MOFG has previously made available to NIC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by MOFG pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “MOFG Reports”), and (b) communication mailed by MOFG to its shareholders since December 31, 2022 and prior to the date hereof, and no such MOFG Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all MOFG Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of MOFG has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the MOFG Reports.
3.13   Compliance with Applicable Law.
(a)   MOFG and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, and, to the knowledge of MOFG, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, MOFG and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MOFG or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which MOFG or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG, MOFG and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by MOFG and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where MOFG and its Subsidiaries conduct business.

(c)   MOFG Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and MOFG has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in MOFG Bank having its current rating lowered such that it is no longer “satisfactory” or better.
(d)   MOFG maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of MOFG, neither MOFG nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG. To the knowledge of MOFG, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MOFG. No claims or actions have been asserted, or to the knowledge of MOFG, threatened, against MOFG or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG.
(e)   Without limitation, none of MOFG or any of its Subsidiaries, or to the knowledge of MOFG, any director, officer, employee, agent or other person acting on behalf of MOFG or any of its Subsidiaries has, directly or indirectly, (i) used any funds of MOFG or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MOFG or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of MOFG or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of MOFG or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for MOFG or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MOFG or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOFG.
(f)   As of the date hereof, each of MOFG and MOFG Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither MOFG nor MOFG Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.
3.14   Certain Contracts.
(a)   Except as set forth in Section 3.14(a) of the MOFG Disclosure Schedule or as filed with any MOFG Reports, as of the date hereof, neither MOFG nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any MOFG Benefit Plan:
(i)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)   which contains a provision that materially restricts the conduct of any line of business by MOFG or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage or compete in any line of business or in any geographic region (including any non-compete or client or customer non-solicitation requirement and any exclusivity or exclusive dealing provisions with such an effect) (excluding customary non-solicitation covenants contained in vendor agreements entered into in the ordinary course);

(iii)   which is a collective bargaining agreement or similar agreement with any labor organization;
(iv)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of MOFG or its Subsidiaries, taken as a whole;
(v)   that (A) relates to the incurrence of indebtedness by MOFG or any MOFG Subsidiary (including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements), other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice or (B) provides for the guaranty, support, indemnification, assumption or endorsement by MOFG or any of its Subsidiaries of, or any similar commitment by MOFG or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;
(vi)   relating to the lease of property having a value in excess of $200,000 in the aggregate;
(vii)   in which (i) MOFG or any of its Subsidiaries grants any right, license or covenant not to sue with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice) or (ii) MOFG or any of its Subsidiaries obtains any right, license or covenant not to sue with respect to any Intellectual Property (other than licenses for commercial off-the-shelf software which are generally available on non-discriminatory pricing terms with aggregate annual payments of less than $150,000);
(viii)   relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;
(ix)   which relates to capital expenditures and involves future payments in excess of $500,000 in the aggregate;
(x)   which is not terminable on 60 days or less notice and involves the payment of more than $500,000 per annum;
(xi)   that relates to the provision of investment advisory or brokerage services by any third party;
(xii)   that is a settlement, consent or similar agreement and contains any material obligations of MOFG or any of its Subsidiaries that are reasonably expected to continue following the Effective Time; or
(xiii)   that relates to the acquisition or disposition of any person, business or asset (including any merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution) and under which MOFG or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the MOFG Disclosure Schedule, is referred to herein as a “MOFG Material Contract.” MOFG has made available to NIC true, correct and complete copies of each MOFG Material Contract in effect as of the date hereof.
(b)   (1) Each MOFG Material Contract is valid and binding on MOFG or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG, (2) MOFG and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each MOFG Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG, (3) to the knowledge of MOFG, each third-party counterparty to each MOFG Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such MOFG Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG, (4) neither MOFG nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any MOFG Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, and (5) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of MOFG or any of its Subsidiaries, or to the knowledge of MOFG, any other party thereto, of or under any such MOFG Material Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MOFG.
3.15   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither MOFG nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the MOFG Disclosure Schedule, a “MOFG Regulatory Agreement”), nor has MOFG or any of its Subsidiaries been advised in writing, or to MOFG’s knowledge, orally, since December 31, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such MOFG Regulatory Agreement.
3.16   Risk Management Instruments.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MOFG or any of its Subsidiaries or for the account of a customer of MOFG or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are, to MOFG’s knowledge, legal, valid and binding obligations of MOFG or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, MOFG and each of its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to MOFG’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.
3.17   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, MOFG and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of MOFG, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on MOFG or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against MOFG, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. To the knowledge of MOFG, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG. MOFG is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency, or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG.
3.18   Investment Securities and Commodities.   Each of MOFG and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to MOFG’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MOFG or its Subsidiaries. Such securities and commodities are valued on the books of MOFG in accordance with GAAP in all material respects. MOFG and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that MOFG believes are prudent and reasonable in the context of their respective businesses, and MOFG and each of its Subsidiaries have, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.
3.19   Real Property.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on MOFG, MOFG or a MOFG Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the MOFG Reports as being owned by MOFG or a MOFG Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “MOFG Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MOFG Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, the “MOFG Leased Properties” and collectively with the MOFG Owned Properties, the “MOFG Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and has paid all rents and other charges to the extent due under the leases and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of MOFG, the lessor. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, each of the MOFG Leased Properties has been furnished or made available to NIC. There are no pending or, to the knowledge of MOFG, threatened condemnation proceedings against the MOFG Real Property.
3.20   Intellectual Property.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG: (a)(i) MOFG and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of MOFG, neither MOFG nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which MOFG or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) no person has asserted in writing to MOFG or any of its Subsidiaries within the past six years that MOFG or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of MOFG, no person is challenging, infringing on or otherwise violating, any right of MOFG or any of its Subsidiaries with respect to any Intellectual Property owned by MOFG or its Subsidiaries; (c) neither MOFG nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by MOFG or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) MOFG and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by MOFG and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any and all: trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, corporate names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; computer software (including source code, object code, firmware, operating systems and specifications); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
3.21   Related Party Transactions.   Except as set forth in Section 3.21 of the MOFG Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between MOFG or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of MOFG or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MOFG Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of MOFG) on the other hand, of the type required to be reported in any MOFG Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.
3.22   State Takeover Laws.   The Board of Directors of MOFG has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the MOFG Articles or MOFG Bylaws (collectively, with any similar provisions of the NIC Articles or NIC Bylaws, “Takeover Statutes”). In accordance with Section 490.1302 of the IBCA, no appraisal or dissenters’ rights will be available to the holders of MOFG Common Stock in connection with the Merger.
3.23   Reorganization.   MOFG has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24   Opinion.   Prior to the execution of this Agreement, the Board of Directors of MOFG has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Piper Sandler & Co. to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications, and limitations set forth in its written opinion, the Exchange Ratio provided for in the Merger is fair from a financial point of view to the holders of MOFG Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25   MOFG Information.   The information relating to MOFG and its Subsidiaries or that is provided by MOFG, its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement, the S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to MOFG and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to MOFG or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by MOFG with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NIC or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
3.26   Loan Portfolio.
(a)   As of the date hereof, except as set forth in Section 3.26(a) of the MOFG Disclosure Schedule, neither MOFG nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which MOFG or any Subsidiary of MOFG is a creditor that, as of September 30, 2025, under the terms of which the obligor was, as of September 30, 2025 over 90 days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the MOFG Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of MOFG and its Subsidiaries that, as of September 30, 2025, were classified by MOFG as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (ii) each asset of MOFG or any of its Subsidiaries that, as of September 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, each Loan of MOFG or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MOFG and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) to MOFG’s knowledge, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, each outstanding Loan of MOFG or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of MOFG and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)   None of the agreements pursuant to which MOFG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)   There are no outstanding Loans made by MOFG or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MOFG or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MOFG, neither MOFG nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)   As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty, to MOFG’s knowledge, is in full force and effect, and will remain in full force and effect following the Effective Time, in each case, without any further action by MOFG or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

3.27   Insurance.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on MOFG, (a) MOFG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MOFG and MOFG Bank reasonably have determined to be prudent and consistent with industry practice, and MOFG and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of MOFG and its Subsidiaries, MOFG or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by MOFG or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither MOFG nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
3.28   Fiduciary Activities.
(a)   Except as set forth on Section 3.28(a) of the MOFG Disclosure Schedule, MOFG and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Since December 31, 2022, none of MOFG, any of its Subsidiaries, or, to MOFG’s knowledge, any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of MOFG and its Subsidiaries include documented risk profiles signed by each customer. Since December 31, 2022, none of MOFG or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.
(b)   Each trust or wealth management customer of MOFG or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of MOFG and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with instructions received from such customer and its authorized representatives and authorized signers, (iv) consistent with such customer’s risk profile, and (v) in compliance with all applicable laws and MOFG’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of MOFG or any of its Subsidiaries has been duly and validly executed and delivered by MOFG and/or each such Subsidiary and, to the knowledge of MOFG, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and MOFG, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and MOFG and its Subsidiaries and, to the knowledge of MOFG, such other contracting parties are in compliance with each of the terms thereof.
(c)   No contract governing a relationship with a trust or wealth management customer of MOFG or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to MOFG or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
3.29   Investment Management and Related Activities.   Except as set forth on Section 3.29 of the MOFG Disclosure Schedule, neither MOFG nor any Subsidiary of MOFG, or any of their respective directors, officers or employees (as a result of their activities for and on behalf of MOFG or any Subsidiary of MOFG) is required to be registered, licensed or authorized under the laws of any Governmental Entity as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.
3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by MOFG in this Article III, neither MOFG nor any other person makes any express or implied representation or warranty with respect to MOFG, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MOFG hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither MOFG nor any other person makes or has made any representation or warranty to NIC or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to MOFG, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to NIC or any of its Affiliates or representatives in the course of their due diligence investigation of MOFG, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by MOFG in this Article III.
(b)   MOFG acknowledges and agrees that neither NIC nor any other person on behalf of NIC has made or is making, and MOFG has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NIC
Except (a) as disclosed in the disclosure schedule delivered by NIC to MOFG concurrently herewith (the “NIC Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NIC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NIC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) any other sections of this Article IV (a) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) except with respect to Sections 4.1, 4.2, 4.3 and 4.4, as disclosed in any NIC Reports publicly filed with or furnished to the SEC by NIC since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) NIC hereby represents and warrants to MOFG as follows:
4.1   Corporate Organization.
(a)   NIC is a corporation duly organized, in good standing and validly existing under the laws of the State of Wisconsin, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. NIC has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. NIC is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC. True and complete copies of the amended and restated articles of incorporation of NIC, as amended (the “NIC Articles”) and the amended and restated bylaws of NIC, as amended (the “NIC Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by NIC to MOFG.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC, each Subsidiary of NIC (an “NIC Subsidiary”) (1) is duly organized and validly existing under the laws of its jurisdiction of organization, (2) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (3) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of NIC or any Subsidiary of NIC to pay dividends or distributions except, in the case of NIC or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Nicolet Bank is the only depository institution Subsidiary of NIC, and the deposit accounts of Nicolet Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
4.2   Capitalization.
(a)   As of the date of this Agreement the authorized capital stock of NIC consists of 30,000,000 shares of NIC Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, no par value per share (the “NIC Preferred Stock”). As of the date of this Agreement there were (i) 14,913,440 shares of NIC Common Stock issued and outstanding, including 114,520 shares of NIC Common Stock granted in respect of outstanding restricted shares of NIC Common Stock (“NIC Restricted Share Awards”); (ii) 60,000 shares of NIC Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of NIC Common Stock (the “NIC PSU Awards”) (assuming performance goals are satisfied at the maximum level); (iii) 991,084 shares of NIC Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of NIC Common Stock (the “NIC Stock Options”); and (iv) no shares of NIC Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and 421,037 shares of NIC Common Stock reserved for issuance pursuant to future grants under the NIC equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of NIC issued, reserved for issuance or outstanding. All the issued and outstanding shares of NIC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of NIC may vote. As of the date hereof, no trust preferred or subordinated debt securities of NIC are issued or outstanding except as set forth on Section 4.2(a) of the NIC Disclosure Schedule. Other than the NIC Restricted Share Awards, the NIC PSU Awards, and NIC Stock Options, each issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in NIC, or contracts, commitments, understandings or arrangements by which NIC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in NIC or that otherwise obligate NIC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. As of the date of this Agreement, other than the NIC Restricted Share Awards, the NIC PSU Awards, and NIC Stock Options, no equity or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NIC or any of its Subsidiaries) are outstanding.
(b)   There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which NIC or any of its Subsidiaries is a party with respect to the voting or transfer of NIC Common Stock, capital stock or other voting or equity securities or ownership interests of NIC or granting any shareholder or other person any registration rights.
(c)   Except as would not, either individually or in the aggregate, reasonably be expected to be material to NIC, NIC owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the NIC Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3   Authority; No Violation.
(a)   NIC has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of NIC Common Stock in the Merger) have been duly and validly approved by the Board of Directors of NIC. The Board of Directors of NIC has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of NIC Common Stock in the Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of NIC and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of NIC Common Stock in the Merger), and has directed that this Agreement be submitted to NIC’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement and the transactions contemplated by this Agreement (including the Merger and the issuance of shares of NIC Common Stock in connection with the Merger) by the affirmative vote of a majority of the votes entitled to be cast on this Agreement by the holders of NIC Common Stock (the “Requisite NIC Vote”) and (ii) the approval of the Bank Merger Agreement by NIC as Nicolet Bank’s sole shareholder, no other corporate proceedings on the part of NIC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NIC and (assuming due authorization, execution and delivery by MOFG) constitutes a valid and binding obligation of NIC, enforceable against NIC in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of NIC Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite NIC Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of NIC will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by NIC, nor the consummation by NIC of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by NIC with any of the terms or provisions hereof, will (i) violate any provision of the NIC Articles, the NIC Bylaws or the organizational documents of Nicolet Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NIC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NIC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NIC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act of 1960, and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including Nicolet Bank’s establishment and operation of MOFG Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 4.4(d) of the NIC Disclosure Schedule or Section 3.4(d) of the MOFG Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the MOFG Disclosure Schedule or Section 4.4 of the NIC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement, and the S-4, and the declaration by the SEC of the effectiveness of the S-4 in which the Joint Proxy Statement will be included as a prospectus, (g) the filing of the Certificates of Merger with the Iowa Secretary pursuant to the IBCA and the WDFI pursuant to the WBCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NIC Common Stock pursuant to this Agreement and the approval of the listing of such NIC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by NIC of this Agreement or (ii) the consummation by NIC of the Merger and the other transactions contemplated hereby (including the issuance of shares of NIC Common Stock in the Merger and the Bank Merger). As of the date hereof, NIC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by NIC to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5   Reports.   NIC and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the OCC, (c) the SEC, (d) the Federal Reserve Board, (e) the FDIC, (f) any foreign regulatory authority, and (g) any SRO (clauses (a)  – (g), collectively “NIC Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any NIC Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws and regulations, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC. Subject to Section 9.14, except for normal examinations conducted by a NIC Regulatory Agency in the ordinary course of business of NIC and its Subsidiaries, no NIC Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of NIC, investigation into the business or operations of NIC or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any NIC Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NIC or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any NIC Regulatory Agency with respect to the business, operations, policies or procedures of NIC or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC.
4.6   Financial Statements.
(a)   The financial statements of NIC and its Subsidiaries included (or incorporated by reference) in the NIC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NIC and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in shareholders’ equity and consolidated financial position of NIC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of NIC has resigned (or informed NIC that it intends to resign) or been dismissed as independent public accountants of NIC as a result of or in connection with any disagreements with NIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, neither NIC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NIC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of NIC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, NIC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on NIC. NIC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NIC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of NIC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to NIC’s outside auditors and the audit committee of NIC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NIC’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of NIC, any fraud, whether or not material, that involves management or other employees who have a significant role in NIC’s internal controls over financial reporting. To the knowledge of NIC, any such disclosures were made in writing by management to NIC’s auditors and audit committee. As of the date hereof, neither NIC nor its independent audit firm has identified, and, to the knowledge of NIC, no circumstances exist upon which NIC or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of NIC, there is no reason to believe that NIC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since December 31, 2022, (i) neither NIC nor any of its Subsidiaries, nor, to the knowledge of NIC, any director, officer, auditor, accountant or representative of NIC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NIC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NIC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NIC or any of its Subsidiaries, whether or not employed by NIC or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by NIC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of NIC or any committee thereof or the Board of Directors or similar governing body of any NIC Subsidiary or any committee thereof, or to the knowledge of NIC, to any director or officer of NIC or any NIC Subsidiary.
4.7   Broker’s Fees.   With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither NIC nor any NIC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC.

(b)   Except in connection with the transactions contemplated under this Agreement, since December 31, 2024, NIC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9   Legal and Regulatory Proceedings.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, neither NIC nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of NIC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NIC or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Except as would not reasonably be expected to, either individually or in the aggregate, be material to NIC, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon NIC, any of its Subsidiaries or the assets of NIC or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).
4.10   Taxes and Tax Returns.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC: each of NIC and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither NIC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of NIC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of NIC and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither NIC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither NIC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of NIC and its Subsidiaries or the assets of NIC and its Subsidiaries; neither NIC nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither NIC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among NIC and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither NIC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was NIC), or (B) has any liability for the Taxes of any person (other than NIC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.
(b)   Neither NIC nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither NIC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(c)   Neither NIC nor any of its Subsidiaries (x) has taken or agreed to take any action that or (y) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 6.19 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause NIC to be in breach of this representation. As of the date of this Agreement, neither NIC nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
4.11   Employees
(a)   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, each NIC Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected, individually or in the aggregate, to be material to NIC and its Subsidiaries, taken as a whole, neither NIC nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor, or any other Governmental Entity with respect to any NIC Benefit Plan. For purposes of this Agreement, the term “NIC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which NIC or any Subsidiary, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by NIC or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of NIC or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity. No entities other than its Subsidiaries would be deemed a “single employer” with NIC within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.
(b)   The IRS has issued a favorable determination letter with respect to each NIC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (an “NIC Qualified Plan”) or such NIC Qualified Plan is maintained pursuant to a pre-approved plan document and is entitled to rely on a favorable IRS opinion letter, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of NIC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any NIC Qualified Plan.
(c)   No NIC Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and no such plan has existed within the prior six years.
(d)   None of NIC and its Subsidiaries nor any other entity which would be deemed to be a single employer under Code Section 414 with NIC (an “NIC ERISA Affiliate”) has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of NIC and its Subsidiaries nor any NIC ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(e)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to NIC’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the NIC Benefit Plans, any fiduciaries thereof with respect to their duties to the NIC Benefit Plans or the assets of any of the trusts under any of the NIC Benefit Plans, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC.
(f)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC and its Subsidiaries, taken as a whole, there are no pending or, to NIC’s knowledge, threatened labor grievances or unfair labor practice claims or charges against NIC or any of its Subsidiaries, or any strikes or other material labor disputes against NIC or any of its Subsidiaries. Neither NIC nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of NIC or any of its Subsidiaries and, to the knowledge of NIC, there are no pending or threatened organizing efforts by any union or other group seeking to represent any employees of NIC or any of its Subsidiaries.
(g)   NIC and its Subsidiaries are, and have been since December 31, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not resulted and would not reasonably be expected to result in any material liability to NIC and its Subsidiaries, taken as a whole.
(h)   In the past five years, neither NIC nor any of its Subsidiaries has entered into a settlement agreement with a current or former director, officer, employee or individual independent contractor of MOFG or its Subsidiaries that substantially involves allegations relating to sexual harassment by either (i) an executive officer of NIC or its Subsidiaries, (ii) an employee at the level of Senior Vice President or above of NIC or its Subsidiaries, or (iii) a member of the board of directors of NIC or its Subsidiaries. In the past five years, to the knowledge of NIC, no allegations of sexual harassment or sexual misconduct have been made against (x) an executive officer of NIC or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of NIC or its Subsidiaries, or (z) a member of the board of directors of NIC or its Subsidiaries.
4.12   SEC Reports.   No (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by NIC pursuant to the Securities Act or the Exchange Act (the “NIC Reports”), and (b) communication mailed by NIC to its shareholders since December 31, 2022 and prior to the date hereof, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all NIC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of NIC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the NIC Reports.
4.13   Compliance with Applicable Law.
(a)   NIC and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC, and to the knowledge of NIC, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC, NIC and each of its Subsidiaries have complied with, and are not in default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NIC or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which NIC or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and

Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, NIC and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by NIC and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where NIC and its Subsidiaries conduct business.
(c)   Nicolet Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and NIC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Nicolet Bank having its current rating lowered such that it is no longer “satisfactory” or better.
(d)   NIC maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of NIC, neither NIC nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC. To the knowledge of NIC, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NIC. No claims or actions have been asserted, or to the knowledge of NIC, threatened, against NIC or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC.
(e)   Without limitation, none of NIC, or any of its Subsidiaries, or to the knowledge of NIC, any director, officer, employee, agent or other person acting on behalf of NIC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of NIC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NIC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NIC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of NIC or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NIC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NIC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NIC.
(f)   As of the date hereof, each of NIC and Nicolet Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither NIC nor Nicolet Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.

4.14   Certain Contracts.
(a)   Each contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which NIC or any of its Subsidiaries is a party or by which NIC or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by NIC, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “NIC Contract”).
(b)   (1) Each NIC Contract is valid and binding on NIC or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC, (2) NIC and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each NIC Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC, (3) to the knowledge of NIC, each third-party counterparty to each NIC Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such NIC Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC, (4) neither NIC nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any NIC Contract by any of the other parties thereto which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, and (5) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of NIC or any of its Subsidiaries or, to the knowledge of NIC, any other party thereto, of or under any such NIC Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NIC.
4.15   Agreements with NIC Regulatory Agencies.   Subject to Section 9.14, neither NIC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any NIC Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “NIC Regulatory Agreement”), nor has NIC or any of its Subsidiaries been advised in writing, or to NIC’s knowledge, orally, since December 31, 2022, by any NIC Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such NIC Regulatory Agreement.
4.16   Risk Management Instruments.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of NIC or any of its Subsidiaries or for the account of a customer of NIC or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of NIC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, NIC and each of its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to NIC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.
4.17   Environmental Matters.   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, NIC and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all Environmental Laws.

4.18   Related Party Transactions.   Except as set forth in any NIC Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between NIC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NIC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding NIC Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of NIC) on the other hand, of the type required to be reported in any NIC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, that have not been so reported.
4.19   State Takeover Laws.   The Board of Directors of NIC has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 180.1302(4) of the WBCL, no appraisal or dissenters’ rights will be available to the holders of NIC Common Stock in connection with the Merger.
4.20   Reorganization.   NIC has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.21   Opinion.   Prior to the execution of this Agreement, the Board of Directors of NIC has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to NIC. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.22   NIC Information.   The information relating to NIC and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to NIC and its Subsidiaries that is provided in writing by NIC or its representatives specifically for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement that relate only to NIC or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to MOFG or any of the MOFG Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by NIC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of MOFG or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.23   Loan Portfolio.   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on NIC, each outstanding Loan of NIC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of NIC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NIC, each Loan of NIC or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NIC and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

4.24   Insurance.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NIC, NIC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NIC and Nicolet Bank reasonably have determined to be prudent and consistent with industry practice, and NIC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.
4.25   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by NIC in this Article IV, neither NIC nor any other person makes any express or implied representation or warranty with respect to NIC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NIC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither NIC nor any other person makes or has made any representation or warranty to MOFG or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NIC, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to MOFG or any of its Affiliates or representatives in the course of their due diligence investigation of NIC, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by NIC in this Article IV.
(b)   NIC acknowledges and agrees that neither MOFG nor any other person on behalf of MOFG has made or is making, and NIC has not relied upon, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses by MOFG Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the MOFG Disclosure Schedule), required by applicable law or as consented to in writing by NIC (such consent not to be unreasonably withheld, conditioned or delayed), MOFG shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either NIC or MOFG to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2   Forbearances of MOFG.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.2 of the MOFG Disclosure Schedule) or as required by law, MOFG shall not, and MOFG shall not permit any of its Subsidiaries to, without the prior written consent of NIC (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (1) federal funds borrowings and borrowings from the Federal Home Loan Bank, in each case, with a maturity not in excess of six months, and (2) the creation of deposit liabilities or other customary banking products, issuances of letters of credit, sales of certificates of deposits, and entry into repurchase agreements, in each case (1) and (2), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of MOFG or any of its wholly-owned Subsidiaries, on the one hand, to MOFG or any of its wholly-owned Subsidiaries, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness obligations or liabilities of any other individual, corporation or other entity;
(b)   (1)   adjust, split, combine or reclassify any capital stock (or shares thereof);

(2)   make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any MOFG Securities or any securities of any MOFG Subsidiary except (A) regular quarterly cash dividends by MOFG at a rate not in excess of $0.2425 per share of MOFG Common Stock (and corresponding dividends or dividend equivalents in respect of MOFG Equity Awards), (B) cash dividends paid by any of the Subsidiaries of MOFG to MOFG or any of its wholly-owned Subsidiaries, (C) with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of MOFG Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2 and the terms of the applicable award agreements, or (D) regular distributions of outstanding trust preferred securities in accordance with their terms;
(3)   except as set forth on Section 5.2(b)(3) of the MOFG Disclosure Schedule, grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any MOFG Securities or any securities of any MOFG Subsidiary; or
(4)   issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any MOFG Securities or any securities of any MOFG Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any MOFG Securities or any securities of any MOFG Subsidiary except with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of MOFG Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2;
(c)   sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material rights, properties, assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business consistent with past practice, (y) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the MOFG Disclosure Schedule;
(d)   except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned Subsidiary of MOFG;
(e)   in each case, except for transactions in the ordinary course of business, (x) enter into, terminate, amend, extend or waive any material provision of, any MOFG Material Contract (or any contract that would constitute a MOFG Material Contract if in effect on the date of this Agreement), (y) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to MOFG or any of its Subsidiaries (or the Surviving Entity), or (z) enter into any material contract of a type described in Section 3.3(b)(y) (or amend an existing material contract in a manner that would result in it being of a type described in Section 3.3(b)(y)), read without giving effect to any qualification as to Material Adverse Effect set forth in Section 3.3(b);
(f)   except as set forth on Section 5.2(f) of the MOFG Disclosure Schedule or as required pursuant to the terms of any MOFG Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any MOFG employee or individual service provider, except (1) increases in annual salary or wage rate (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice that do not exceed 5% individually or 3% in the aggregate on an annualized basis and (2) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice pursuant to a MOFG Benefit Plan in effect as of the date hereof, (B) become a party to, establish, adopt, materially amend, commence participation in or terminate any MOFG Benefit Plan or any arrangement that would have been a MOFG Benefit Plan had it been entered into prior to this Agreement, (C) grant any new equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, under any MOFG Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any MOFG Benefit Plan, (E) enter into any new, or amend any existing, employment, severance, change in control, retention, consulting or collective bargaining agreement or similar agreement or arrangement, (F) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any MOFG Benefit Plan, MOFG Material Contract, as the case may be, (G) hire any individual who would be an employee at the Executive Vice President level or above, (H) hire or replace any person as an employee or officer of MOFG or any Subsidiary of MOFG, except for at-will employment at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business, (I) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any MOFG Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (J) forgive any loans or issue any loans (other than issuing loans in the ordinary course of business and consistent with past practice) to any MOFG employee;
(g)   (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $100,000 and in the aggregate less than $250,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the Surviving Entity after consummation of the Mergers;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend its certificate or articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j)   other than in consultation with Nicolet Bank, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service;
(k)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;
(l)   (i) enter into any material new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with NIC, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any Governmental Entity; or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(m)   abandon or allow to lapse any material Intellectual Property;
(n)   make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(o)   make or acquire any new Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) for any new Loan, in each case to a client (new or otherwise) that individually contains a credit exposure to such new client and its Affiliates of $10,000,000 or greater with respect to such new individual Loan; provided, that if NIC does not respond to a request for consent pursuant to this Section 5.2(o) within three Business Days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;
(p)   make, or commit to make, any capital expenditures in amounts exceeding $100,000 individually, or $250,000 in the aggregate, provided that NIC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two Business Days of its receipt of a written request from MOFG;
(q)   merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(r)   except as set forth on Section 5.2(r) of the MOFG Disclosure Schedule, make any material new investment or material new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any material new investment or material new commitment to develop, or otherwise take any actions to develop, any material real estate owned by MOFG or any of its Subsidiaries;
(s)   file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility;
(t)   pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business, or pursuant to indemnification or advancement rights existing prior to the date hereof;
(u)   except for loans or extensions of credit approved and/or committed as of the date of this Agreement and subject to Section 5.2(o), without three Business Days’ notice prior to closing via email to Nicolet Bank, make or renew any loan requiring the approval of the Executive Credit Committee of MOFG pursuant to MOFG Bank’s existing lending policy. For purposes of this Section 5.2(u), prior email notice would be to the Chief Credit Officer Nicolet Bank;
(v)   other than interest rate swaps entered into for the account of customers of MOFG or any MOFG Subsidiaries (i.e., “back-to-back” agreements) or in the ordinary course of business, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;
(w)   take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or
(x)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   Conduct of Businesses by NIC Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by applicable law, or as consented to in writing by MOFG (such consent not to be unreasonably withheld, conditioned or delayed), NIC shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either NIC or MOFG to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.4   Forbearances of NIC.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as required by law, or as consented to in writing by MOFG (such consent not to be unreasonably withheld, conditioned or delayed), NIC shall not, and shall not permit any of its Subsidiaries to:
(a)   (1)   adjust, split, combine or reclassify any capital stock of NIC (or shares thereof);
(2)   except as set forth on Section 5.4(a)(2) of the NIC Disclosure Schedule, make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any NIC Securities or any securities of any NIC Subsidiary except (A) regular quarterly cash dividends by NIC at a rate not in excess of $0.32 per share of NIC Common Stock (and corresponding dividends or dividend equivalents in respect of NIC equity awards), (B) cash dividends paid by any of the Subsidiaries of NIC to NIC or any of its wholly-owned Subsidiaries, (C) with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of NIC equity awards, in accordance with past practice and the terms of the applicable award agreements, (D) share repurchases consistent with past practices and in compliance with securities laws, or (E) regular distributions of outstanding trust preferred securities in accordance with their terms.
(b)   amend the NIC Articles or the NIC Bylaws in a manner that would materially and adversely affect the holders of MOFG Common Stock, or adversely affect the holders of MOFG Common Stock relative to other holders of NIC Common Stock, it being agreed that an amendment to increase the authorized shares of NIC Common Stock would not materially and adversely affect the holders of MOFG Common Stock, or adversely affect the holders of MOFG Common Stock relative to other holders of NIC Common Stock;
(c)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(d)   take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement;
(e)   take any action that is intended or would reasonably be expected to result in a material delay in the ability of NIC or MOFG to perform any of their obligations under this Agreement on a timely basis or a material delay in the ability of NIC to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby by the Termination Date; or
(f)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.
5.5   No Control.   Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Promptly after the date of this Agreement, NIC and MOFG shall prepare and file with the SEC the Joint Proxy Statement, and NIC shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings no later than 45 days after the date of this Agreement. Each of NIC and MOFG shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and NIC and MOFG shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. NIC and MOFG shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. NIC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MOFG shall furnish all information concerning MOFG and the holders of MOFG Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within 45 days of the date of this Agreement) and (ii) obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. MOFG and NIC shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as practicable. NIC and MOFG shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the non-confidential information relating to MOFG or NIC (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any material meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders, non-objections and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the OCC and the Federal Reserve Board (in respect of the Merger or the Bank Merger) or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except, in the case of this clause (ii), for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to the Surviving Entity.
(c)   In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require NIC or MOFG or any of their respective Subsidiaries, and neither MOFG nor any of its Subsidiaries shall be permitted (without the prior written consent of NIC), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (provided that for purposes of determining whether any of the foregoing gives rise to such a “material adverse effect”, “material adverse effect” shall be measured on a scale relative only to the size of MOFG and its Subsidiaries, taken as a whole, without NIC and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).
(d)   NIC and MOFG shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NIC, MOFG or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   NIC and MOFG shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed; provided, for the avoidance of doubt, that neither party shall be required to disclose confidential supervisory information to the other party.
(f)   Notwithstanding anything to the contrary in this Agreement, NIC shall be entitled to direct the defense of the transactions contemplated by this Agreement before any Governmental Entity and to control the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding any Requisite Regulatory Approvals consistent with this Section 6.1.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws, each of MOFG and NIC, for the purposes of enabling NIC and MOFG to verify the representations and warranties of the other party and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and both MOFG and NIC shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, MOFG and NIC shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that MOFG is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither NIC nor MOFG nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of NIC’s or MOFG’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of NIC and MOFG shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality and Non-Disclosure Agreement, dated August 25, 2025 by and between NIC and MOFG (as it may be amended in accordance with its terms, the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.
6.3   Shareholders’ Approvals.
(a)   Each of NIC and MOFG shall call a meeting of its shareholders (the “NIC Meeting” and the “MOFG Meeting”, respectively, and such meetings together, the “Meetings”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of NIC, the Requisite NIC Vote, and, in the case of MOFG, the Requisite MOFG Vote, (b) in the case of NIC, a vote to approve an amendment to the NIC Articles to increase the number of authorized shares of NIC Common Stock and a vote to approve the adoption of a new long-term equity incentive plan, and (c) if so desired and agreed by NIC and MOFG, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of NIC and MOFG shall use its reasonable best efforts to cause such Meetings to occur on the same date. Subject to Section 6.3(b), each of NIC and MOFG and its respective Board of Directors shall use its reasonable best efforts to obtain from the shareholders of NIC and MOFG, as applicable, the Requisite NIC Vote and the Requisite MOFG Vote, as applicable, including by communicating to the respective shareholders of NIC and MOFG its respective recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of NIC, the shareholders of NIC approve this Agreement and the transactions contemplated hereby, including the issuance of shares of NIC Common Stock in the Merger (the “NIC Board Recommendation”), and, in the case of MOFG, the shareholders of MOFG approve this Agreement and the transactions contemplated hereby, including the Merger (the “MOFG Board Recommendation”). NIC, MOFG and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the NIC Board Recommendation, in the case of NIC, or the MOFG Board Recommendation, in the case of MOFG, (ii) fail to make the NIC Board Recommendation, in the case of NIC, or the MOFG Board Recommendation, in the case of MOFG, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the NIC Board Recommendation, in the case of NIC, or MOFG Board Recommendation, in the case of MOFG, in each case within 10 Business Days (or such fewer number of days as remains prior to the NIC Meeting or MOFG Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing actions described in clauses (i) through (v), a “Recommendation Change”) or (vi) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for an Acquisition Proposal (an “Alternative Acquisition Agreement”).
(b)   Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite NIC Vote, in the case of NIC, or the Requisite MOFG Vote, in the case of MOFG, the Boards of Directors of NIC and MOFG, respectively, may effect a Recommendation Change, including submitting this Agreement to their respective shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change), in which event the applicable Board of Directors may communicate the basis for its lack of recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law, if (i) (A) such Board of Directors has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.13, which it determines in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor(s), constitutes a Superior Proposal or (B) an Intervening Event has occurred and (ii) such Board of Directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor(s), determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, if, but only if, (1) NIC or MOFG, as applicable, has complied in all material respects with Section 6.13, (2) NIC or MOFG, as applicable delivers to the other party at least four Business Days’ prior written notice of its intention to take such action, and furnishes to the other party a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, such party negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with the other party, during the four Business Day period following such party’s delivery of the notice referred to in such sub-clause (2) above (to the extent the other party desires to so negotiate) any revision to the terms of this Agreement that the other party desires to propose, and (4) after the conclusion of such four Business Day period, the Board of Directors of NIC or the Board of Directors of MOFG, as applicable, determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by the other party pursuant to sub-clause (3) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in either clause (i)(A) or clause (i)(B) above, would be inconsistent with its fiduciary duties under applicable law to make or continue to make the NIC Board Recommendation or MOFG Board Recommendation, as applicable (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the four Business Day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two Business Days remain to negotiate subsequent to the time MOFG notifies NIC of any such material revision (it being understood that there may be multiple extensions)). As used in this Agreement, the term “Intervening Event” means, in the case of NIC or MOFG, any material event, change, effect, development, condition, circumstance or occurrence arising after the date of this Agreement that is not known by, nor reasonably foreseeable to, the applicable Board of Directors of such party as of the date of this Agreement and does not relate to any Acquisition Proposal in respect of such party; provided; for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (x) changes in the trading price or trading volume of such party’s common stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or general developments or changes in the banking industry or in the credit, debt, financial or capital markets or in interest or exchange rates, (y) the fact alone that such party meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by such party may be taken into account to the extent not otherwise excluded by this definition) or (z) any event, change, effect, development, condition, circumstance or occurrence resulting from a breach of this Agreement by such party.
(c)   Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the MOFG Meeting and the NIC Meeting shall be convened and this Agreement shall be submitted to the shareholders of MOFG and NIC at such meetings for the purpose of the shareholders of MOFG or NIC, as the case may be, considering and voting on approval of this Agreement and any other matters required to be approved by the shareholders of such party in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, neither NIC nor MOFG shall submit to or for a vote of its shareholders any Acquisition Proposal.

(d)   Each of NIC and MOFG shall adjourn or postpone its Meeting if (i) as of the date of such Meeting there are insufficient shares of NIC Common Stock or MOFG Common Stock, as applicable, represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such Meeting, (ii) as of the date of such meeting NIC or MOFG, as applicable, has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by its shareholders, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Joint Proxy Statement required by applicable law is provided to the shareholders of NIC or MOFG, as applicable, a reasonable amount of time prior to such Meeting; provided that, in the case of clauses (i) and (ii), without the prior written consent of the other party, neither NIC nor MOFG, as applicable, shall adjourn or postpone its Meeting for more than five Business Days in the case of any individual adjournment or postponement or more than 20 Business Days in the aggregate.
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of NIC and MOFG shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by MOFG or NIC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.
6.5   Stock Exchange Listing.   NIC shall cause the shares of NIC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
6.6   Employee Matters.
(a)   From the Effective Time, NIC shall provide to each employee of MOFG and its Subsidiaries who at the Effective Time becomes an employee of the Surviving Entity or its Subsidiaries or who is on an approved leave of absence as of the Effective Time but returns to work thereafter (a “Continuing Employee”): (A) base salary or base wage; target annual cash bonus opportunities; target long-term incentive compensation opportunities; and employee benefits that are, in the aggregate, no less favorable than those made available to similarly situated employees of NIC and its Subsidiaries; provided that “employee benefits” shall exclude equity and equity-based compensation, long-term incentives, change in control or retention bonuses or benefits, defined benefit pension benefits, retiree medical benefits and severance benefits; and (B) except for employees that are otherwise party to an employment, severance, change in control, or similar contract that provides for severance, severance benefits as set forth on Section 6.6(a) of the MOFG Disclosure Schedule, subject to such Continuing Employee’s execution, delivery and non-revocation of a general release in favor of MOFG, NIC and their respective Affiliates (including the Surviving Entity).
(b)   For all purposes (including eligibility, participation, vesting and benefit accrual), except not for any purpose under any defined benefit pension plan, retiree medical plan or any frozen plan or to the extent that such credit would result in a duplication of benefits, under the NIC Benefit Plans, service with or credited by NIC, MOFG or any of their respective Subsidiaries or predecessors for Continuing Employees shall be treated as service with the Surviving Entity to the same extent that such service was taken into account under the analogous MOFG Benefit Plan prior to the Effective Time. With respect to any NIC Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, NIC shall use commercially reasonable efforts to (or cause its Subsidiary to): (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous MOFG Benefit Plan in which such employee participated immediately prior to the Effective Time; and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid during the current NIC Benefit Plan year and prior to the Effective Time under a MOFG Benefit Plan (to the same extent that such credit was given under the analogous MOFG Benefit Plan in which such employee participated immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under such NIC

Benefit Plan, in each case, subject to NIC receiving all applicable information as reasonably requested by NIC, including information regarding pre-Closing co-payment and deductibles from MOFG.
(c)   Unless otherwise notified by NIC in writing delivered to MOFG not less than 20 Business Days before the Closing Date, the Board of Directors of MOFG (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the MOFG 401(k) Plan (the “MOFG 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. MOFG shall provide NIC with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by NIC) not later than two days immediately preceding the Closing Date. Following the Effective Time, the Continuing Employees shall be eligible to participate in a 401(k) plan sponsored or maintained by NIC, the Surviving Entity or one of their Subsidiaries (the “NIC 401(k) Plan”). NIC and MOFG shall take any and all actions as may be required, including amendments to the MOFG 401(k) Plan and/or the NIC 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the NIC 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of participant loans), or a combination thereof.
(d)   Unless otherwise notified by NIC in writing delivered to MOFG not less than 20 Business Days before the Closing Date, at least 5 Business Days before the Closing Date, the Board of Directors of MOFG (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the MOFG 2023 Equity Incentive Plan and the MOFG 2017 Equity Incentive Plan, effective as of and contingent upon the occurrence of the Effective Time.
(e)   If requested by NIC in writing delivered to MOFG not less than 20 Business Days before the Closing Date, the Board of Directors of MOFG (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the MOFG Benefit Plan(s) listed on MOFG Disclosure Schedule Section 3.11(b) to the extent and in the manner determined by NIC effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. If NIC requests such MOFG Benefit Plan(s) be terminated, MOFG shall provide NIC with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by NIC) not later than two days immediately preceding the Closing Date.
(f)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of NIC or MOFG or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, MOFG, NIC or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, MOFG, NIC or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NIC or MOFG or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any MOFG Benefit Plan or NIC Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular MOFG Benefit Plan or NIC Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of NIC or MOFG or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the MOFG Certificate, the MOFG Bylaws and the governing or organizational documents of any MOFG Subsidiary, each present and former director, officer or employee of MOFG and its Subsidiaries (in each case, when acting in such capacity at the time of the pertinent matter, act or omission) (collectively, the “MOFG Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of MOFG or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any MOFG Indemnified Party to whom expenses are advanced provides an irrevocable undertaking to repay such advances if it is ultimately determined that such MOFG Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the MOFG Indemnified Parties, and the MOFG Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), nothing herein shall be interpreted to be less advantageous to the insured than the indemnification and other rights, including limitations on liability, existing in favor of the MOFG Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement and set forth on Section 6.7 of the MOFG Disclosure Schedule.
(b)   For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by MOFG (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of MOFG or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by MOFG for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, NIC or MOFG, in consultation with, but only upon the consent of, NIC, may (and at the request of NIC, MOFG shall use its reasonable best efforts to) obtain through an insurance broker acceptable to NIC, at or prior to the Effective Time, a six-year “tail” policy under MOFG’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap applicable to the entire six-year term of such coverage. If MOFG purchases such tail policy, the Surviving Entity shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.
(c)   The obligations of the Surviving Entity, NIC or MOFG under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any MOFG Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected MOFG Indemnified Party or affected person.
(d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each MOFG Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity shall cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of NIC, on the one hand, and a Subsidiary of MOFG, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.
6.9   Advice of Changes.   NIC and MOFG shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or

(ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10   Dividends.   After the date of this Agreement, each of NIC and MOFG shall coordinate with the other the declaration of any dividends in respect of NIC Common Stock and MOFG Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that the holders of MOFG Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of MOFG Common Stock and any shares of NIC Common Stock any such holder receives in exchange therefor in the Merger.
6.11   Shareholder Litigation.   Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. MOFG shall (i) give NIC the opportunity to participate (at NIC’s expense) in the defense or settlement of any such litigation, (ii) give NIC a reasonable opportunity to review and comment on all filings or responses to be made by MOFG in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without NIC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.
6.12   Board Representation.   Prior to the Effective Time, the Board of Directors of NIC shall take all actions necessary so that the NIC Board of Directors is set at twelve members as of the Effective Time, consisting of (a) eight individuals selected by NIC from among the directors of NIC immediately prior to the Effective Time, and (b) four individuals selected by NIC from among the directors of MOFG immediately prior to the Effective Time.
6.13   Acquisition Proposals.
(a)   Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the parties hereto with respect to any Acquisition Proposal. Each party agrees that it will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13(a)), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite NIC Vote, in the case of NIC, or the Requisite MOFG Vote, in the case of MOFG, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a) by such party, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of outside counsel and, with respect to financial matters, financial advisor(s)) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will promptly (within 24 hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to a party, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such party and its Subsidiaries or 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party. As used in this Agreement, “Superior Proposal” shall mean, with respect to a party, any bona fide written Acquisition Proposal which the Board of Directors of such party determines, in good faith, after taking into account all legal, financial, regulatory, and other aspects of such proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to such party’s shareholders than the transactions contemplated by this Agreement (taking into account any proposal by the other party to amend the terms of this Agreement pursuant to Section 6.3(b)) and (ii) if accepted, reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” It is agreed that any violation of the restrictions on a party set forth in this Section 6.13(a) by any officer, director, employee, consultant, advisor or other representative of such party or any of its Subsidiaries, in each case acting on behalf of such party or any of its Subsidiaries, shall be a breach of this Section 6.13(a) by such party.
(b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.14   Public Announcements.   MOFG and NIC agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (ii) for such releases, announcements or statements that provide no more information than disclosed in and are consistent with other such releases, announcements or statements made prior thereto in compliance with this Section 6.14, (iii) with respect to any Acquisition Proposal or Superior Proposal (subject to Section 6.3 and Section 6.13) or (iv) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement. It is understood that NIC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Mergers and the other transactions contemplated hereby.
6.15   Change of Method.   NIC shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of MOFG and NIC (including the provisions of Article I), if and to the extent the Board of Directors of NIC deems such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of NIC Common Stock received by holders of MOFG Common Stock in exchange for each share of MOFG Common Stock, (ii) otherwise adversely affect the economic effect on holders of NIC Common Stock or MOFG Common Stock, (iii) adversely affect the Tax treatment of MOFG’s shareholders pursuant to this Agreement, (iv) adversely affect the Tax treatment of MOFG or NIC pursuant to this Agreement or (v) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
6.16   Takeover Statutes.   Neither party nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17   Treatment of MOFG Indebtedness.   At and after the Effective Time, NIC shall assume the due and punctual performance and observance of the covenants to be performed by MOFG under the indentures set forth on Section 6.17 of the MOFG Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, NIC and MOFG shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof required to make such assumption effective as of the Effective Time.
6.18   Exemption from Liability Under Section 16(b).   MOFG and NIC agree that, in order to most effectively compensate and retain MOFG Insiders, both prior to and after the Effective Time, it is desirable that MOFG Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the cancellation or conversion of shares of MOFG Common Stock and MOFG Equity Awards into shares of NIC Common Stock in the Merger and for that compensatory and retentive purposes agree to the provisions of this Section 6.18. MOFG shall deliver to NIC in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of MOFG subject to the reporting requirements of Section 16(a) of the Exchange Act (the “MOFG Insiders”), and the Board of Directors of NIC and of MOFG, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of MOFG) any dispositions of MOFG Common Stock or MOFG Equity Awards by the MOFG Insiders, and (in the case of NIC) any acquisitions of NIC Common Stock by any MOFG Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19   Certain Tax Matters.   Each of MOFG and NIC shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of MOFG and NIC shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion of counsel referred to in Section 7.2(c) and Section 7.3(c). In connection with the foregoing, (a) MOFG shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “MOFG Tax Certificate”), and (b) NIC shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “NIC Tax Certificate”), in the case of each of clauses (a) and (b), at such times as either such counsel shall reasonably request.
6.20   Coordination; Informational Systems Conversion; Operating Functions.
(a)   From and after the date hereof, NIC and MOFG will use their commercially reasonable efforts to facilitate the integration of MOFG with the business of NIC following consummation of the transactions contemplated hereby. MOFG shall permit representatives of NIC to be onsite at MOFG or MOFG Bank to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to MOFG Bank’s business, during normal business hours and at the expense of NIC or Nicolet Bank (not to include MOFG Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable laws, MOFG and its Subsidiaries shall take any actions NIC may reasonably request in connection with negotiating any amendments, modifications or terminations of any leases or MOFG Material Contracts that NIC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VII of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with NIC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by NIC in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, senior officers of NIC and MOFG shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of MOFG and each of its Subsidiaries (the “Informational Systems Conversion”) to such systems designated by NIC, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of MOFG and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by MOFG and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.
(d)   MOFG and MOFG Bank shall cooperate with NIC and Nicolet Bank in connection with planning for the efficient and orderly combination of the operations of MOFG Bank and Nicolet Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective upon consummation of the Bank Merger, including the potential merger of MidWestOne Foundation with and into Nicolet National Foundation and the assignment of rights and responsibilities of IBAK & Co. Without limiting the foregoing, MOFG shall provide reasonably requested support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of MOFG and NIC shall meet from time to time as MOFG or NIC may reasonably request, to review the financial and operational affairs of MOFG and MOFG Bank, and MOFG shall give due consideration to NIC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither NIC nor Nicolet Bank shall under any circumstance be permitted to exercise control of MOFG, MOFG Bank, or any of MOFG’s other Subsidiaries prior to the Effective Time; (b) neither MOFG nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither MOFG nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
(e)   NIC shall promptly reimburse MOFG on request for any reasonable and documented out-of-pocket fees, expenses or charges that MOFG may incur at the request of NIC pursuant to this Section 6.20.
6.21   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, MOFG has caused each director of MOFG and MOFG Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   (i) This Agreement shall have been approved by the shareholders of NIC by the Requisite NIC Vote and (ii) this Agreement shall have been approved by the shareholders of MOFG by the Requisite MOFG Vote.
(b)   NYSE Listing.   The shares of NIC Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(c)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.
7.2   Conditions to Obligations of NIC.   The obligation of NIC to effect the Merger is also subject to the satisfaction, or waiver by NIC, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of MOFG set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of MOFG set forth in Section 3.1(a), Section 3.1(b) (but only with respect to MOFG Bank), Section 3.2(b) (but only with respect to MOFG Bank), Section 3.3(a) and Section 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of MOFG set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse

Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on MOFG or the Surviving Entity. NIC shall have received a certificate dated as of the Closing Date and signed on behalf of MOFG by the Chief Executive Officer or the Chief Financial Officer of MOFG to the foregoing effect.
(b)   Performance of Obligations of MOFG.   MOFG shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and NIC shall have received a certificate dated as of the Closing Date and signed on behalf of MOFG by the Chief Executive Officer or the Chief Financial Officer of MOFG to such effect.
(c)   Federal Tax Opinion.   NIC shall have received the opinion from Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to NIC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the NIC Tax Certificate and the MOFG Tax Certificate.
7.3   Conditions to Obligations of MOFG.   The obligation of MOFG to effect the Merger is also subject to the satisfaction, or waiver by MOFG, at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of NIC set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of NIC set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Nicolet Bank), Section 4.2(c) (but only with respect to Nicolet Bank), Section 4.3(a) and Section 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of NIC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NIC. MOFG shall have received a certificate dated as of the Closing Date and signed on behalf of NIC by the Chief Executive Officer or the Chief Financial Officer of NIC to the foregoing effect.
(b)   Performance of Obligations of NIC.   NIC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and MOFG shall have received a certificate dated as of the Closing Date and signed on behalf of NIC by the Chief Executive Officer or the Chief Financial Officer of NIC to such effect.
(c)   Federal Tax Opinion.   MOFG shall have received the opinion from Alston & Bird LLP, in form and substance reasonably satisfactory to MOFG, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the NIC Tax Certificate and the MOFG Tax Certificate.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time:
(a)   by mutual written consent of NIC and MOFG;
(b)   by either NIC or MOFG if (i)(A) any Governmental Entity has denied a Requisite Regulatory Approval and such denial has become final and non-appealable, or (B) any Governmental Entity shall have requested in writing or orally that NIC or its affiliates withdraw (other than for technical reasons) and not be permitted to resubmit in such time as would reasonably permit resubmission and approval prior to the Termination Date, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain a Requisite Regulatory Approval (ii) any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger;
(c)   by either NIC or MOFG if the Merger shall not have been consummated on or before the 12-month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)   by either NIC or MOFG (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of MOFG, in the case of a termination by NIC, or NIC, in the case of a termination by MOFG, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party or failures of such representations or warranties to be true, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by NIC, or Section 7.3(a) or Section 7.3(b), in the case of a termination by MOFG, and which is not cured within 30 days following written notice to MOFG, in the case of a termination by NIC, or NIC, in the case of a termination by MOFG, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by NIC, prior to the receipt of the Requisite MOFG Vote, if (i) MOFG or the Board of Directors of MOFG shall have made a Recommendation Change or (ii) MOFG or the Board of Directors of MOFG shall have committed a material breach of its obligations under Section 6.3 or Section 6.13;
(f)   by MOFG, prior to the receipt of the Requisite NIC Vote, if (i) NIC or the Board of Directors of NIC shall have made a Recommendation Change or (ii) NIC or the Board of Directors of NIC shall have committed a material breach of its obligations under Section 6.3 or Section 6.13;

(g)   by either MOFG or NIC, if (i) the Requisite MOFG Vote shall not have been obtained upon a vote thereon taken at the MOFG Meeting (including any adjournment or postponement thereof) or (ii) the Requisite NIC Vote shall not have been obtained upon a vote thereon taken at the NIC Meeting (including any adjournment or postponement thereof); provided, that, MOFG may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.3 or Section 6.13; or
(h)   by MOFG or NIC, prior to the receipt of the Requisite MOFG Vote, in the case of MOFG, or the Requisite NIC Vote, in the case of NIC, in order to concurrently enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that was received and considered by such party in compliance with Section 6.3 or Section 6.13.
8.2   Effect of Termination.
(a)   (i) In the event of termination of this Agreement by either NIC or MOFG as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of NIC, MOFG, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information, Confidentiality), Section 6.14 (Public Announcements), Section 6.20(e) (Coordination; Informational Systems Conversion; Operating Functions), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither NIC nor MOFG shall be relieved or released from any liabilities or damages arising out of its Fraud or its willful and material breach of any provision of this Agreement. “Fraud” shall mean actual common law fraud under Wisconsin law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission, and “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to MOFG shall have been communicated to or otherwise made known to the Board of Directors or senior management of MOFG or shall have been made directly to the shareholders of MOFG or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the MOFG Meeting) an Acquisition Proposal with respect to MOFG, and (A)(x) thereafter this Agreement is terminated by either NIC or MOFG pursuant to Section 8.1(c) (Termination Date) without the Requisite MOFG Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by NIC pursuant to Section 8.1(d) (MOFG Breach) as a result of a willful breach or (z) thereafter this Agreement is terminated by NIC or MOFG pursuant to Section 8.1(g)(i) (MOFG No Vote) and (B) prior to the date that is 12 months after the date of such termination, MOFG enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then MOFG shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NIC, by wire transfer of same-day funds, a fee equal to $35,000,000 (the “MOFG Termination Fee”); provided, for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “51%;” and
(c)   In the event that this Agreement is terminated by either party pursuant to Section 8.1(h) (Superior Proposal) then the terminating shall pay the other party, by wire transfer of same-day funds, the MOFG Termination Fee, in the event MOFG is the terminating party, or the NIC Termination Fee, in the event NIC is the terminating party, on the date of termination.
(d)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to NIC shall have been communicated to or otherwise made known to the Board of Directors or senior management of NIC or shall have been made directly to the shareholders of NIC or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the NIC Meeting) an Acquisition Proposal with respect to NIC, and (A)(x) thereafter this Agreement is terminated by either NIC or MOFG pursuant to Section 8.1(c) (Termination Date) without the Requisite NIC Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by MOFG pursuant to Section 8.1(d) (NIC Breach) as a result of a willful breach or (z) thereafter this Agreement is terminated by NIC or MOFG pursuant to Section 8.1(g)(ii) (NIC No Vote) and (B) prior to the date that is 12 months after the date of such termination, NIC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then NIC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay MOFG, by wire transfer of same-day funds, a fee equal to $35,000,000 (the “NIC Termination Fee”); provided, for purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “51%;”
(e)   (i) In the event that this Agreement is terminated by NIC pursuant to Section 8.1(e) (MOFG Recommendation Change) or by MOFG or NIC pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(i) (MOFG No Vote), in each case, at a time when this Agreement was terminable by NIC pursuant to Section 8.1(e) (MOFG Recommendation Change), then MOFG shall pay NIC, by wire transfer of same-day funds, the MOFG Termination Fee within two Business Days of the date of termination or (ii) in the event that this Agreement is terminated by MOFG pursuant to Section 8.1(f) (NIC Recommendation Change) or by MOFG or NIC pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(ii) (NIC No Vote), in each case, at a time when this Agreement was terminable by NIC pursuant to Section 8.1(f) (NIC Recommendation Change), then NIC shall pay MOFG, by wire transfer of same-day funds, the MOFG Termination Fee within two Business Days of the date of termination.
(f)   Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the MOFG Termination Fee or NIC Termination Fee, as applicable, more than once.
(g)   Each of NIC and MOFG acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, NIC commences a suit which results in a judgment against the non-paying party for the MOFG Termination Fee or NIC Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the reasonable costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if a party fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE IX
GENERAL PROVISIONS
9.1   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite NIC Vote or the Requisite MOFG Vote; provided, however, that after the receipt of the Requisite NIC Vote or Requisite MOFG Vote there may not be, without further approval of the shareholders of NIC and MOFG, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.
9.2   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite NIC Vote or Requisite MOFG Vote, there may not be, without further approval of the shareholders of NIC or MOFG, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.6, Section 6.7 and Section 6.12 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.
9.4   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne equally by NIC and MOFG.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested and received), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)
if to MOFG, to:

MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa 52240
Attention:
Chip Reeves and Barry Ray

E-mail:
creeves@midwestone.com and bray@midwestone.com

With a copy (which shall not constitute notice) to:
Alston & Bird LLP
Dallas Arts Tower
2200 Ross Ave., Suite 2300
Dallas, Texas 75201
Attention:
Sanford M. Brown and Mark C. Kanaly

E-mail:
sanford.brown@alston.com and mark.kanaly@alston.com

and
(b)   if to NIC, to:
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
Attention:
Michael E. Daniels

Email:
mdaniels@nicoletbank.com

With a copy (which shall not constitute notice) to each of:
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:
Robert D. Klingler

E-mail:
robert.klingler@nelsonmullins.com

9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of MOFG means the actual knowledge of any of the persons listed on Section 9.6 of the MOFG Disclosure Schedule, and the “knowledge” of NIC means the actual knowledge of any of the persons listed on Section 9.6 of the NIC Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern Time, on the date prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR at least one day prior to the date hereof, (d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Wisconsin applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of MOFG shall be subject to the laws of the State of Iowa).
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except (a) as otherwise specifically provided in Section 6.7, which is intended to benefit each MOFG Indemnified Party, and (b) the rights of MOFG, on behalf of the MOFG shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), and the rights of NIC, on behalf of the NIC shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such shareholders, including, in the case of MOFG, the loss of the premium (if any) to which the shareholders of MOFG would have been entitled) in accordance with Section 8.2 in the event of Fraud or willful and material breach of any provision of this Agreement, it being agreed that in no event shall any MOFG or NIC shareholder be entitled to enforce any of their rights, or any of the party’s obligations, under this Agreement directly in the event of any such breach, but rather that (i) MOFG shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the MOFG shareholders, and (ii) NIC shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the NIC shareholders, and MOFG or NIC, as applicable, may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, NIC and MOFG have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
NICOLET BANKSHARES, INC., a Wisconsin corporation and bank holding company registered under the BHC Act
By:
/s/ Michael E. Daniels

MICHAEL E. DANIELS, Chairman, President and Chief Executive Officer
MIDWESTONE FINANCIAL GROUP, INC., an Iowa corporation and bank holding company registered under the BHC Act
By:
/s/ Charels N. Reeves

CHARLES N. REEVES, Chief Executive Officer

Exhibit A
FORM OF MOFG SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”) is dated as of October 23, 2025, by and between the undersigned holder (“Shareholder”) of capital stock of MidWestOne Financial Group, Inc., an Iowa corporation (“MOFG”), and Nicolet Bankshares, Inc., a Wisconsin corporation (“NIC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, NIC and MOFG are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) MOFG will merge with and into NIC, with NIC as the surviving entity, and (ii) MidWestOne Bank, an Iowa state-chartered bank and a direct wholly-owned subsidiary of MOFG, will merge with and into Nicolet National Bank, a national banking association and a direct wholly owned subsidiary of NIC, with Nicolet National Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of MOFG Common Stock immediately prior to the Effective Time (except for shares of MOFG Common Stock owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted)) will be converted into and exchanged for the right to receive the Merger Consideration and cash in lieu of fractional shares.
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of MOFG Common Stock indicated on the signature page of this Agreement under the heading “Number of Shares of MOFG Common Stock Subject to this Agreement;” provided that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of MOFG Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of NIC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, NIC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by NIC in connection therewith, Shareholder and NIC agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of MOFG, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NIC, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder, directly or indirectly, controls the right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms

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thereof approved by the board of directors of MOFG and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of MOFG contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of MOFG, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Inconsistent Agreements.   Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of materially impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.
Section 3.   No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) receipt of the Requisite MOFG Vote, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers to an entity controlled by such Shareholder, and (e) such transfers as NIC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void; provided, however, the pledges disclosed in Schedule A that are in effect as of the date hereof to a lender of the undersigned, and bona fide transactions under such pledges are permitted.
Section 4.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with NIC as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by NIC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any

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agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and, except for pledges set forth on Schedule A, the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of MOFG other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 5.   No Solicitation and Non-Disparagement.   From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of MOFG, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than NIC) any information or data with respect to MOFG or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of MOFG’s shareholders with respect to an Acquisition Proposal or (f) make, publish or communicate any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to MOFG, NIC, MidWestOne Bank, Nicolet National Bank or their products, customers, suppliers, licensees, licensors, franchisees or employees, except, in each case, in his capacity as a director or officer of MOFG and under circumstances for which such actions are permitted for MOFG under the Merger Agreement,.
Section 6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of NIC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to NIC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, NIC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that NIC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with NIC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, NIC shall have the right to inform any third party that NIC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of NIC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with NIC set forth in this Agreement may give rise to claims by NIC against such third party.
Section 7.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be

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automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 11.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of MOFG and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of MOFG or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of MOFG or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable.
Section 12.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
Section 13.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in any federal or state courts of competent jurisdiction in the State of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 14.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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Section 15.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at NIC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against NIC, Nicolet National Bank, MOFG, MidWestOne Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 16.   Disclosure.   Shareholder hereby authorizes MOFG and NIC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the S-4 and the Joint Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that NIC shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 17.   Ownership.   Nothing in this Agreement shall be construed to give NIC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in NIC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and NIC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of MOFG or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 18.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

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IN WITNESS WHEREOF, Nicolet executed and delivered this Agreement as of the date first written above.
NICOLET BANKSHARES, INC., a Wisconsin corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended
By:

MICHAEL E. DANIELS, Chairman, President, and Chief Executive Officer
[Signature Page — MOFG Support Agreement]

IN WITNESS WHEREOF, the Shareholder has executed and delivered this Agreement as of the date first written above.
SHAREHOLDER

[NAME], an individual
Number of Shares of MOFG Common Stock
Subject to this Agreement:
[Signature Page — MOFG Support Agreement]

Schedule A
Existing Pledges

Exhibit B
NIC SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”) is dated as of October 23, 2025, by and between the undersigned holder (“Shareholder”) of capital stock of Nicolet Bankshares, Inc., a Wisconsin corporation (“NIC”), and MidWestOne Financial Group, Inc., an Iowa corporation (“MOFG”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, NIC and MOFG are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) MOFG will merge with and into NIC, with NIC as the surviving entity, and (ii) MidWestOne Bank, an Iowa state-chartered bank and a direct wholly-owned subsidiary of MOFG, will merge with and into Nicolet National Bank, a national banking association and a direct wholly owned subsidiary of NIC, with Nicolet National Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of MOFG Common Stock immediately prior to the Effective Time (except for shares of MOFG Common Stock owned by MOFG or NIC (in each case, other than shares of MOFG Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MOFG or NIC in respect of debts previously contracted)) will be converted into and exchanged for the right to receive the Merger Consideration and cash in lieu of fractional shares.
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of NIC Common Stock indicated on the signature page of this Agreement under the heading “Number of Shares of NIC Common Stock Subject to this Agreement;” provided that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of NIC Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of MOFG to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, MOFG entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by MOFG in connection therewith, Shareholder and MOFG agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of NIC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by MOFG, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder, directly or indirectly, controls the right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications

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of the terms thereof approved by the board of directors of NIC and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of NIC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of NIC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Inconsistent Agreements.   Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of materially impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.
Section 3.   No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) receipt of the Requisite NIC Vote, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers to an entity controlled by such Shareholder, and (e) such transfers as MOFG may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void; provided, however, the pledges disclosed in Schedule A that are in effect as of the date hereof to a lender of the undersigned, and bona fide transactions under such pledges are permitted.
Section 4.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with MOFG as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by MOFG, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any

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agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and, except for pledges set forth on Schedule A, the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of NIC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 5.   No Solicitation and Non-Disparagement.   From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of NIC, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than MOFG) any information or data with respect to NIC or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of NIC’s shareholders with respect to an Acquisition Proposal or (f) make, publish or communicate any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to MOFG, NIC, MidWestOne Bank, Nicolet National Bank or their products, customers, suppliers, licensees, licensors, franchisees or employees, except, in each case, in his capacity as a director or officer of NIC and under circumstances for which such actions are permitted for NIC under the Merger Agreement,.
Section 6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of MOFG to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to MOFG if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, MOFG will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that MOFG has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with MOFG’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, MOFG shall have the right to inform any third party that MOFG reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of MOFG hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with MOFG set forth in this Agreement may give rise to claims by MOFG against such third party.
Section 7.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions

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contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any increase to the Merger Consideration), (c) termination of the Merger Agreement or (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 11.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of NIC and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of NIC or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of NIC or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable.
Section 12.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
Section 13.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in any federal or state courts of competent jurisdiction in the State of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 14.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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Section 15.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at MOFG’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against NIC, Nicolet National Bank, MOFG, MidWestOne Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 16.   Disclosure.   Shareholder hereby authorizes MOFG and NIC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the S-4 and the Joint Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that MOFG shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 17.   Ownership.   Nothing in this Agreement shall be construed to give MOFG any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in MOFG any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and MOFG shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of NIC or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 18.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

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IN WITNESS WHEREOF, Nicolet executed and delivered this Agreement as of the date first written above.
MIDWESTONE FINANCIAL GROUP, INC., an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended
By:

CHARLES N. REEVES, Chief Executive Officer
[Signature Page — NIC Support Agreement]

IN WITNESS WHEREOF, the Shareholder has executed and delivered this Agreement as of the date first written above.
SHAREHOLDER

[NAME], an individual
Number of Shares of NIC Common Stock Subject
to this Agreement:
[Signature Page — NIC Support Agreement]

Schedule  A
Existing Pledges

Exhibit  C
Form of Bank Merger Agreement
AGREEMENT AND PLAN OF BANK MERGER
by and between
MIDWESTONE BANK
and
NICOLET NATIONAL BANK
providing for the merger of
MIDWESTONE BANK
with and into
NICOLET NATIONAL BANK
under the charter of
NICOLET NATIONAL BANK
THIS AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”) is made as of October 23, 2025, by and between MidWestOne Bank, an Iowa state chartered bank, with its main office located at 102 South Clinton Street, Iowa City, Iowa 52240 (“MidWestOne Bank”), and Nicolet National Bank, a national banking association, with its main office located at 111 North Washington Street, Green Bay, Wisconsin 54301 (“Nicolet Bank” or the “Resulting Bank”). Collectively, MidWestOne Bank and Nicolet Bank are referred to as the “Banks”.
WHEREAS, the Board of Directors of MidWestOne Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the laws of the State of Iowa;
WHEREAS, the Board of Directors of Nicolet Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, MidwestOne Financial Group, Inc. (“MOFG”), which owns all of the outstanding shares of MidWestOne Bank, and Nicolet Bankshares, Inc. (“Nicolet”), which owns all of the outstanding shares of Nicolet Bank, have entered into an Agreement and Plan of Merger, dated as of October 23, 2025 (the “Holding Company Agreement”), which, among other things, provides for the merger of MOFG with and into Nicolet, with Nicolet as the surviving corporation, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);
WHEREAS, MOFG, as the sole shareholder of MidWestOne Bank, and Nicolet, as the sole stockholder of Nicolet Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of MidWestOne Bank with and into Nicolet Bank, with Nicolet Bank being the surviving bank charter of such merger transaction (the “Bank Merger”) under the name of Nicolet National Bank, subject to, and immediately following, the closing of the HC Merger.
WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of sections 354 and 361 of the Code.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, MidWestOne Bank shall be merged with and into Nicolet Bank in the Bank Merger.

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Nicolet Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of MidWestOne Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”); provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HC Merger.
SECTION 2
The name of the Resulting Bank at the Effective Time shall be “Nicolet National Bank”. The Resulting Bank will exercise trust powers.
SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 111 North Washington Street, Green Bay, Wisconsin 54301, as well as at its legally established branches and at the banking offices of MidWestOne Bank existing at the Effective Time, at the officially designated address of each such office or branch, all of which shall be acquired in the Bank Merger. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Nicolet Bank issued and outstanding immediately prior to the Effective Time.
SECTION 5
All assets of Nicolet Bank and MidWestOne Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of Nicolet Bank and MidWestOne Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
MidWestOne Bank and Nicolet Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of MidWestOne Bank and Nicolet Bank at the Effective Time.
SECTION 7
At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, each outstanding share of common stock of MidWestOne Bank shall be automatically cancelled with no consideration being paid therefor.
At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, outstanding certificates representing shares of the common stock of MidWestOne Bank shall be automatically cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of Nicolet Bank’s common stock shall continue to remain outstanding shares of Nicolet Bank’s common stock, all of which shall be unaffected by the Bank Merger and shall continue to be owned by Nicolet.

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SECTION 9
Upon consummation of the Bank Merger, the executive officers of the Resulting Bank shall be the executive officers of Nicolet Bank immediately prior to the Effective Time of the Bank Merger. At the Effective Time, the board of directors of the Resulting Bank shall consist of twelve members, consisting of (i) eight individuals selected by Nicolet Bank from among the directors of Nicolet Bank immediately prior to the Effective Time, and (ii) four individuals selected by Nicolet Bank from among the directors of MidWestOne Bank immediately prior to the Effective Time. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with Articles of Association and Bylaws of Nicolet Bank. Directors of the Resulting Bank shall serve for such terms in accordance with the Articles of Association and Bylaws of the Resulting Bank.
SECTION 10
It is the intention of the Banks and each of the Banks undertakes and agrees to use its commercially reasonable efforts to cause the Bank Merger to qualify, and to take no action which would cause the Bank Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.
SECTION 11
The Bank Merger is also subject to the following terms and conditions: (i) the HC Merger shall have closed and become effective; and (ii) the OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.
SECTION 12
Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Nicolet Bank as in effect immediately prior to the Effective Time.
SECTION 13
This Agreement shall terminate immediately and automatically without any further action on the part of Nicolet Bank or MidWestOne Bank, or any other person, upon the termination of the HC Agreement. This Agreement can also be terminated at any time prior to the Effective Time, subject to the terms of the HC Agreement, by mutual written agreement of the parties hereto.
SECTION 14
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

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Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signature Pages Follow]

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IN WITNESS WHEREOF, MidWestOne Bank and Nicolet National Bank have entered into this Agreement as of the date and year first set forth above.
MIDWESTONE BANK, an Iowa state-chartered bank
By:

CHARLES N. REEVES, Chief Executive Officer
NICOLET NATIONAL BANK, a national banking association
By:

MICHAEL E. DANIELS, Chairman, President, and Chief Executive Officer

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EXHIBIT D
FORM OF CLAIMS LETTER
October 23, 2025
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of October 23, 2025 (the “Merger Agreement”), by and between Nicolet Bankshares, Inc., a Wisconsin corporation (“NIC”), and MidWestOne Financial Group, Inc., an Iowa corporation (“MOFG”).
Concerning any claims which the undersigned may have against MOFG or any of its subsidiaries (each, a “MOFG Entity”), including MidWestOne Bank (“MOFG Bank”), in his or her capacity as an officer, director or employee of any MOFG Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each MOFG Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any MOFG Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to NIC on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any MOFG Entity, including, but not limited to, (A) Claims as a borrower under written loan commitments and agreements between the undersigned and MOFG Bank, (B) Claims as a depositor under any deposit account with MOFG Bank, (C) Claims as the holder of any Certificate of Deposit issued by MOFG Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any MOFG Entity, (E) Claims in his or her capacity as a shareholder of MOFG and (F) Claims as a holder of any check issued by any other depositor of MOFG Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement;

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(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any MOFG Entity, under Iowa law or the Merger Agreement; or
(v)   any Claims that are (A) based on facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to NIC and MOFG prior to the Closing Date.
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek

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to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be exclusively brought in any federal or state court of competent jurisdiction located in the State of Wisconsin. Each party consents to the jurisdiction of such court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

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Sincerely,

[NAME]
[Signature Page — Claims Letter]

On behalf of Nicolet Bankshares, Inc., I hereby acknowledge receipt of this letter as of this 23rd day of October, 2025.
NICOLET BANKSHARES, INC., a Wisconsin corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended
By:

MICHAEL E. DANIELS, Chairman, President & Chief Executive Officer
[Signature Page — Claims Letter]

Appendix B
October 23, 2025
The Board of Directors
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, WI 54301
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Nicolet Bankshares, Inc. (“Nicolet”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of MidWestOne Financial Group, Inc. (“MidWestOne”) with and into Nicolet, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Nicolet and MidWestOne. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Nicolet, MidWestOne or the holders of any securities of Nicolet or MidWestOne, each share of the common stock, par value $1.00 per share, of MidWestOne (“MidWestOne Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of MidWestOne Common Stock owned by MidWestOne or Nicolet (in each case, other than shares of MidWestOne Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by MidWestOne or Nicolet in respect of debts previously contracted), shall be converted into the right to receive 0.3175x of a share of the common stock, par value $0.01 per share, of Nicolet (“Nicolet Common Stock”). The ratio of 0.3175x of a share of Nicolet Common Stock for one share of MidWestOne Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Effective Time or at such later time and date as specified in a separate bank merger agreement in accordance with applicable law, MidWestOne Bank, a wholly owned subsidiary of MidWestOne, will merge with and into Nicolet National Bank, a wholly owned subsidiary of Nicolet (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to Nicolet and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between Nicolet and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Nicolet and MidWestOne. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Nicolet or MidWestOne for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Nicolet (the “Board”) in rendering this opinion and will receive a fee from Nicolet for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Nicolet has agreed to indemnify us for certain liabilities arising out of our engagement.
Keefe, Bruyette & Woods, A Stifel Company

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Nicolet. In the past two years, KBW has provided investment banking and financial advisory services to MidWestOne and received compensation for such services. KBW acted as sole manager for MidWestOne’s September 2024 offering of common stock. We may in the future provide investment banking and financial advisory services to Nicolet or MidWestOne and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Nicolet and MidWestOne and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 22, 2025 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Nicolet; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 of Nicolet; (iv) certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of Nicolet (provided by Nicolet); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of MidWestOne; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 of MidWestOne; (vii) certain preliminary and unaudited financial results for the fiscal quarter ended September 30, 2025 of MidWestOne (provided by MidWestOne); (viii) certain regulatory filings of Nicolet and MidWestOne and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025 and June 30, 2025; (ix) certain other interim reports and other communications of Nicolet and MidWestOne to their respective shareholders; and (x) other financial information concerning the respective businesses and operations of Nicolet and MidWestOne furnished to us by Nicolet and MidWestOne or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Nicolet and MidWestOne; (ii) the assets and liabilities of Nicolet and MidWestOne; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Nicolet and MidWestOne with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of MidWestOne, as well as assumed MidWestOne long-term growth rates provided to us by MidWestOne management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Nicolet management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Nicolet, as well as assumed Nicolet long-term growth rates provided to us by Nicolet management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Nicolet (including, without limitation, the cost savings expected to result or be derived from the Merger) that were prepared by Nicolet management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the respective managements of MidWestOne and Nicolet regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of Nicolet, upon the management of MidWestOne as to the reasonableness and achievability of the publicly available consensus “street estimates” of MidWestOne and the assumed MidWestOne long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the

MidWestOne “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of MidWestOne management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied upon Nicolet management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Nicolet, the assumed Nicolet long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Nicolet (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Nicolet “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Nicolet management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Nicolet and MidWestOne that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Nicolet and MidWestOne, is based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of MidWestOne and Nicolet and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Nicolet or MidWestOne since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of Nicolet and MidWestOne are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Nicolet or MidWestOne, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Nicolet or MidWestOne under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by each of Nicolet and MidWestOne of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of Nicolet and MidWestOne, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of MidWestOne Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the

Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Nicolet, MidWestOne or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Nicolet that Nicolet has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Nicolet, MidWestOne, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Nicolet. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any related transaction to Nicolet, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, shareholder, claims, other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Nicolet to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Nicolet or the Board, (iii) any business, operational or other plans with respect to MidWestOne or the pro forma entity that may be currently contemplated by Nicolet or the Board or that may be implemented by Nicolet or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of Nicolet’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Nicolet Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Nicolet, MidWestOne or any other party to any transaction contemplated by the Agreement, (vi) the actual value of Nicolet Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which Nicolet Common Stock or MidWestOne Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Nicolet Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Nicolet, MidWestOne or any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger and the Bank Merger will each qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Nicolet Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Nicolet.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

Appendix C
October 22, 2025
Board of Directors
MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, IA 52240
Ladies and Gentlemen:
MidWestOne Financial Group, Inc. (“MOFG”) and Nicolet Bankshares, Inc. (“NIC”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which MOFG will, subject to the terms and conditions set forth therein, merge with and into NIC (the “Merger”) so that NIC is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of MOFG Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of MOFG Common Stock as specified in the Agreement, shall be converted into and become the right to receive 0.3175 (the “Exchange Ratio”) of a share of NIC Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MOFG Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated October 22, 2025; (ii) certain publicly available financial statements and other historical financial information of MOFG that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of NIC that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for MOFG for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for MOFG for the years thereafter and estimated dividends per share for MOFG for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of MOFG; (v) publicly available mean analyst earnings per share estimates for NIC for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for NIC for the years thereafter and estimated dividends per share for NIC for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of NIC and confirmed for use by the senior management of MOFG; (vi) the pro forma financial impact of the Merger on NIC based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of NIC; (vii) the publicly reported historical price and trading activity for MOFG Common Stock and NIC Common Stock, including a comparison of certain stock trading information for MOFG Common Stock and NIC Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for MOFG and NIC with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of MOFG and its representatives the business, financial condition, results of operations and prospects of MOFG and held similar discussions with certain members of the senior management of NIC and its representatives regarding the business, financial condition, results of operations and prospects of NIC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by MOFG, NIC or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of MOFG and NIC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MOFG or NIC, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of MOFG or NIC, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for credit losses of MOFG or NIC, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to MOFG or NIC or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for MOFG and NIC and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for MOFG for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for MOFG for the years thereafter and estimated dividends per share for MOFG for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of MOFG. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for NIC for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual earnings per share growth rate for NIC for the years thereafter and estimated dividends per share for NIC for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of NIC and confirmed for use by the senior management of MOFG. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of NIC. With respect to the foregoing information, the respective senior managements of MOFG and NIC confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of MOFG and NIC, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in MOFG’s or NIC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that MOFG and NIC will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on MOFG, NIC, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that MOFG has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

C-2

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of MOFG Common Stock or NIC Common Stock at any time or what the value of a NIC Common Stock will be once the shares are actually received by the holders of MOFG Common Stock.
We have acted as MOFG’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. MOFG has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler provided certain other investment banking services to MOFG in the two years preceding the date hereof. In summary, Piper Sandler acted as financial advisor to MOFG in connection with MOFG’s acquisition of Denver Bankshares, Inc., which transaction closed in January 2024 and for which Piper Sandler received $375,000 in compensation. Piper Sandler did not provide any investment banking services to NIC in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to MOFG, NIC and their respective affiliates. We may also actively trade the equity and debt securities of MOFG, NIC and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of MOFG in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of MOFG as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MOFG Common Stock and does not address the underlying business decision of MOFG to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for MOFG or the effect of any other transaction in which MOFG might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any MOFG officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the joint proxy statement/prospectus, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of MOFG Common Stock from a financial point of view.
Very truly yours,

C-3

Appendix D
Amendment to Articles of Incorporation
Article III, Section 1 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting such Article III, Section 1 in its entirety and inserting in lieu thereof a new Article III, Section 1 as follows:
(1)
Authorized Capital.   The total number of shares of capital stock which the Corporation is authorized to issue is Seventy Million (70,000,000) shares, divided into Sixty Million (60,000,000) shares of Common Stock, $0.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, no par value.

D-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The Registrant’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of the Registrant (or a person concurrently serving in such a capacity with another entity at the Registrant’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of the Registrant or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, the Registrant shall indemnify a director or officer, and may indemnify an employee or agent, of the Registrant against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of the Registrant or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:
•
a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

•
a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•
a transaction from which the director, officer, employee or agent derived an improper personal profit; or

•
willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the Wisconsin Business Corporation Law. The right to indemnification under the Registrant’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of the Registrant’s capital stock entitled to vote on the matter. The Registrant is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.
Item 21.   Exhibits and Financial Statement Schedules
(a)
List of Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Nicolet Bankshares, Inc. and MidWestOne Financial Group, Inc. dated October 23, 2025 (included as Appendix A to the joint proxy statement-prospectus, which is part of this registration statement and incorporated herein by reference).
3.1	Amended and Restated Articles of Incorporation of Nicolet Bankshares, Inc. (incorporated by reference from Exhibit 3.1 to Nicolet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 12, 2014 (File No. 333-90052).
3.3	Amended and Restated Bylaws of Nicolet Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to Nicolet’s Current Report on Form 8-K filed on March 25, 2020 (File No. 001-37700).
4.1	Description of Registered Securities (incorporated by reference to Exhibit 4.8 to Nicolet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 26, 2021 (File No. 001-37700).
5.1	Opinion of Michele McKinnon, Senior Vice President Human Resources/Legal Counsel of Nicolet National Bank regarding legality of securities being registered (including her consent).*

Exhibit No.	Description
8.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain tax matters (including its consent).
8.2	Opinion of Alston & Bird LLP regarding certain tax matters (including its consent)
21.1	List of Subsidiaries of Nicolet Bankshares, Inc. (incorporated by reference to Exhibit 21.1 to Nicolet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 25, 2025 (File No. 001-37700).
23.1	Consent of Forvis Mazars, LLP (with respect to Nicolet).
23.2	Consent of RSM LLP (with respect to MidWestOne).
23.3	Consent of Michele McKinnon (included as part of Exhibit 5.1).*
23.4	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 8.1).
23.5	Consent of Alston & Bird LLP (included as part of Exhibit 8.2).
24.1	Power of Attorney (included in the signature pages to this registration statement).*
99.1	Form of Proxy Card of Nicolet.
99.2	Form of Proxy Card of MidWestOne.
99.3	Consent of Keefe, Bruyette & Woods, Inc.
99.4	Consent of Piper Sandler & Co.
107	Filing Fee Table*

+
Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Nicolet Bankshares, Inc. agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*
Previously filed.

(b)
Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are either not required under the related restrictions, are inapplicable or the required information has been incorporated by reference into the joint proxy statement-prospectus, and, therefore, have been omitted.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(a)
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on December 17, 2025.
NICOLET BANKSHARES, INC.
By:
/s/ Michael E. Daniels

Michael E. Daniels,
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities stated and on the 17th day of December, 2025.
/s/ Michael E. Daniels Michael E. Daniels Chairman, President, and Chief Executive Officer (Principal Executive Officer)	* Andrew F. Hetzel, Jr. Director
/s/ H. Phillip Moore, Jr. H. Phillip Moore, Jr. (Principal Financial and Accounting Officer)	* Brenda L. Johnson Director
* Robert B. Atwell Director	* Donald J. Long, Jr. Director
* Marcia M. Anderson Director	* Dustin J. McClone Director
* Héctor Colón Director	* Susan L. Merkatoris Director
* Lynn D. Davis Director	* Oliver Pierce Smith Director
* John N. Dykema Director	* Glen E. Tellock Director
* Christopher Ghidorzi Director	* Robert J. Weyers Director

*By:
/s/ Michael E. Daniels

Michael E. Daniels
Attorney-in-Fact